EXHIBIT 99
EXPLANATORY NOTE
      HSBC Finance Corporation, formerly known as Household International, Inc. (“Household”) and successor by merger to Household Finance Corporation (“HFC”), is amending selected items of HFC’s Annual Report on Form 10-K for the year ended December 31, 2003 to reflect the restatement of HFC’s consolidated financial statements for the period March 29, 2003 through December 31, 2003. Please see the “Restatement” section below, the “Restatement” section in Part I, Item 7 below and Note 2 to the Consolidated Financial Statements for a detailed discussion of the restatement. As more fully described therein, HSBC Finance Corporation and HFC have restated all reported periods since their acquisition by HSBC Holdings plc (“HSBC”) on March 28, 2003 to eliminate hedge accounting on all hedging relationships outstanding on that date and certain fair value swaps entered into after that date. The restatement is solely the result of the failure to satisfy certain technical requirements of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
      On December 15, 2004, HFC was merged with and into Household. Upon the merger, all obligations of HFC became obligations of Household and Household changed its name to “HSBC Finance Corporation.” Prior to the merger, both HFC and Household filed periodic reports, including separate consolidated financial statements, with the Securities and Exchange Commission. As a result of the merger, only the surviving entity, HSBC Finance Corporation, continues as a reporting entity. The restatement described herein had a slightly different impact on the financial statements of HFC and Household as of and for periods prior to the merger. Accordingly, the items included herein reflect the restatement of HFC’s consolidated financial statements for the period March 29, 2003 through December 31, 2003 included in HFC’s Annual Report on Form 10-K for the year ended December 31, 2003.
      We have not attempted to modify or update the disclosures in the original Annual Report on Form 10-K except as required to give effect to the restatement. Additionally, the information included herein does not purport to provide a general update or discussion of any other developments at HFC or HSBC Finance Corporation after the date of the original filing. As a result, the information included herein may contain forward-looking information that has not been updated for events subsequent to the date of the original filing, and all information contained herein and the original Annual Report on Form 10-K is subject to updating and supplementing as provided in the periodic reports that HFC filed with the Securities and Exchange Commission after the original filing date of the Annual Report on Form 10-K and through the date of the merger of HFC with and into Household. The information contained herein does not include the items or exhibits from the original Annual Report on Form 10-K that were not affected by the restatement. In addition, the consolidated financial statements contained herein have not been audited and are provided for informational purposes only.

RESTATEMENT
      During the fourth quarter of 2004, as part of HSBC Finance Corporation’s preparation for the implementation of International Financial Reporting Standards (“IFRS”) by HSBC from January 1, 2005, we undertook a review of our hedging activities to confirm conformity with the accounting requirements of IFRS, which differ in several respects from the hedge accounting requirements under U.S. GAAP as set out in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). As a result of this review, management determined that there were some deficiencies in the documentation required to support hedge accounting under U.S. GAAP. These documentation deficiencies arose following HSBC’s acquisition of Household. As a consequence of the acquisition, pre-existing hedging relationships, including hedging relationships that had previously qualified under the “shortcut” method of accounting pursuant to SFAS 133, were required to be reestablished. At that time there was some debate in the accounting profession regarding the detailed technical requirements resulting from a business combination. We consulted with our independent accountants, KPMG LLP, in reaching a determination of what was required in order to comply with SFAS 133. Following this, we took the actions we believed were necessary to maintain hedge accounting for all of our historical hedging relationships in our consolidated financial statements for the period ended December 31, 2003 and those consolidated financial statements received an unqualified audit opinion.
      Management, having determined during the fourth quarter of 2004 that there were certain documentation deficiencies, engaged independent expert consultants to advise on the continuing effectiveness of the identified hedging relationships and again consulted with our independent accountants, KPMG LLP. As a result of this assessment, we concluded that a substantial number of our hedges met the correlation effectiveness requirement of SFAS 133 throughout the period following HSBC’s acquisition of Household. However, we also determined in conjunction with KPMG LLP that, although a substantial number of the impacted hedges satisfied the correlation effectiveness requirement of SFAS 133, there were technical deficiencies in the documentation that could not be corrected retroactively or disregarded notwithstanding the proven effectiveness of the hedging relationships in place and, consequently, that the requirements of SFAS 133 were not met and that hedge accounting was not appropriate during the period these documentation deficiencies existed. We have therefore determined that we should restate all the reported periods since HSBC’s acquisition of Household to eliminate hedge accounting on all hedging relationships outstanding at March 29, 2003 and certain fair value swaps entered into after that date. During the period from acquisition through December 31, 2003, HFC reported net income of $1.4 billion. The cumulative impact of the loss of hedge accounting during this period is to decrease reported net income by $63.1 million.
      The resulting accounting does not reflect the economic reality of our hedging activity and has no impact on the timing or amount of operating cash flows or cash flows under any debt or derivative contract. It does not affect the ability of HSBC Finance Corporation to make required payments on our outstanding debt obligations. Furthermore, the restatement has no impact on HSBC Finance Corporation’s historical results on a U.K. GAAP basis, which were used in measuring and rewarding performance of employees. Finally, our economic risk management strategies have not required amendment. Full details of the restatement are set out in Note 2 in the accompanying consolidated financial statements.

RESTATEMENT
PART II
Item 6. Selected Financial Data.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
APPLICATION OF CRITICAL ACCOUNTING POLICIES
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CREDIT QUALITY
LIQUIDITY AND CAPITAL RESOURCES
OFF-BALANCE-SHEET ARRANGEMENTS (INCLUDING SECURITIZATIONS AND COMMITMENTS), SECURED FINANCINGS AND CONTRACTUAL CASH OBLIGATIONS
RISK MANAGEMENT
NEW ACCOUNTING PRONOUNCEMENTS
GLOSSARY OF TERMS
Item 8. Financial Statements and Supplementary Data.
PART IV
Item 15. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.
(a) Financial Statements.
(c) Exhibits.
EXHIBIT INDEX

      The following items of the Annual Report on Form 10-K are amended as indicated to reflect the impact of the restatement described above:

PART II

Item 6.	Selected Financial Data.
      On March 28, 2003, HSBC Holdings plc (“HSBC”) acquired Household International, Inc. (“Household”). This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger is presented using our historical basis of accounting, which impacts comparability to our “successor” period. To assist in the comparability of our financial results, the “predecessor period” (January 1 to March 28, 2003) has been combined with the “successor period” (March 29 to December 31, 2003) to present “combined” results for the year ended December 31, 2003.

		March 29	January 1
	Year ended	through	through	Year ended December 31,
	December 31,	December 31,	March 28,
	2003	2003	2003	2002	2001

	(Combined)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)	(Restated)
	(All dollar amounts are stated in millions)
Owned Basis Statement of Income Data
Net interest margin and other revenues	$10,718.4	$8,126.1	$2,592.3	$10,130.9	$8,662.7
Provision for credit losses on owned receivables	3,705.6	2,784.9	920.7	3,463.7	2,606.4
Operating expenses	3,905.5	3,006.3	899.2	3,350.5	3,110.5
Policyholders’ benefits	288.2	217.1	71.1	305.2	268.1
Settlement charge and related expenses	—	—	—	525.0	—
Income taxes	972.1	731.5	240.6	850.0	949.8

Net income(1)	$1,847.0	$1,386.3	$460.7	$1,636.5	$1,727.9

	Year ended December 31,

	2003	2002	2001

	(Combined)	(Predecessor)	(Predecessor)
	(Restated)
Selected Financial Information and Ratios:
Owned Basis:
Return on average owned assets(1)	1.92%	1.99%	2.56%
Return on average common shareholder’s equity(1)	15.0	16.9	20.7
Net interest margin	7.99	8.24	8.59
Efficiency ratio(1)	37.4	39.4	37.1
Consumer net charge-off ratio	4.22	4.10	3.72
Reserves as a percent of net charge-offs	105.3	109.0	109.5
Managed Basis:(2)
Return on average managed assets(1)	1.55%	1.59%	2.01%
Net interest margin	8.83	9.07	9.05
Efficiency ratio(1)	31.0	33.2	32.9
Consumer net charge-off ratio	4.84	4.58	4.12
Reserves as a percent of net charge-offs	116.6	114.3	108.6

	Year ended December 31,

	2003	2002	2001

	(Successor)	(Predecessor)	(Predecessor)
	(Restated)
Selected Financial Information and Ratios:
Owned Basis:
Total assets	$102,857.6	$88,372.9	$74,529.5
Total receivables	82,404.2	75,209.7	67,341.6
Equity to owned assets	13.18%	11.36%	11.58%
Consumer two-month-and-over contractual delinquency ratio	5.48	5.38	4.81
Reserves as a percent of receivables	4.30	4.20	3.62
Reserves as a percent of nonperforming loans	95.7	97.6	93.3
Managed Basis:(2)
Total assets	$127,935.8	$111,795.1	$94,288.8
Total receivables	107,482.4	98,631.9	87,100.9
Tangible shareholder’s equity to tangible managed assets (“TETMA”)(3)	7.64%	8.70%	8.14%
Consumer two-month-and-over contractual delinquency ratio	5.48	5.29	4.75
Reserves as a percent of receivables	5.39	4.86	4.02
Reserves as a percent of nonperforming loans	120.0	114.7	105.4

(1)	The following non-GAAP financial information is provided for comparison of our operating trends only and should be read in conjunction with our owned basis GAAP financial information. See “Basis of Reporting” and “Reconciliations to GAAP Financial Measures” for additional discussion and quantitative reconciliations to the equivalent GAAP basis financial measure.

	Year ended December 31,

	2003	2002	2001

	(Combined)	(Predecessor)	(Predecessor)
	(Restated)
	(All dollar amounts are stated in millions)
Net income	$1,847.0	$1,636.5	$1,727.9
Settlement charge and related expenses, after-tax	—	333.2	—

Operating net income	$1,847.0	$1,969.7	$1,727.9

Return on average owned assets	1.92%	2.40%	2.56%
Return on average common shareholder’s equity	15.0	20.4	20.7
Owned basis efficiency ratio	37.4	34.1	37.1
Return on average managed assets	1.55	1.91	2.01
Managed basis efficiency ratio	31.0	28.7	32.9

(2)	We monitor our operations and evaluate trends on both an owned basis as shown in our financial statements and on a managed basis. Managed basis reporting (a non-GAAP financial measure) assumes that securitized receivables have not been sold and are still on our balance sheet. Managed basis information is intended to supplement, and should not be considered a substitute for, owned basis reporting and should be read in conjunction with reported owned basis results. See “Basis of Reporting” and “Reconciliations to GAAP Financial Measures” for additional discussion and quantitative reconciliations to the equivalent GAAP basis financial measure.

(3)	TETMA is a non-GAAP financial measure that is used by HFC management to evaluate capital adequacy. Excluding the impact of “push-down” accounting on our assets and common shareholder’s equity, TETMA would have been 9.42 percent at December 31, 2003. See “Basis of Reporting” and “Reconciliations to GAAP Financial Measures” for additional discussion and quantitative reconciliations to the equivalent GAAP basis financial measure.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
RESTATEMENT
      Household Finance Corporation has restated its consolidated financial statements for the period March 29, 2003 through December 31, 2003. This information and the exhibits included herein include all adjustments relating to the restatement for that period.
      During the fourth quarter of 2004, as part of HSBC Finance Corporation’s preparation for the implementation of International Financial Reporting Standards (“IFRS”) by HSBC from January 1, 2005, we undertook a review of our hedging activities to confirm conformity with the accounting requirements of IFRS, which differ in several respects from the hedge accounting requirements under U.S. GAAP as set out in Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives and Hedging Activities (“SFAS 133”). As a result of this review, management determined that there were some deficiencies in the documentation required to support hedge accounting under U.S. GAAP. These documentation deficiencies arose following HSBC’s acquisition of Household. As a consequence of the acquisition, pre-existing hedging relationships, including hedging relationships that had previously qualified under the “shortcut” method of accounting pursuant to SFAS 133, were required to be reestablished. At that time there was some debate in the accounting profession regarding the detailed technical requirements resulting from a business combination. We consulted with our independent accountants, KPMG LLP, in reaching a determination of what was required in order to comply with SFAS 133. Following this, we took the actions we believed were necessary to maintain hedge accounting for all of our historical hedging relationships in our consolidated financial statements for the period ended December 31, 2003 and those consolidated financial statements received an unqualified audit opinion.
      Management, having determined during the fourth quarter of 2004 that there were certain documentation deficiencies, engaged independent expert consultants to advise on the continuing effectiveness of the identified hedging relationships and again consulted with our independent accountants, KPMG LLP. As a result of this assessment, we concluded that a substantial number of our hedges met the correlation effectiveness requirement of SFAS 133 throughout the period following HSBC’s acquisition of Household. However, we also determined in conjunction with KPMG LLP that, although a substantial number of the impacted hedges satisfied the correlation effectiveness requirement of SFAS 133, there were technical deficiencies in the documentation that could not be corrected retroactively or disregarded notwithstanding the proven effectiveness of the hedging relationships in place and, consequently, that the requirements of SFAS 133 were not met and that hedge accounting was not appropriate during the period these documentation deficiencies existed. We have therefore determined that we should restate all the reported periods since HSBC’s acquisition of Household to eliminate hedge accounting on all hedging relationships outstanding at March 29, 2003 and certain fair value swaps entered into after that date. This was accomplished primarily by reclassifying the mark to market of the changes in fair market value of the affected derivative financial instruments previously classified in either debt or other comprehensive income into current period earnings.
      The period to period changes in the fair value of these derivative financial instruments have been recognized as either an increase or decrease in our current period earnings through derivative income. As part of the restatement process, we have reclassified all previous hedging results reflected in interest expense associated with the affected derivative financial instruments to derivative income.

      The cumulative restatement is as follows for the period presented below:

	Restatements to Reported Income

				% Change
	Pre-Tax	Tax Effect	After Tax	to Reported

	(Dollars in millions)
March 29, 2003 through December 31, 2003	$(98.7)	$35.6	$(63.1)	(4.4)%
      The resulting accounting does not reflect the economic reality of our hedging activity and has no impact on the timing or amount of operating cash flows or cash flows under any debt or derivative contract. It does not affect our ability to make required payments on our outstanding debt obligations. Furthermore, the restatement has no impact on Household’s historical results on a U.K. GAAP basis, which were used in measuring and rewarding performance of employees. Finally, our economic risk management strategies have not required amendment.
EXECUTIVE OVERVIEW
      Household Finance Corporation (“HFC”) is a wholly owned subsidiary of Household International, Inc. (“Household” or “the parent company”). Household is a wholly owned subsidiary of HSBC Holdings plc (“HSBC”). HFC may also be referred to in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) as “we”, “us”, or “our”. Effective January 1, 2004, HSBC transferred its ownership interest in Household to a wholly owned subsidiary, HSBC North America Holdings Inc., who subsequently contributed Household to its wholly owned subsidiary, HSBC Investments (North America) Inc.
      Household’s acquisition by HSBC on March 28, 2003 has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger is presented using our historical basis of accounting, which impacts comparability to our “successor” period beginning March 29, 2003. During 2003, the “predecessor” period contributed $460.7 million of net income and the “successor” period contributed $1.4 billion of net income. To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, Management’s Discussion and Analysis combines the “predecessor period” (January 1 to March 28, 2003) with the “successor period” (March 29 to December 31, 2003) to present “combined” results for the year ended December 31, 2003.
      Through its subsidiaries, HFC provides middle-market consumers with real estate secured loans, auto finance loans, MasterCard* and Visa* credit card loans, private label credit card loans and personal non-credit card loans. We also offer tax refund anticipation loans (“RALs”) in the United States and credit and specialty insurance products in the United States and Canada. We generate cash to fund our businesses primarily by collecting receivable balances; issuing commercial paper, medium and long term debt; borrowing from HSBC subsidiaries and customers; securitizing and selling consumer receivables and borrowing under secured financing facilities. We use the cash generated to invest in and support receivable growth, to service our debt obligations and to pay dividends to our parent.
      In addition to owned basis reporting, we also monitor our operations and evaluate trends on a managed basis (a non-GAAP financial measure), which assumes that securitized receivables have not been sold and are still on our balance sheet. See “Basis of Reporting” for further discussion of the reasons we use this non-GAAP financial measure.
      In measuring our results, management’s primary focus is on receivable growth and operating net income (a non-GAAP financial measure which excludes non-recurring items.) See “Basis of Reporting” for further discussion of operating net income. Operating net income was $1.8 billion in 2003 compared to $2.0 billion in

*	MasterCard is a registered trademark of MasterCard International, Incorporated and VISA is a registered trademark of VISA USA, Inc.

2002. Operating net income declined in 2003 primarily due to higher operating expenses to support receivable growth; increased legal and compliance costs; higher amortization of intangibles arising from the acquisition by HSBC; lower initial securitization activity as a result of the use of alternative funding sources and higher provision for credit losses as a result of higher charge-offs. Partially offsetting these increases in costs were higher net interest margin and fee income due to receivables growth, higher derivative income and lower funding costs. Net income during 2003 was positively impacted by purchase accounting adjustments, including adjustments to the cost of our funding to reflect lower credit spreads which was partially offset by higher amortization of intangibles arising from the acquisition by HSBC, which were the result of the HSBC merger and higher derivative income. In 2003, amortization of purchase accounting adjustments increased net income by $90.4 million.
      Owned receivables increased to $82.4 billion at December 31, 2003. Growth was strongest in our real estate secured portfolio despite a $2.8 billion loan sale to HSBC’s U.S. banking subsidiary (“HSBC Bank USA”) to utilize HSBC liquidity. Real estate secured receivables also reflect whole loan sales of $2.7 billion in 2002 pursuant to our liquidity management plans. We currently estimate that in 2004 we will sell an additional $1.0 billion of real estate secured receivables to HSBC Bank USA (subject to receipt of regulatory approval) and $3.0 billion of new real estate secured volume will be recorded at HSBC Bank USA rather than at HFC and that our net income will be reduced by approximately $80 million, or 4 percent of 2003 net income, as a result of these loan sales and reduced future volume.
      Subject to receipt of regulatory and other approvals, we also intend to transfer substantially all of our private label credit card portfolio and General Motors and Union Privilege MasterCard and Visa portfolios to HSBC Bank USA. We currently estimate that $10 billion in private label receivables ($15 billion on a managed basis) and $4 billion in MasterCard and Visa receivables ($13 billion on a managed basis) will be transferred to HSBC Bank USA in 2004. Upon completion of the initial sale of receivables, additional volume will be sold to HSBC Bank USA on a daily basis. As a result of these contemplated sales, our net interest margin and fee income will be substantially reduced, but our other income will substantially increase as we record gains from these sales. Contingent upon receiving regulatory approval for these asset transfers in 2004, we would also expect to adopt charge-off, loss provisioning and account management guidelines in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the Federal Financial Institutions Examination Council (“FFIEC”) for those MasterCard and Visa and private label credit card receivables which will remain on our balance sheet. We cannot predict with any degree of certainty the timing as to when or if regulatory approval will be received for our proposed asset transfers and, therefore, when the related asset transfers will be completed. As a result, it is not possible to quantify the financial impact to HFC for 2004 at this time. Additional information on the financial impact of these proposed asset transfers will be reported as the regulatory approval process progresses and the amount becomes quantifiable.
      Our continued success and prospects for growth are dependent upon access to the global capital markets. Numerous factors, both internal and external, may impact our access to, and the costs associated with, these markets. These factors may include our debt ratings, overall economic conditions, overall capital markets volatility and the effectiveness of our management of credit risks inherent in our customer base. Household’s acquisition by HSBC has improved our access to the capital markets and reduced our funding costs. It also has given us the ability to use HSBC’s liquidity to partially fund our operations and reduce our overall reliance on the debt markets. Our affiliation with HSBC has also expanded our access to a worldwide pool of potential investors.
      Our results are also impacted by general economic conditions, primarily unemployment, underemployment and interest rates, which are largely out of our control. Because we generally lend to customers who have limited credit histories, modest incomes and high debt-to-income ratios or who have experienced prior credit problems, our customers are generally more susceptible to economic slowdowns than other consumers. As unemployment and underemployment increase, as they have in recent years, a higher percentage of our customers default on their loans and our charge-offs increase. Changes in interest rates affect both the rates that we charge to our customers and the rates that we must pay on our borrowings. In recent years, both the interest rates we have charged to our customers as well as those that we pay on our debt have decreased. Our ability to adjust our pricing on many of our products reduces our exposure to an increase in interest rates. The primary risks and opportunities to achieving our business goals in 2004, which are largely dependent upon economic conditions, include loan volume, charge-off levels and net interest margin.
ACQUISITION OF HOUSEHOLD
      On March 28, 2003, HSBC acquired Household by way of merger with H2 Acquisition Corporation (“H2”), a wholly owned subsidiary of HSBC, in a purchase business combination (see Note 3 to the accompanying consolidated financial statements). Following the merger, H2 was renamed “Household International, Inc.” In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC plus related purchase accounting adjustments have been “pushed-down” and recorded in our financial statements for periods subsequent to March 28, 2003, resulting in a new basis of accounting for the “successor” period beginning March 29, 2003. As of the acquisition date, we recorded our assets and liabilities at their estimated fair values. We made subsequent adjustments to our preliminary fair value estimates as additional information, including third party valuation data, was obtained. Information for all “predecessor” periods prior to the merger is presented on the historical basis of accounting which impacts its comparability to our “successor” periods.
      To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, Management’s Discussion and Analysis combines the “predecessor period” (January 1 to March 28, 2003) with the “successor period” (March 29 to December 31, 2003) to present “combined” results for the year ended December 31, 2003.
      At the time of the merger, Household identified several items as near term priorities to maximize the benefits of the merger. Since the merger, numerous integration teams have been established and the following progress has been made:

•	Funding benefits — As of December 31, 2003, we had received $9.9 billion in HSBC related funding as detailed below. We also implemented a $2.5 billion revolving credit facility with HSBC.

(in billions)

Debt issued to HSBC subsidiaries:
Short-term borrowings	$2.6
Term debt	1.3

Total debt issued to HSBC subsidiaries	3.9

Debt issued to HSBC clients:
Euro commercial paper	2.8
Term debt	.4

Total debt issued to HSBC clients	3.2
Cash received on sale of real estate secured loans to HSBC Bank USA	2.8

Total HSBC related funding	$9.9

We currently anticipate that we will continue to use HSBC’s liquidity to partially fund our operations. This will reduce our reliance on the debt markets. Because we are now a subsidiary of HSBC, our credit spreads relative to treasuries have tightened since the merger. In 2003, these tightened credit spreads have resulted in cash funding expense savings of approximately $125 million compared to the funding costs we would have incurred using average spreads from the first half of 2002. It is anticipated that these tightened credit spreads and other funding synergies will eventually enable HSBC to realize annual cash funding expense savings, including external fee savings, in excess of $1 billion per year as our existing term debt matures over the course of the next few years. The portion of these savings to be realized by HFC will depend in large part upon the amount and timing of the proposed private label and MasterCard and Visa credit card receivable transfers to HSBC Bank USA and other initiatives between HFC and HSBC subsidiaries. Amortization of purchase accounting fair value adjustments applied to our external debt obligations as a result of Household’s merger with HSBC reduced interest expense by $732.3 million in 2003.

•	Technology integration and other synergies — Significant progress has been made in integrating HFC and HSBC technology teams and systems, including initiatives to consolidate the data centers and to convert HSBC credit card portfolios onto our loan processing system. Based on the joint strength of HSBC and HFC, we have also renegotiated a wide range of contracts, including telecommunications. Also, efficiency savings have been achieved in a number of other areas through the integration of various functions including purchasing, human resources, facilities and finance.

•	Using our consumer credit business models and other practices in HSBC’s operations — Good progress has been made on using our consumer credit business models and other practices in HSBC’s operations, both in the U.S. and internationally. Shared practices include HFC’s credit risk management, credit card management, collections, retail services and customer focused technology.

•	Expanding business opportunities — A number of initiatives are being developed including cross referral of consumer finance/ banking and retail services customers between HFC and HSBC and combining credit card and auto finance management. We have also developed more “prime-like” products to provide customers a “full spectrum” of options.

•	Cross border payments — In liaison with HSBC’s Mexican subsidiary, an initiative is being developed to provide a remittance capability between customers in the U.S. and their families and friends in Mexico. This initiative will include a web-based option in which the recipient is able to access the funds via an ATM using a stored value card and a remittance service via HSBC branches and kiosks in Mexico. Both services will provide cross-selling opportunities.

•	Global processing opportunities — Processing costs have been reduced in our consumer lending and auto finance businesses by utilizing HSBC’s processing centers in India.
BASIS OF REPORTING
      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The following discussion of our financial condition and results of operations is presented on an owned basis of reporting. On an owned basis of reporting, net interest margin, provision for credit losses and fee income resulting from securitized receivables are included as components of securitization revenue.
      Household’s acquisition by HSBC on March 28, 2003 has resulted in a new basis of accounting reflecting the fair value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability with the “successor” period beginning March 29, 2003. To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, Management’s Discussion and Analysis combines the “predecessor” period (January 1 through March 28, 2003) with the “successor” period (March 29 through December 31, 2003) to present “combined” results for the year ended December 31, 2003.
      In addition to the GAAP financial results reported in our consolidated financial statements, MD&A includes reference to the following information which is presented on a non-GAAP basis:
      Operating Results, Percentages and Ratios Certain percentages and ratios have been presented on an operating basis and have been calculated using “operating net income”, a non-GAAP financial measure. “Operating net income” is net income excluding certain nonrecurring items. These nonrecurring items are also excluded in calculating our operating basis efficiency ratios. We believe that excluding nonrecurring items helps readers of our financial statements to understand better the results and trends of our underlying business.

	2003	2002

	(Restated)
	(In millions)
Net income	$1,847.0	$1,636.5
Attorney general settlement charge and related expenses, after-tax	—	333.2

Operating net income	$1,847.0	$1,969.7

      Net income during 2003 was positively impacted by purchase accounting adjustments resulting from the HSBC merger and by higher derivative income. In 2003, amortization of purchase accounting adjustments increased net income by $90.4 million. See “Developments and Trends” for further discussion of 2003 results and related trends.
      Managed Basis Reporting We monitor our operations and evaluate trends on a managed basis (a non-GAAP financial measure), which assumes that securitized receivables have not been sold and are still on our balance sheet. We manage and evaluate our operations on a managed basis because the receivables that we securitize are subjected to underwriting standards comparable to our owned portfolio, are serviced by operating personnel without regard to ownership and result in a similar credit loss exposure for us. In addition, we fund our operations, review our operating results, and make decisions about allocating resources such as employees and capital on a managed basis.
      When reporting on a managed basis, net interest margin, provision for credit losses and fee income related to receivables securitized are reclassified from securitization revenue in our owned statements of income into the appropriate caption. Additionally, charge-off and delinquency associated with these receivables are included in our managed basis credit quality statistics.
      Debt analysts, rating agencies and others also evaluate our operations on a managed basis for the reasons discussed above and have historically requested managed basis information from us. We believe that managed basis information enables investors and other interested parties to better understand the performance and quality of our entire managed loan portfolio and is important to understanding the quality of originations and the related credit risk inherent in our owned portfolio.
      Equity Ratios Tangible shareholder’s equity to tangible managed assets (“TETMA”) is a non-GAAP financial measure that is used by HFC management to evaluate capital adequacy. This ratio may differ from similarly named measures presented by other companies. Because they include investor obligations to purchase HSBC ordinary shares in 2006, our Adjustable Conversion-Rate Equity Security Units, which exclude purchase accounting adjustments, are considered equity in the TETMA calculation. The most directly comparable GAAP financial measure is common equity to owned assets.
      We also monitor TETMA excluding the impact of purchase accounting adjustments. We do so because we believe that the purchase accounting adjustments represent non-cash transactions which do not affect our business operations, cash flows or ability to meet our debt obligations.
      Quantitative Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures For a reconciliation of managed basis net interest margin, fee income and provision for credit losses to the comparable owned basis amounts, see Note 20, “Segment Reporting,” to the accompanying consolidated financial statements. For a reconciliation of our owned loan portfolio by product to our managed loan portfolio, see Note 5, “Receivables,” to the accompanying consolidated financial statements. For additional quantitative reconciliations of non-GAAP financial measures to the equivalent GAAP basis financial measure see “Reconciliations to GAAP Financial Measures.”
APPLICATION OF CRITICAL ACCOUNTING POLICIES
      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. We believe our policies are appropriate and fairly present the financial position of HFC.

      The significant accounting policies used in the preparation of our financial statements are more fully described in Note 1 to the accompanying consolidated financial statements. Certain critical accounting policies, which affect the reported amounts of assets, liabilities, revenues and expenses, are complex and involve significant judgment by our management, including the use of estimates and assumptions. We recognize the different inherent loss characteristics in each of our loan products as well as the impact of operational policies such as customer account management policies and practices and risk management/collection practices. As a result, changes in estimates, assumptions or operational policies could significantly affect our financial position or our results of operations. We base and establish our accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions, customer account management policies and practices, risk management/collection practices or conditions as discussed below.
      We believe that of the significant accounting policies used in the preparation of our consolidated financial statements, the items discussed below involve critical accounting estimates and a high degree of judgment and complexity. Our management has discussed the development and selection of these critical accounting policies, including the underlying estimates and assumptions, with the audit committee of Household’s Board of Directors.
      Credit Loss Reserves Because we lend money to others, we are exposed to the risk that borrowers may not repay amounts owed to us when they become contractually due. Consequently, we maintain credit loss reserves at a level that we consider adequate, but not excessive, to cover our estimate of probable losses of principal, interest and fees, including late, overlimit and annual fees, in the existing owned portfolio. Loss reserve estimates are reviewed periodically, and adjustments are reflected through the provision for credit losses on owned receivables in the period when they become known. We believe the accounting estimate relating to the reserve for credit losses is a “critical accounting estimate” for the following reasons:

•	The provision for credit losses totaled $3.7 billion in 2003, $3.5 billion in 2002 and $2.6 billion in 2001 and changes in the provision can materially affect net income. As a percentage of average owned receivables, the provision was 4.62% in 2003 compared to 4.87% in 2002 and 4.34% in 2001.

•	Estimates related to the reserve for credit losses require us to consider future delinquency and charge-off trends which are uncertain and require a high degree of judgment.

•	The reserve for credit losses is influenced by factors outside of our control such as bankruptcy trends and laws, customer payment patterns and economic conditions.
      Because our loss reserve estimate involves judgement and is influenced by factors outside of our control, it is reasonably possible such estimates could change. Our estimate of probable net credit losses is inherently uncertain because it is highly sensitive to changes in economic conditions which influence growth, portfolio seasoning, bankruptcy trends, delinquency rates and the flow of loans through the various stages of delinquency, or buckets, the realizable value of any collateral and actual loss exposure. Changes in such estimates could significantly impact our credit loss reserves and our provision for credit losses. For example, a 10% change in our projection of probable net credit losses on owned receivables could have resulted in a change of approximately $350 million in our credit loss reserve for owned receivables at December 31, 2003.
      Credit loss reserves are based on a range of estimates and are intended to be adequate but not excessive. We estimate probable losses for owned consumer receivables using a roll rate migration analysis that estimates the likelihood that a loan will progress through the stages of delinquency, or buckets, and ultimately charge off. This analysis considers delinquency status, loss experience and severity and takes into account whether loans are in bankruptcy, have been restructured or rewritten, or are subject to forbearance, an external debt management plan, hardship, modification, extension or deferment. Our loss reserves on consumer receivables also reflect our assessment of portfolio risk factors that may not be fully reflected in the statistical roll rate calculation. Risk factors considered in establishing loss reserves on consumer receivables include recent growth, product mix, bankruptcy trends, geographic concentrations, economic conditions, portfolio seasoning and current levels of charge-offs and delinquencies.

      While our credit loss reserves are available to absorb losses in the entire portfolio, we specifically consider the credit quality and other risk factors for each of our products. We recognize the different inherent loss characteristics in each of our products as well as customer account management policies and practices and risk management/ collection practices. Charge-off policies are also considered when establishing loss reserve requirements to ensure the appropriate reserves exist for products with longer charge-off periods. We also consider key ratios such as reserves to nonperforming loans and reserves as a percentage of net charge-offs in developing our loss reserve estimate.
      We periodically re-evaluate our estimate of probable losses for consumer receivables. Changes in our estimate are recognized in our statement of income as provision for credit losses on owned receivables in the period that the estimate is changed. Our credit loss reserves for owned receivables increased $386.0 million in 2003 to $3.5 billion at December 31, 2003 primarily due to receivable growth. Our reserves as a percentage of receivables were 4.30 percent at December 31, 2003, 4.20 percent at December 31, 2002 and 3.62 percent at December 31, 2001. Reserves as a percentage of receivables at December 31, 2003 were higher than December 31, 2002 as a result of the sale of $2.8 billion of higher quality real estate secured loans to HSBC Bank USA in December 2003. Had this sale not occurred, reserves as a percentage of receivables at December 31, 2003 would have been lower than 2002 as a result of improving credit quality in the latter half of 2003 as delinquency rates stabilized and charge-off levels improved. Compared to December 31, 2001, our reserves as a percentage of receivables at December 31, 2002 increased, reflecting the impact of a weakened economy, increased personal bankruptcy filings, higher levels of delinquency and charge-off, customer account management policies and practices and the continuing uncertainty as to the ultimate impact the weakened economy would have on delinquency and charge-off levels.
      For more information about our charge-off and customer account management policies and practices, see “Credit Quality — Delinquency and Charge-offs” and “Credit Quality — Customer Account Management Policies and Practices.”
      Receivables Sold and Serviced With Limited Recourse and Securitization Revenue We use a variety of sources to fund our operations. One of these sources is the securitization of receivables. For securitizations which qualify as sales, the receivables are removed from the balance sheet and a gain on sale and interest-only strip receivable are recognized. Determination of both the gain on sale and the interest-only strip receivable include estimates of future cash flows to be received over the lives of the sold receivables. We believe the accounting estimates relating to gains on sale and the value of the interest-only strip receivable are “critical accounting estimates” for the following reasons:

•	Changes in the estimates of future cash flows used to determine gains on sale and the value of interest-only strip receivables may materially affect net income.

•	The value of our interest-only strip receivable totaled $985.2 million at December 31, 2003 and $1.1 billion at December 31, 2002. This value may be influenced by factors outside of our control such as customer payment patterns and economic conditions which impact charge-off and delinquency.

•	Estimates relating to the gain on sale and the value of our interest-only strip receivable require us to forecast cash flows which are uncertain and require a high degree of judgment.
      The lives of the receivables that we securitize and which qualify as sales, are relatively short. We have not structured any real estate secured receivable securitization transactions to receive sale treatment since 1997. As a result, the real estate secured receivables, which generally have longer lives than our other receivables, and related debt remain on our balance sheet. Recording gains on sales for receivables with shorter lives reduces the period of time for which cash flows must be forecasted and, therefore, reduces the potential volatility of these projections. Because our securitization accounting involves judgment and is influenced by factors outside of our control, it is reasonably possible such forecasts and estimates could change. Changes in such estimates or in the level or mix of receivables securitized could significantly impact the gains on sale we record and the value of our interest-only strip receivables.
      A gain on sale is recognized for the difference between the carrying value of the receivables securitized and the adjusted sales proceeds. The adjusted sales proceeds include cash received and the present value estimate of future cash flows to be received over the lives of the sold receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions based on historical experience and estimates of expected future performance. Gains on sale, net of recourse provisions, are reported as securitization revenue in our consolidated statements of income.
      Securitizations structured as sales transactions also involve the recording of an interest-only strip receivable which represents our contractual right to receive interest and other cash flows from the securitization trust. Our interest-only strip receivables are reported as a separate component of receivables, net of our estimate of probable losses under the recourse provisions, at estimated fair value using discounted cash flow estimates. Cash flow estimates include estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions. Unrealized gains and losses are recorded as adjustments to common shareholder’s equity in accumulated other comprehensive income, net of income taxes. Any decline in the value of our interest-only strip receivable which is deemed to be other than temporary is charged against current earnings.
      Assumptions used in estimating gains on sales of receivables are evaluated with each securitization transaction. Assumptions used in valuing interest-only strip receivables are re-evaluated each quarter based on experience and expectations of future performances. During 2003 and 2002, we experienced lower interest rates on both the receivables sold and securities issued as well as generally higher delinquency and charge-off levels on the underlying receivables sold. We also had lower initial securitizations of receivables in 2003 compared to 2002 as a result of the use of alternative funding sources including HSBC subsidiaries and customers. These factors impacted both the gains recorded and the values of our interest-only strip receivables. Securitization gains will vary each year based on the level and mix of receivables securitized in that particular year. The sensitivity of our interest-only strip receivable to various adverse changes in assumptions and the amount of gain recorded and initial receivables securitized in each period is disclosed in Note 6, “Asset Securitizations,” to the accompanying consolidated financial statements.
      Securitizations and secured financing levels in 2004 are expected to remain consistent with 2003 levels. We currently anticipate, however, that we will rely less on securitizations and secured financings in the future as we continue to receive funding from HSBC and its clients to partially fund our operations. Under U.K. GAAP, as reported by HSBC, securitizations are treated as secured financing transactions. Therefore, we may structure more of our securitization transactions as secured financings under U.S. GAAP in the future in order to align our accounting treatment with HSBC’s U.K. GAAP treatment.
      Purchase Accounting In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC plus related purchase accounting adjustments have been “pushed-down” and recorded in our financial statements for periods subsequent to March 28, 2003, resulting in a new basis of accounting for the “successor” period beginning March 29, 2003. As of the acquisition date, we recorded our assets and liabilities at their estimated fair values. We believe the accounting estimates used to determine the fair value of our assets and liabilities at the time of the merger are “critical accounting estimates” for the following reasons:

•	Application of push-down accounting in our financial statements resulting from HSBC’s acquisition of Household resulted in an increase to common shareholder’s equity of $1.4 billion, an increase to acquired intangibles of $2.5 billion and an increase to goodwill of $1.0 billion at March 28, 2003.

•	Many fair value estimates required us to forecast future cash flows, which often can be uncertain and require a high degree of judgment.

•	Amortization of fair value adjustments, which increased net income by $90.4 million in 2003, in many cases involved determining estimated useful lives and different estimates could materially affect net income.
      Using different assumptions and estimates may have resulted in different fair value estimates for our assets and liabilities, including goodwill. Throughout 2003, we made adjustments to our preliminary fair value estimates as additional information, including third party valuation data, was obtained. Purchase accounting adjustments have not been allocated to our Consumer segment, which is consistent with management’s view of our reportable segment results. For purposes of conducting impairment testing, our goodwill will be allocated to our operating units in 2004.
      Whenever possible, quoted market prices were used to determine the fair value of our assets and liabilities. However, a significant portion of our financial instruments do not have a quoted market price. For these items, values were determined using a discounted cash flow analysis. Assumptions used to estimate future cash flows on receivables are consistent with management’s assessments regarding ultimate collectibility of assets and related interest and with estimates of product lives and repricing characteristics used in our asset/liability management process. All assumptions were based on historical experience adjusted for future expectations. Assumptions used to determine fair values for assets and liabilities for which no active market exists are inherently judgmental and changes in these assumptions could have significantly affected fair value calculations as well as the resulting fair value amortization. Our identifiable intangibles were valued independently by a third party.
      Contingent Liabilities Both we and certain of our subsidiaries are parties to various legal proceedings resulting from ordinary business activities relating to our current and/or former operations. Certain of these activities are or purport to be class actions seeking damages in significant amounts. These actions include assertions concerning violations of laws and/or unfair treatment of consumers.
      Due to the uncertainties in litigation and other factors, we cannot be certain that we will ultimately prevail in each instance. Also, as the ultimate resolution of these proceedings is influenced by factors that are outside of our control, it is reasonably possible our estimated liability under these proceedings may change. However, based upon our current knowledge, our defenses to these actions have merit and any adverse decision should not materially affect our consolidated financial condition, results of operations or cash flows.
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Developments and Trends
      Household’s acquisition by HSBC on March 28, 2003 has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger is presented using our historical basis of accounting, which impacts comparability to our “successor” period beginning March 29, 2003. During 2003, the “predecessor” period contributed $460.7 million of net income and the “successor” period contributed $1.4 billion of net income. To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, Management’s Discussion and Analysis combines the “predecessor period” (January 1 to March 28, 2003) with the “successor period” (March 29 to December 31, 2003) to present “combined” results for the year ended December 31, 2003.
      Our net income was $1.8 billion in 2003, $1.6 billion in 2002 and $1.7 billion in 2001. Operating net income was $2.0 billion in 2002. Operating net income is a non-GAAP financial measure which excludes the settlement charge and related expenses of $333.2 million, after-tax, in 2002.
      Operating net income declined from the prior year due to higher operating expenses to support receivables growth; increased legal and compliance costs; higher amortization of intangibles arising from the acquisition by HSBC; lower initial securitization activity as a result of the use of alternative funding sources including HSBC subsidiaries and customers; and higher provision for credit losses as a result of higher charge-offs. Partially offsetting these decreases were higher net interest margin and fee income due to receivable growth, higher derivative income and lower funding costs. Net income during 2003 was positively impacted by purchase accounting adjustments, including adjustments to the cost of our funding to reflect lower credit spreads which was partially offset by higher amortization of intangibles arising from the acquisition by HSBC which were the result of the HSBC merger. In 2003, amortization of purchase accounting adjustments increased net income by $90.4 million.

      The increase in operating net income in 2002 compared to 2001 was due to receivable and revenue growth. Receivable growth was partially offset by higher securitization levels and asset sales of $2.7 billion. Revenue growth was partially offset by higher operating expenses to support portfolio growth and higher credit loss provision due to the larger portfolio and uncertain economic environment. Our improved operating results in 2002 were offset by the attorney general settlement charge which reduced net income by $333.2 million. As of February 1, 2004, approximately 80 percent of eligible customers had accepted funds related to the attorney general settlement and had executed a release of all civil claims against us relating to the specified consumer lending practices.
      Owned receivables were $82.4 billion at year-end 2003, compared to $75.2 billion at year-end 2002. Growth was strongest in our real estate secured portfolio, especially in our mortgage services business. In 2003, our branch-based consumer lending business reported strong real estate secured originations in the second half of the year following weak sales momentum in the first half of the year as a result of our intentional fourth quarter 2002 slowdown and higher run-off. Also contributing to the increase was growth resulting from an expanded range of products. Real estate loan growth in 2003 was impacted by the sale of $2.8 billion of our higher quality non-conforming product to HSBC Bank USA on December 31, 2003 to utilize HSBC liquidity. Real estate secured receivables also reflect whole loan sales of $2.7 billion in 2002 pursuant to our liquidity management plans. Our auto finance, MasterCard and Visa and private label portfolios also reported growth, while our personal non-credit card portfolio declined due to tightened underwriting and reduced marketing.
      Our return on average common shareholder’s equity (“ROE”) was 15.0 percent in 2003, compared to 16.9 percent in 2002 and 20.7 percent in 2001. Excluding the settlement charge in 2002, ROE was 20.4 percent. The decrease in ROE in 2003 reflects higher equity levels as a result of push-down accounting resulting from the merger.
      Our return on average owned assets (“ROA”) was 1.92 percent in 2003, compared to 1.99 percent in 2002 and 2.56 percent in 2001. Excluding the settlement charge in 2002, ROA was 2.40 percent. ROA in 2003 declined compared to 2002 ROA excluding the settlement charge as a result of higher provision for credit losses, higher operating expenses and lower securitization revenue.
      Our owned net interest margin was 7.99 percent in 2003, compared to 8.24 percent in 2002 and 8.59 percent in 2001. The decrease in 2003 was attributable to lower yields on our receivables, particularly real estate secured, due to reduced pricing and the amortization of purchase accounting fair value adjustments to our receivables partially offset by lower cost of funds including amortization of purchase accounting fair value adjustments applied to our external debt obligations as a result of Household’s merger with HSBC. The decrease in 2002 was attributable to our liquidity-related investment portfolio which was established in 2002 and has lower yields than our receivable portfolio, partially offset by lower funding costs.
      Our owned consumer charge-off ratio was 4.22 percent in 2003, compared to 4.10 percent in 2002 and 3.72 percent in 2001. The increase reflects the impact of the weak economy, including higher bankruptcy filings. Our two-months-and-over contractual delinquency ratio was 5.48 percent at December 31, 2003 compared to 5.38 percent at December 31, 2002. Excluding the impact of the sale of $2.8 billion of real estate secured loans to HSBC Bank USA on December 31, 2003, two-months-and-over contractual delinquency would have been 5.31 percent. During the latter half of 2003, we began to see improvements in credit quality as delinquency stabilized and charge-offs improved.
      During 2003, we increased our owned loss reserves to $3.5 billion by recording owned loss provision greater than charge-offs of $340.9 million. Receivables growth contributed to the higher loss reserves.
      Our owned basis efficiency ratio was 37.4 percent in 2003, 39.4 percent in 2002 and 37.1 percent in 2001. Excluding the settlement charge in 2002, our owned basis efficiency ratio was 34.1 percent. The increase in the 2003 efficiency ratio over the 2002 efficiency ratio excluding the settlement charge reflects lower securitization revenue and higher operating expenses, including planned higher legal and compliance costs, which were partially offset by higher net interest margin and fee income and higher derivative income. We are committed to taking a leadership role in the consumer finance industry by establishing a benchmark for quality. As a result, we have significantly increased our investment in compliance, monitoring and training to approximately

$150 million during 2003 which is more than double the amount invested in 2002. The decrease in the 2002 efficiency ratio reflects higher revenues, partially offset by higher operating expenses to support growth.
      Tangible shareholder’s equity to tangible managed assets (“TETMA”) was 7.64 percent at December 31, 2003 and 8.70 percent at December 31, 2002. The decrease in 2003 was primarily the result of purchase accounting adjustments. Excluding purchase accounting adjustments at December 31, 2003, TETMA was 9.42 percent. TETMA represents a non-GAAP financial measure that is used by HFC management to evaluate capital adequacy and may differ from similarly named measures presented by other companies. See “Reconciliations to GAAP Financial Measures” for additional discussion and quantitative reconciliations to the equivalent GAAP basis financial measure.
      In December 2003, we received regulatory approval and subsequently sold $2.8 billion of our higher quality non-conforming real estate secured receivables to HSBC Bank USA on December 31, 2003. We recorded a pre-tax gain of $16.0 million in connection with this sale. We anticipate selling approximately $1.0 billion of additional similar receivables to HSBC Bank USA in the first quarter of 2004. In the future, similar real estate secured loan originations from correspondents will be purchased directly by HSBC Bank USA. Pursuant to a service level agreement, we will source, underwrite and price such purchases for HSBC Bank USA and we will be paid a fee for each such loan purchased by HSBC Bank USA. Under a separate servicing agreement, we have agreed to service all real estate secured loans sold to HSBC Bank USA including all future business they purchase from correspondents. We currently estimate that in 2004 new volume of approximately $3.0 billion will be recorded at HSBC Bank USA rather than at HFC and our net income will be reduced by approximately $80 million, or 4 percent of 2003 net income, as a result of these loan sales and reduced future volume.
      Subject to receipt of regulatory and other approvals, we also intend to transfer substantially all of our private label credit card portfolio and our General Motors and Union Privilege MasterCard and Visa portfolios to HSBC Bank USA. We currently estimate that $10 billion in private label receivables ($15 billion on a managed basis) and $4 billion in MasterCard and Visa receivables ($13 billion on a managed basis) will be transferred to HSBC Bank USA in 2004. Upon completion of the initial sale of receivables, additional volume will be sold to HSBC Bank USA on a daily basis. As a result of these contemplated sales, our net interest margin and fee income will be substantially reduced, but our other income will substantially increase as we record gains from these sales. Contingent upon receiving regulatory approval for these asset transfers in 2004, we would also expect to adopt charge-off, loss provisioning and account management guidelines in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the FFIEC for those MasterCard and Visa and private label credit card receivables which will remain on our balance sheet. We cannot predict with any degree of certainty the timing as to when or if regulatory approval will be received and, therefore, when the related asset transfers will be completed. As a result, it is not possible to quantify the financial impact to HFC for 2004 at this time. Additional information on the financial impact of these proposed asset transfers will be reported as the regulatory approval process progresses and the amount becomes quantifiable.
      Following completion of the merger with HSBC, Standard & Poor’s upgraded our long-term debt rating to “A” and our short-term debt rating to “A-1”; Moody’s Investors Service (“Moody’s”) placed our long-term debt ratings on review for possible upgrade and Fitch Ratings confirmed our debt ratings and removed us from “Ratings Watch Evolving”. In June 2003, Moody’s upgraded our senior debt rating from A2 to A1.
      In 2003, we continued efforts to address the injunctive relief items set forth in the Attorneys General settlement agreement. As of December 31, 2003, all Consumer Protection Plan initiatives have been implemented.
Segment Results — Managed Basis
      Our Consumer segment reported net income of $1.6 billion in 2003, $1.4 billion in 2002 and $1.5 billion in 2001. Excluding the impact of the settlement agreement with the state attorneys general, operating net income (a non-GAAP financial measure), was $1.7 billion in 2002. Compared to 2002, increases in net interest margin and fee income were more than offset by higher operating expenses and provision for credit losses and lower other revenues as a result of a decline in initial securitization activity due in part to funding obtained through HSBC in 2003. The increase in operating net income in 2002 compared to 2001 reflects higher net interest margin and other revenues.
      Net interest margin increased $831.7 million, or 10 percent, in 2003 and $1.4 billion, or 20 percent in 2002. Fee income increased $266.1 million, or 17 percent, in 2003 and $72.3 million, or 5 percent in 2002. Growth in average receivables drove the increases in net interest margin and fee income in both years. Other revenues (excluding fee income) decreased $348.5 million, or 33 percent, in 2003 and increased $551.0 million, or 108 percent in 2002. The decrease in 2003 was primarily attributable to lower securitization revenue due to a significant decline in initial securitization volume, particularly in our auto finance business, as a result of alternative funding including HSBC subsidiaries and customers. The increase in 2002 was attributable to higher securitization revenue. Initial securitization levels in 2002 were much higher than both 2003 and 2001 as a result of our liquidity management plans. Our provision for credit losses rose $634.4 million, or 12 percent, in 2003 and $1.6 billion, or 44 percent, in 2002 as a result of increased levels of receivables, higher provision for credit losses on securitized receivables, including higher estimated losses at auto finance, and higher levels of charge-off, due in part to the weak economy. We increased managed loss reserves by recording loss provision greater than charge-offs of $921.4 million in 2003 and $1.1 billion in 2002. Operating expenses (excluding the 2002 settlement charge and related expenses) increased $369.0 million, or 12 percent, in 2003 and $218.3 million, or 7 percent in 2002. The increases are the result of additional operating costs to support the increased receivable levels and higher legal and compliance costs.
      Managed receivables grew to $106.6 billion, up 9 percent from $97.4 billion at year-end 2002 and $86.6 billion at year-end 2001. The managed receivable growth in both years was driven primarily by growth in real estate secured receivables in our correspondent business. In 2003, our branch-based consumer lending business reported strong real estate secured originations in the second half of the year following weak sales momentum in the first half of the year as a result of our intentional fourth quarter 2002 slowdown and higher run-off. Real estate growth in 2003 was impacted by the $2.8 billion loan sale to HSBC Bank USA to utilize HSBC liquidity. Real estate secured receivables also reflect whole loan sales of $2.7 billion in 2002 pursuant to our liquidity management plans. Our private label portfolio also reported strong growth in 2003 as a result of portfolio acquisitions and organic growth.
      Return on average managed assets (“ROMA”) was 1.46 percent in 2003, compared to 1.45 percent in 2002 and 1.89 percent in 2001. Excluding the settlement charge, ROMA was 1.80 percent in 2002. The declines in the ratios in both years on an operating basis reflect higher provision for credit losses and operating expenses. The 2003 ratio also reflects lower securitization revenue.
      See Note 20, “Segment Reporting,” to the accompanying consolidated financial statements for additional segment information.
Receivable Review
      Owned receivables at December 31, 2003 and increases (decreases) over prior years are shown in the following table:

		Increase (Decrease)		Increase (Decrease)
		in 2003/2002		in 2002/2001
	December 31,
	2003	$	%	$	%

	(All dollar amounts are stated in millions)
Real estate secured	$48,979.8	$4,927.7	11%	$6,853.7	18%
Auto finance	4,121.5	2,093.4	103	(304.1)	(13)
MasterCard/Visa	9,530.3	1,930.1	25	638.2	9
Private label	9,732.4	367.2	4	(482.7)	(5)
Personal non-credit card	9,643.5	(2,063.4)	(18)	1,148.3	11
Commercial and other	396.7	(60.5)	(13)	14.7	3

Total	$82,404.2	$7,194.5	10%	$7,868.1	12%

      Real estate secured receivables increased $4.9 billion to $49.0 billion during 2003. During 2003, strong demand for debt consolidation loans and refinancing due to favorable interest rates contributed to growth, especially in our mortgage services business. Receivable originations in our branch-based consumer lending business improved in the latter half of 2003 compared to earlier in the year following our intentional fourth quarter 2002 slowdown. Also contributing to the increase was growth resulting from an expanded range of products. Real estate growth in 2003 was impacted by the $2.8 billion loan sale to HSBC Bank USA to utilize HSBC liquidity. Real estate secured receivables also reflect whole loan sales of $2.7 billion in 2002 pursuant to our liquidity management plans.
      Auto finance receivables increased $2.1 billion to $4.1 billion during 2003 due to lower securitization levels as planned as well as newly originated loans acquired from our dealer network and strategic alliances established during the year.
      MasterCard and Visa receivables increased $1.9 billion to $9.5 billion during 2003 primarily as a result of portfolio acquisitions totaling $.9 billion. Our subprime portfolio also reported growth as the result of new originations. Our GM portfolio reported strong growth as a result of new account originations and lower securitization levels. Our Union Plus and merchant partnership portfolios also reported strong growth.
      Private label receivables increased $.4 billion to $9.7 billion during 2003. The growth was primarily due to portfolio acquisitions totaling $.8 billion resulting from new partner programs. Organic growth, including strong sales growth by several of our larger merchants, also contributed to growth. This growth was partially offset by the liquidation of certain inactive merchant portfolios.

Personal non-credit card receivables are comprised of the following:

	At December 31,

	2003	2002

	(In millions)
Personal non-credit card	$5,627.5	$6,468.0
Union Plus personal non-credit card	713.8	1,095.4
Personal homeowner loans	3,302.2	4,143.5

Total	$9,643.5	$11,706.9

      Personal non-credit card receivables decreased $2.1 billion to $9.6 billion during 2003 as we intentionally decreased the size of this portfolio through tightened underwriting in our branches and decreased marketing in our branches and Union Plus portfolio. Personal non-credit card loans (cash loans with no security) are made to customers who do not qualify for a real estate secured or personal homeowner loan (“PHL”). The average personal non-credit card loan is approximately $5,000 and 80 percent of the portfolio is closed-end with terms ranging from 12 to 60 months. The Union Plus personal non-credit card loans are part of our affinity relationship with the AFL-CIO and are underwritten similar to other personal non-credit card loans. The average PHL is approximately $15,000. PHL’s typically have terms of 120 or 180 months and are subordinate lien, home equity loans with high (100 percent or more) combined loan-to-value ratios which we underwrite, price, classify and manage like unsecured loans. Because recovery upon foreclosure is unlikely after satisfying senior liens and paying the expenses of foreclosure, we do not consider the collateral as a source for repayment in our underwriting. Historically, these loans have performed better from a credit loss perspective than traditional unsecured loans as consumers are more likely to pay secured loans than unsecured loans in times of financial distress.
      Distribution and Sales We reach our customers through many different distribution channels and our growth strategies vary across product lines. The consumer lending business originates real estate and personal non-credit card products through its retail branch network, direct mail, telemarketing, strategic alliances and Internet applications. The mortgage services business originates real estate secured receivables through brokers and purchases real estate secured volume primarily through correspondents. Private label credit card volume is generated through merchant promotions, application displays, Internet applications, direct mail and telemarketing. Auto finance loan volume is generated primarily through dealer relationships from which installment contracts are purchased. Additional auto finance volume is generated through direct lending which includes alliance partner referrals, Internet applications and direct mail. MasterCard and Visa loan volume is generated primarily through direct mail, telemarketing, Internet applications, application displays, promotional activity associated with our co-branding and affinity relationships, mass media advertisements (GM Card®) and merchant relationships sourced through our retail services business. We also supplement internally-generated receivable growth with portfolio acquisitions.
      Based on certain criteria, we offer personal non-credit card customers who meet our current underwriting standards the opportunity to convert their loans into real estate secured loans. This enables our customers to have access to additional credit at lower interest rates. This also reduces our potential loss exposure and improves our portfolio performance as previously unsecured loans become secured. We converted approximately $350 million of personal non-credit card loans into real estate secured loans in both 2003 and 2002. It is not our practice to rewrite or reclassify any delinquent secured loans (real estate or auto) into personal non-credit card loans.
      The Internet is also an increasingly important distribution channel and is enabling us to expand into new customer segments, improve delivery in indirect distribution and serve current customers in a more cost-effective manner. Receivables originated via the Internet increased 46 percent to $8.9 billion at December 31, 2003 and included 2.8 million accounts. We currently accept loan applications via the Internet for all of our products and have the ability to serve our customers entirely on-line or in combination with our other distribution channels.
Results of Operations
      Unless noted otherwise, the following discusses amounts reported in our owned basis statements of income.
      Net Interest Margin Our net interest margin on an owned basis increased to $6.8 billion in 2003, up from $6.2 billion in 2002 and $5.2 billion in 2001. The increase in 2003 was attributable to higher average receivables and lower cost of funds including the amortization of purchase accounting fair value adjustments, partially offset by lower yields on our receivables due to reduced pricing and the amortization of purchase accounting fair value adjustments. Excluding amortization of purchase accounting fair value adjustments, which totaled $555.6 million, net interest margin was $6.3 billion in 2003. The increase in 2002 was attributable to higher average receivables and lower funding costs.
      As a percent of average interest-earning assets, net interest margin was 7.99 percent in 2003, 8.24 percent in 2002 and 8.59 percent in 2001. The decrease in 2003 was attributable to lower yields on our receivables, particularly in real estate secured, due to reduced pricing and the amortization of purchase accounting fair value adjustments to our receivables, partially offset by lower cost of funds including the impact of amortization of purchase accounting fair value adjustments applied to our external debt obligations. The decrease in 2002 was attributable to the impact of our liquidity-related investment portfolio which was established in 2002 and has lower yields than our receivable portfolio, partially offset by lower funding costs.

      Our net interest margin on an owned basis was impacted by the loss of hedge accounting on the hedging relationships at the time of the merger. The loss of hedge accounting on the impacted hedging relationships reduced net interest margin by $346.2 million in 2003. The following table compares our reported net interest margin to what it otherwise would have been if hedge accounting had not been lost:

		Without Loss of
	As Reported	Hedge Accounting*

2003	7.99%	8.37%
2002	8.24	8.24
2001	8.59	8.59

*	Represents a non-GAAP financial measure which is being provided for comparison of our trends and should be read in conjunction with our reported results.
      Our net interest margin on a managed basis includes finance income earned on our owned receivables as well as on our securitized receivables. This finance income is offset by interest expense on the debt recorded on our balance sheet as well as the contractual rate of return on the instruments issued to investors when the receivables were securitized. Managed basis net interest margin increased to $9.6 billion in 2003, up from $8.7 billion in 2002 and $7.2 billion in 2001. Receivable growth contributed to the dollar increases in both years. As a percent of average managed interest-earning assets, net interest margin was 8.83 percent in 2003, 9.07 percent in 2002 and 9.05 percent in 2001. The decrease in 2003 was due to lower pricing on our receivables, partially offset by lower funding costs, as discussed above. The increase in margin in 2002 was primarily due to lower interest expense and lower funding costs. Our liquidity-related investment portfolio, which was established in 2002 and has lower yields than our receivables, also had a negative impact on our net interest margin in both periods.
      Net interest margin as a percent of receivables on a managed basis is greater than on an owned basis because the managed portfolio includes relatively more unsecured loans, which have higher yields.
      Our net interest margin on a managed basis was impacted by the loss of hedge accounting as discussed above. The following table compares our reported net interest margin to what it otherwise would have been had hedge accounting not been lost:

		Without Loss of
	As Reported	Hedge Accounting*

2003	8.83%	9.11%
2002	9.07	9.07
2001	9.05	9.05

*	Represents a non-GAAP financial measure which is being provided for comparison of our trends and should be read in conjunction with our reported results.
     Our interest earning assets expose us to interest rate risk. We try to manage this risk by borrowing money with similar interest rate and maturity profiles; however, there are instances where this cannot be achieved. When the various risks inherent in both the asset and the debt do not meet our desired risk profile, we use derivative financial instruments to manage these risks to acceptable interest rate risk levels. See “Risk Management” for additional information regarding interest rate risk and derivative financial instruments.
      See “Reconciliations to GAAP Financial Measures” for additional information regarding our owned basis and managed basis net interest margin.
      Provision for Credit Losses The provision for credit losses includes current period net credit losses and an amount which we believe is sufficient to maintain reserves for losses of principal, interest and fees, including late, overlimit and annual fees, at a level that reflects known and inherent losses in the portfolio. Growth in receivables and portfolio seasoning also ultimately result in higher provision for credit losses.

      The provision for credit losses totaled $3.7 billion in 2003, compared to $3.5 billion in 2002 and $2.6 billion in 2001, and included owned loss provision greater than charge-offs of $340.9 million in 2003, $568.6 million in 2002 and $377.6 million in 2001. Receivables growth, increases in personal bankruptcy filings and the weak economy contributed to the increase in provision dollars in both years. The provision for credit losses may vary from year to year, depending on a variety of factors including historical delinquency roll rates and utilization of customer account management policies and practices and risk management/ collection practices relating to our loan products, the amount of securitizations in a particular period, economic conditions, and our product vintage analyses.
      As a percent of average owned receivables, the provision was 4.62 percent in 2003, compared to 4.87 percent in 2002 and 4.34 percent in 2001. The decrease in 2003 reflects lower additions to loss reserves as a result of improving charge-offs in the latter half of the year. The increase in 2002 reflects higher charge-offs, including bankruptcy charge-offs, and additions to loss reserves, both resulting from the weak economy.
      See “Application of Critical Accounting Policies,” “Credit Loss Reserves,” and “Reconciliations to GAAP Financial Measures” for additional information regarding our owned basis and managed basis loss reserves.
      Other Revenues Total other revenues were $3.9 billion in 2003, $4.0 billion in 2002 and $3.4 billion in 2001. Total other revenues included the following:

	Year Ended December 31

	2003	2002	2001

	(Restated)
	(In millions)
Securitization revenue	$1,417.5	$2,011.0	$1,652.4
Insurance revenue	496.3	526.4	489.2
Investment income	182.4	167.1	153.4
Derivative income (expense)	284.8	1.5	(.2)
Fee income	984.5	868.8	827.7
Other income	518.5	385.5	293.7

Total other revenues	$3,884	$3,960.3	$3,416.2

      Securitization revenue is the result of the securitization of receivables structured as sales and included the following:

	Year Ended December 31

	2003	2002	2001

	(In millions)
Net initial gains(1)	$175.9	$296.8	$154.2
Net replenishment gains(1)	517.9	505.4	403.1
Servicing revenue and excess spread	723.7	1,208.8	1,095.1

Total	$1,417.5	$2,011.0	$1,652.4

(1)	Net of our estimate of probable credit losses under the recourse provisions.
      The decreases in 2003 were due to decreases in the level of initial securitizations during the year as a result of the use of alternative funding sources, including funding from HSBC subsidiaries and clients, and lower excess spread especially at auto finance due to higher loss estimates and to amortization of purchase accounting fair value adjustments to our interest-only strip receivables. The increases in 2002 were due to increases in the levels of receivables securitized during the year, higher average securitized receivables and changes in the mix of receivables included in these transactions. In 2002, we actively accessed the asset-backed securities market as part of our liquidity management plans to limit dependence on the more volatile unsecured term debt market. Net replenishment gains are the result of certain securitization trusts such as credit cards, which are established at fixed levels and require frequent sales of new receivables into the trust to replace receivable run-off.
      Securitization revenue will vary each year based on the level and mix of receivables securitized in that particular year (which will impact net initial and replenishment gains, including the related estimated probable credit losses under the recourse provisions) as well as the overall level and mix of previously securitized receivables (which will impact servicing revenue and excess spread). The estimate for probable credit losses for securitized receivables is impacted by the level and mix of current year securitizations because securitized receivables with longer lives may require a higher over-the-life loss provision than receivables securitized with shorter lives depending upon loss estimates and severities. Securitization and secured financing levels in 2004 are expected to remain consistent with 2003 levels. We currently anticipate, however, that we will rely less on securitizations and secured financings in the future as we continue to receive funding from HSBC and its clients to partially fund our operations. Under U.K. GAAP, as reported by HSBC, securitizations are treated as secured financing transactions. Therefore, we may structure more of our securitization transactions as financings under U.S. GAAP in the future in order to align our accounting treatment with HSBC’s U.K. GAAP treatment.
      Our interest-only strip receivables, net of the related loss reserve and excluding the mark-to-market adjustment recorded in accumulated other comprehensive income, decreased $405.4 million in 2003, increased $184.7 million in 2002 and increased $118.1 million in 2001.
      See Note 1, “Summary of Significant Accounting Policies,” and Note 6, “Asset Securitizations,” to the accompanying consolidated financial statements, “Application of Critical Accounting Policies” and “Off-Balance Sheet Arrangements (Including Securitizations and Commitments), Secured Financings and Contractual Cash Obligations” for further information on asset securitizations.
      Insurance revenue was $496.3 million in 2003, $526.4 million in 2002 and $489.2 million in 2001. The decrease in 2003 reflects lower sales as a result of decreased originations in our branches in the first half of the year as well as a decrease in the percentage of customers who purchase insurance. The increase in 2002 reflects increased sales on a larger receivable portfolio.
      Investment income includes income on investment securities in the insurance business as well as realized gains and losses from the sale of investment securities. Investment income was $182.4 million in 2003, $167.1 million in 2002 and $153.4 million in 2001. In 2003, higher realized gains on security sales were partially offset by lower yields including the impact of the amortization of purchase accounting adjustments. In 2002, the increase was primarily attributable to higher interest income as a result of higher average investment balances partially offset by lower yields.
      Derivative income (expense), which includes realized and unrealized gains and losses on derivatives which do not qualify as effective hedges under SFAS 133 as well as the ineffectiveness on derivatives associated with our qualifying hedges is summarized in the table below:

	2003	2002	2001

	(In millions)
Net realized gains (losses)	$51.7	$—	$—
Net unrealized gains (losses)	228.8	5.1	(.9)
Ineffectiveness	4.3	(3.9)	(.2)

Total	$284.8	$1.2	$(1.1)

      The increase in derivative income during 2003 reflects the loss of hedge accounting for all pre-existing hedging relationships following HSBC’s acquisition of Household, including those that had previously qualified for shortcut accounting under SFAS 133 prior to the acquisition.
      Fee income includes fee-based revenues from products such as MasterCard and Visa and private label credit cards. Fee income was $1.1 billion in 2003, $868.8 million in 2002 and $827.7 million in 2001. The increases were primarily due to higher credit card fees. Fee income will also vary from year to year depending upon the amount of securitizations in a particular period. See Note 20, “Segment Reporting,” to the accompanying consolidated financial statements for additional information on fee income on a managed basis.
      Other income, which includes revenue from our refund lending (“RAL”) business, was $491.3 million in 2003, $387.0 million in 2002 and $293.5 million in 2001. RAL income was $185.4 million in 2003, $239.9 million in 2002 and $198.3 million in 2001. RAL income decreased in 2003 primarily as a result of higher funding costs, participation payments and credit losses. Lower RAL income in 2003 was more than offset by higher revenues from our mortgage operations and $81.0 million of income resulting from the discontinuation of the shortcut method of accounting for a period of time in 2003. In 2002, the increase reflected higher RAL income and increased revenues from our mortgage operations.
      Costs and Expenses Total costs and expenses were $4.2 billion in both 2003 and 2002 and $3.4 billion in 2001. Our owned basis efficiency ratio was 37.1 percent in 2003, 39.4 percent in 2002 and 37.1 percent in 2001. Excluding the settlement charge in 2002, our owned basis efficiency ratio was 34.1 percent. The increase in the 2003 efficiency ratio over the 2002 efficiency ratio excluding the settlement charge reflects higher operating expenses and lower securitization revenue which was partially offset by higher net interest margin and fee income and higher derivative income. The improvement in 2002 reflects higher revenues, partially offset by higher operating expenses to support growth. See “Reconciliations to GAAP Financial Measures” for quantitative reconciliations of our operating efficiency ratio to our owned basis GAAP efficiency ratio.
      Total costs and expenses included the following:

	Year Ended December 31

	2003	2002	2001

	(In millions)
Salaries and fringe benefits	$1,625.5	$1,491.0	$1,331.0
Sales incentives	246.5	244.2	262.9
Occupancy and equipment expenses	316.2	297.1	270.5
Other marketing expenses	534.4	491.0	467.2
Other servicing and administrative expenses	948.7	769.4	621.5
Amortization of acquired intangibles and goodwill	234.2	57.8	157.4
Policyholders’ benefits	288.2	305.2	268.1
Settlement charge and related expenses	—	525.0	—

Total costs and expenses	$4,193.7	$4,180.7	$3,378.6

      Salaries and fringe benefits were $1.6 billion in 2003, $1.5 billion in 2002 and $1.3 billion in 2001. The increases were primarily due to additional staffing at all businesses to support growth and compliance functions. Higher employee benefit plan expenses also contributed to the increase in 2003.
      Sales incentives were $246.5 million in 2003, $244.2 million in 2002 and $262.9 million in 2001. In 2003, the increase was primarily due to increases in our mortgage services business, substantially offset by lower new loan volume in our branches and in our auto finance business. In 2002, the decrease was due to the terms of our 2002 branch incentive plans which, generally, had higher volume requirements than the prior-year plans.
      Occupancy and equipment expenses were $316.2 million in 2003, $297.1 million in 2002 and $270.5 million in 2001. In 2003, the increase was primarily the result of higher repairs and occupancy maintenance costs. In 2002, the increase was primarily due to higher rental and other expenses.
      Other marketing expenses include payments for advertising, direct mail programs and other marketing expenditures. These expenses were $534.4 million in 2003, $491.0 million in 2002 and $467.2 million in 2001. Increased marketing initiatives in our MasterCard and Visa portfolio was the primary driver of the increases in both years.
      Other servicing and administrative expenses were $948.7 million in 2003, $769.4 million in 2002 and $621.5 million in 2001. Higher collection, legal, compliance and REO expenses as well as receivable growth contributed to the increases in both years. In 2003, higher third-party insurance costs also contributed to the increase. In 2002, the increase was also attributable to higher consulting expenses.
      Amortization of acquired intangibles and goodwill was $234.2 million in 2003, $57.8 million in 2002 and $157.4 million in 2001. In 2003, the increase was primarily attributable to amortization of acquired intangibles established as a result of the HSBC merger. In 2002, the decrease was primarily attributable to the adoption of Statement of Financial Accounting Standard No. 142, (“SFAS No. 142”) “Goodwill and Other Intangible Assets,” on January 1, 2002. Amortization of goodwill, which totaled $58.4 million in 2001, recorded in past business combinations ceased upon adoption of this new accounting standard.
      Policyholders’ benefits were $288.2 million in 2003, $305.2 million in 2002 and $268.1 million in 2001. The changes were primarily due to and consistent with the previously discussed changes in insurance revenues. 2003 also includes amortization of purchase accounting adjustments relating to our insurance business.
      Settlement charge and related expenses were $525.0 million in 2002. The charges were the result of an agreement with a multi-state working group of state attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of federal and/or state consumer protection, consumer financing and banking laws and regulations relating to real estate secured lending in our retail branch consumer lending operations as operated under the HFC and Beneficial brand names.
      Income taxes The effective tax rate was 34.5 percent in 2003, 34.2 percent in 2002 and 35.5 percent in 2001. Excluding the settlement charge, the effective tax rate was 34.6 percent in 2002.
CREDIT QUALITY
      Delinquency and Charge-offs Our delinquency and net charge-off ratios reflect, among other factors, changes in the mix of loans in our portfolio, the quality of our receivables, the average age of our loans, the success of our collection and customer account management efforts, bankruptcy trends and general economic conditions. The levels of personal bankruptcies also have a direct effect on the asset quality of our overall portfolio and others in our industry.
      Our credit and portfolio management procedures focus on risk-based pricing and effective collection and customer account management efforts for each loan. We believe our credit and portfolio management process gives us a reasonable basis for predicting the credit quality of new accounts. This process is based on our experience with numerous marketing, credit and risk management tests. We also believe that our frequent and early contact with delinquent customers, as well as restructuring and other customer account management techniques which are designed to optimize account relationships, are helpful in maximizing customer collections.
Charge-Off and Nonaccrual Policies and Practices

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices

Real estate secured(1)	Carrying values in excess of net realizable value are charged-off at or before the time foreclosure is completed or when settlement is reached with the borrower. If foreclosure is not pursued, and there is no reasonable expectation for recovery (insurance claim, title claim, pre-discharge bankrupt account), generally the account will be charged-off by the end of the month in which the account becomes 9 months contractually delinquent.	Interest income accruals are suspended when principal or interest payments are more than 3 months contractually past due and resumed when the receivable becomes less than 3 months contractually past due.

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices

Auto finance(1)	Carrying values in excess of net realizable value are charged off at the earlier of the following:
• the collateral has been repossessed and sold,
• the collateral has been in our possession for more than 90 days, or
	• the loan becomes 150 days contractually delinquent.	Interest income accruals are suspended and the portion of previously accrued interest expected to be uncollectible is written off when principal payments are more than 2 months contractually past due and resumed when the receivable becomes less than 2 months contractually past due.
MasterCard and Visa	Generally charged-off by the end of the month in which the account becomes 6 months contractually delinquent.	Interest generally accrues until charge-off.
Private label	Generally charged-off the month following the month in which the account becomes 9 months contractually delinquent. Beginning in the fourth quarter of 2002, we charge-off receivables originated through new merchant relationships by the end of the month in which the account becomes 6 months contractually delinquent. As of December 31, 2003, approximately 21 percent of our owned private label portfolio was subject to this 6-month charge-off policy.	Interest generally accrues until charge-off.
Personal non-credit card	Generally charged-off the month following the month in which the account becomes 9 months contractually delinquent and no payment received in 6 months, but in no event to exceed 12 months contractually delinquent.	Interest income accruals are suspended when principal or interest payments are more than 3 months contractually delinquent. For PHLs, interest income accruals resume if the receivable becomes less than three months contractually past due. For all other personal non-credit card receivables, interest income is generally recorded as collected.

(1)	In November 2003, the FASB issued FASB Staff Position Number 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, and the Measurement of Cumulative Losses Previously Recognized Under Paragraph 37 of FASB Statement No. 144” (“FSP 144-1”). Under FSP 144-1, sales commissions related to the sale of foreclosed assets are recognized as a charge-off through the provision for credit losses. Historically, we had recognized sales commission expense as a component of other servicing and administrative expenses in our statements of income. We adopted FSP 144-1 in November 2003. The adoption had no significant impact on our net income.
      Charge-off involving a bankruptcy for MasterCard and Visa receivables occurs by the end of the month 60 days after notification and, for private label receivables, by the end of the month 90 days after notification. For auto finance receivables, bankrupt accounts are charged off no later than the end of the month in which the loan becomes 210 days contractually delinquent.

      Subject to receipt of regulatory and other approvals, we intend to transfer substantially all of our private label credit card portfolio and our General Motors and Union Privilege MasterCard and Visa portfolios to HSBC Bank USA. Contingent upon receiving regulatory approval for these asset transfers in 2004, we would also expect to adopt charge-off, loss provisioning and account management guidelines in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the FFIEC for those MasterCard and Visa and private label credit card receivables which will remain on our balance sheet. See “Developments and Trends” for further discussion.
      Our charge-off policies focus on maximizing the amount of cash collected from a customer while not incurring excessive collection expenses on a customer who will likely be ultimately uncollectible. We believe our policies are responsive to the specific needs of the customer segment we serve. Our real estate and auto finance charge-off policies consider customer behavior in that initiation of foreclosure or repossession activities often prompts repayment of delinquent balances. Our collection procedures and charge-off periods, however, are designed to avoid ultimate foreclosure or repossession whenever it is reasonably economically possible. With certain minor variations, our MasterCard and Visa charge-off policy is generally consistent with credit card industry practice. Charge-off periods for our personal non-credit card and private label products were designed to be responsive to our customer needs and may be longer than bank competitors who serve a different market. Our policies have generally been consistently applied in all material respects. Our loss reserve estimates consider our charge-off policies to ensure appropriate reserves exist for products with longer charge-off lives. We believe our current charge-off policies are appropriate and result in proper loss recognition.
      Customer Account Management Policies and Practices Our policies and practices for the collection of consumer receivables, including our customer account management policies and practices, permit us to reset the contractual delinquency status of an account to current, based on indicia or criteria which, in our judgment, evidence continued payment probability. Such policies and practices vary by product and are designed to manage customer relationships, maximize collection opportunities and avoid foreclosure or repossession if reasonably possible. If the account subsequently experiences payment defaults, it will again become contractually delinquent. As summarized in the tables that follow, in the third quarter of 2003, we implemented certain changes to our restructuring policies. These changes are intended to eliminate and/or streamline exception provisions to our existing policies and are generally effective for receivables originated or acquired after January 1, 2003. Receivables originated or acquired prior to January 1, 2003 generally are not subject to the revised restructure and customer account management policies. However, for ease of administration, in the third quarter of 2003 our mortgage services business elected to adopt uniform policies for all products regardless of the date an account was originated or acquired. Implementation of the uniform policy by mortgage services has the effect of only counting restructures occurring on or after January 1, 2003 in assessing restructure eligibility for purposes of the limitation that no account may be restructured more than four times in a rolling 60 month period. Resetting these counters will not impact the ability of mortgage services to report historical restructure statistics. Other business units may also elect to adopt uniform policies. We do not expect the changes to have a significant impact on our business model or on our results of operations as these changes will generally be phased in as new receivables are originated or acquired.
      Approximately two-thirds of all restructured receivables are secured products, which may have less loss severity exposure because of the underlying collateral. Credit loss reserves take into account whether loans have been restructured, rewritten or are subject to forbearance, an external debt management plan, modification, extension or deferment. Our credit loss reserves also take into consideration the loss severity expected based on the underlying collateral, if any, for the loan.
      Our restructuring policies and practices vary by product and are described in the table that follows. The fact that the restructuring criteria may be met for a particular account does not require us to restructure that account, and the extent to which we restructure accounts that are eligible under the criteria will vary depending upon our view of prevailing economic conditions and other factors which may change from period to period. In addition, for some products, accounts may be restructured without receipt of a payment in certain special circumstances (e.g. upon reaffirmation of a debt owed to us in connection with a Chapter 7 bankruptcy proceeding). We use account restructuring as an account and customer management tool in an effort to increase the value of our account relationships, and accordingly, the application of this tool is subject to complexities, variations and changes from time to time. These policies and practices are continually under review and assessment to assure that they meet the goals outlined above, and accordingly, we modify or permit exceptions to these general policies and practices from time to time. In addition, exceptions to these policies and practices may be made in specific situations in response to legal or regulatory agreements or orders.
      In the policies summarized below, “hardship restructures” and “workout restructures” refer to situations in which the payment and/or interest rate may be modified on a temporary or permanent basis. In each case, the contractual delinquency status is reset to current. “External debt management plans” refers to situations in which consumers receive assistance in negotiating or scheduling debt repayment through public or private agencies such as Consumers Credit Counseling Services.

RESTRUCTURING POLICIES AND PRACTICES
HISTORICAL RESTRUCTURING	FOLLOWING CHANGES IMPLEMENTED IN THE
POLICIES AND PRACTICES(1)(2)	THIRD QUARTER 2003(1)(2)

Real estate secured
Real Estate — Overall
•  An account may be restructured if we receive two qualifying payments within the 60 days preceding the restructure; we may restructure accounts in hardship, disaster or strike situations with one qualifying payment or no payments
•  Accounts that have filed for Chapter 7 bankruptcy protection may be restructured upon receipt of a signed reaffirmation agreement
•  Accounts subject to a Chapter 13 plan filed with a bankruptcy court generally require one qualifying payment to be restructured
•  Except for bankruptcy reaffirmation and filed Chapter 13 plans, agreed automatic payment withdrawal or hardship/ disaster/ strike, accounts are generally limited to one restructure every 12 months
•  Accounts generally are not eligible for restructure until on books for at least six months
Real Estate — Consumer Lending
•  Accounts whose borrowers agree to pay by automatic withdrawal are generally restructured upon receipt of one qualifying payment

Real estate secured
Real Estate — Overall
•  Accounts may be restructured upon receipt of two qualifying payments within the 60 days preceding the restructure
•  Accounts will be limited to four restructures in a rolling 60 month period
•  Accounts generally are not eligible for restructure until nine months after origination
•  Accounts whose borrowers have filed for Chapter 7 bankruptcy protection may be restructured upon receipt of a signed reaffirmation agreement
•  Accounts whose borrowers are subject to a Chapter 13 plan filed with a bankruptcy court generally may be restructured upon receipt of one qualifying payment
•  Except for bankruptcy reaffirmation and filed Chapter 13 plans, accounts will generally not be restructured more than once in a 12 month period
•  Accounts whose borrowers agree to pay by automatic withdrawal are generally restructured upon receipt of one qualifying payment(3)
Real Estate — Mortgage Services(4)
•  Accounts will generally not be eligible for restructure until nine months after origination and six months after acquisition

RESTRUCTURING POLICIES AND PRACTICES
HISTORICAL RESTRUCTURING	FOLLOWING CHANGES IMPLEMENTED IN THE
POLICIES AND PRACTICES(1)(2)	THIRD QUARTER 2003(1)(2)

Auto finance
•  Accounts may be extended if we receive one qualifying payment within the 60 days preceding the extension
•  Accounts may be extended no more than three months at a time and by no more than three months in any 12-month period
•  Extensions are limited to six months over the contractual life
•  Accounts that have filed for Chapter 7 bankruptcy protection may be restructured upon receipt of a signed reaffirmation agreement

Auto finance
•  Accounts may generally be extended upon receipt of two qualifying payments within the 60 days preceding the extension
•  Accounts may be extended by no more than three months at a time
•  Accounts will be limited to four extensions in a rolling 60 month period, but in no case will an account be extended more than a total of six months over the life of the account
•  Accounts will be limited to one extension every six months
•  Accounts will not be eligible for extension until on the books for at least six months
•  Accounts whose borrowers have filed for Chapter 7 bankruptcy protection may be restructured upon receipt of a signed reaffirmation agreement

Mastercard and Visa
•  Typically, accounts qualify for restructuring if we receive two or three qualifying payments prior to the restructure, but accounts in approved external debt management programs may generally be restructured upon receipt of one qualifying payment
•  Generally, accounts may be restructured once every six months

Mastercard and Visa
•  Typically, accounts qualify for restructuring if we receive two or three qualifying payments prior to the restructure, but accounts in approved external debt management programs may generally be restructured upon receipt of one qualifying payment
•  Generally, accounts may be restructured once every six months

Private label
•  An account may generally be restructured if we receive one or more qualifying payments, depending upon the merchant
•  Restructuring is limited to once every six months (or longer, depending upon the merchant) for revolving accounts and once every 12 months for closed-end accounts

Private label
•  Accounts originated after October 1, 2002 for certain merchants require receipt of two or three qualifying payments to be restructured, except accounts in an approved, external debt management program may be restructured upon receipt of one qualifying payment.
•  Accounts must be on the books for nine months and we must receive the equivalent of two qualifying payments within the 60 days preceding the restructure
•  Accounts are not eligible for subsequent restructure until 12 months after a prior restructure and upon our receipt of three qualifying payments within the 90 days preceding the restructure

RESTRUCTURING POLICIES AND PRACTICES
HISTORICAL RESTRUCTURING	FOLLOWING CHANGES IMPLEMENTED IN THE
POLICIES AND PRACTICES(1)(2)	THIRD QUARTER 2003(1)(2)

Personal non-credit card
•  Accounts may be restructured if we receive one qualifying payment within the 60 days preceding the restructure; may restructure accounts in a hardship/disaster/strike situation with one qualifying payment or no payments
•  If an account is never more than 90 days delinquent, it may generally be restructured up to three times per year
•  If an account is ever more than 90 days delinquent, it may be restructured with one qualifying payment no more than four times over its life; however, generally the account may thereafter be restructured if two qualifying payments are received
•  Accounts subject to programs for hardship or strike may require only the receipt of reduced payments in order to be restructured; disaster may be restructured with no payments

Personal non-credit card
•  Accounts may be restructured upon receipt of two qualifying payments within the 60 days preceding the restructure
•  Accounts will be limited to one restructure every six months
•  Accounts will be limited to four restructures in a rolling 60 month period
•  Accounts will not be eligible for restructure until six months after origination

(1)	We employ account restructuring and other customer account management policies and practices as flexible customer account management tools. In addition to variances in criteria by product, criteria may also vary within a product line (for example, in our private label credit card business, criteria may vary from merchant to merchant). Also, we continually review our product lines and assess restructuring criteria and they are subject to modification or exceptions from time to time. Accordingly, the description of our account restructuring policies or practices provided in this table should be taken only as general guidance to the restructuring approach taken within each product line, and not as assurance that accounts not meeting these criteria will never be restructured, that every account meeting these criteria will in fact be restructured or that these criteria will not change or that exceptions will not be made in individual cases. In addition, in an effort to determine optimal customer account management strategies, management may run more conservative tests on some or all accounts in a product line for fixed periods of time in order to evaluate the impact of alternative policies and practices.

(2)	Generally, policy changes will not be applied to the entire portfolio on the date of implementation and may be applied to new, or recently originated or acquired accounts. However, for ease of administration, in the third quarter of 2003 our mortgage services business elected to adopt uniform policies for all products regardless of the date an account was originated or acquired. Implementation of the uniform policy has the effect of only counting restructures occurring on or after January 1, 2003 in assessing restructure eligibility for the purpose of the limitation that no account may be restructured more than four times in a rolling 60 month period. Resetting these counters will not impact the ability of mortgage services to report historical restructure statistics. Other business units may also elect to adopt uniform policies. Unless otherwise noted, the revisions to the restructure policies and practices implemented in the third quarter 2003 will generally be applied only to accounts originated or acquired after January 1, 2003 and the historical restructuring policies and practices are effective for all accounts originated or acquired prior to January 1, 2003. We do not expect the changes to have a significant impact on our business model or results of operations as these changes will generally be phased in as receivables are originated or acquired.

(3)	Our mortgage services business implemented this policy for all accounts effective March 1, 2004.

(4)	Prior to January 1, 2003, accounts that had made at least six qualifying payments during the life of the loan and that agreed to pay by automatic withdrawal were generally restructured with one qualifying payment.
      In addition to our restructuring policies and practices, we employ other customer account management techniques, which we typically use on a more limited basis, that are similarly designed to manage customer relationships, maximize collection opportunities and avoid foreclosure or repossession if reasonably possible. These additional customer account management techniques include, at our discretion, actions such as extended payment arrangements, approved external debt management plans, forbearance, modifications, loan rewrites and/or deferment pending a change in circumstances. We typically use these customer account management techniques with individual borrowers in transitional situations, usually involving borrower hardship circumstances or temporary setbacks that are expected to affect the borrower’s ability to pay the contractually specified amount for some period of time. These actions vary by product and are under continual review and assessment to determine that they meet the goals outlined above. For example, under a forbearance agreement, we may agree not to take certain collection or credit agency reporting actions with respect to missed payments, often in return for the borrower’s agreeing to pay us an extra amount in connection with making future payments. In some cases, these additional customer account management techniques may involve us agreeing to lower the contractual payment amount and/or reduce the periodic interest rate. In most cases, the delinquency status of an account is considered to be current if the borrower immediately begins payment under the new account terms, although if the agreed terms are not adhered to by the customer the account status may be reversed and collection action resumed. When we use a customer account management technique, we may treat the account as being contractually current and will not reflect it as a delinquent account in our delinquency statistics. However, if the account subsequently experiences payment defaults, it will again become contractually delinquent. We generally consider loan rewrites to involve an extension of a new loan, and such new loans are not reflected in our delinquency or restructuring statistics.
      The tables below summarize approximate restructuring statistics in our managed basis portfolio. We report our restructuring statistics on a managed basis only because the receivables that we securitize are subject to underwriting standards comparable to our owned portfolio, are serviced and collected without regard to ownership and result in a similar credit loss exposure for us. Our restructure statistics are compiled using certain assumptions and estimates and we continue to enhance our ability to capture restructure data across all business units. When comparing restructuring statistics from different periods, the fact that our restructure policies and practices will change over time, that exceptions are made to those policies and practices, and that our data capture methodologies will be enhanced over time, should be taken into account. Further, to the best of our knowledge, most of our competitors do not disclose account restructuring, reaging, loan rewriting, forbearance, modification, deferment or extended payment information comparable to the information we have disclosed, and the lack of such disclosure by other lenders may limit the ability to draw meaningful conclusions about us and our business based solely on data or information regarding account restructuring statistics or policies.
Total Restructured by Restructure Period(1)
(Managed Basis)

	At December 31,

	2003	2002

Never restructured	84.4%	84.4%
Restructured:
Restructured in the last 6 months	6.7	6.5
Restructured in the last 7-12 months	3.8	4.1
Previously restructured beyond 12 months	5.1	5.0

Total ever restructured	15.6	15.6

Total	100.0%	100.0%

Total Restructured by Product(1)
(Managed Basis)

	At December 31

	2003		2002

	(Dollar amounts are stated in millions)
Real estate secured	$9,548.5	19.4%	$8,473.2	19.0%
Auto finance	1,295.5	14.7	1,242.9	16.7
MasterCard/Visa	583.7	3.1	540.8	3.2
Private label	1,064.6	7.1	1,255.4	9.7
Personal non-credit card	4,074.9	26.6	3,768.1	23.0

Total	$16,567.2	15.6%	$15,280.4	15.6%

(1)	Excludes commercial and other. Amounts also include accounts as to which the delinquency status has been reset to current for reasons other than restructuring (e.g. correcting the misapplication of a timely payment).
      See “Credit Quality Statistics” for further information regarding owned basis and managed basis delinquency, charge-offs and nonperforming loans.
      The amount of managed receivables in forbearance, modification, credit card services approved consumer credit counseling accommodations, rewrites or other customer account management techniques for which we have reset delinquency and that is not included in the restructured or delinquency statistics was approximately $.9 billion or .9% of managed receivables at December 31, 2003 compared with approximately $.8 billion or .9% of managed receivables at December 31, 2002.
Consumer Two-Month-and-Over Contractual Delinquency Ratios — Owned Basis(1)

	2003				2002

	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

Real estate secured	4.35%	4.21%	4.27%	4.13%	3.88%	3.22%	2.85%	3.09%
Auto finance	2.52	2.14	2.48	2.74	3.95	3.32	2.98	2.03
MasterCard/Visa	6.27	6.75	6.90	7.71	6.37	6.69	6.06	7.02
Private label	6.10	6.14	6.06	6.55	6.90	7.29	6.51	6.67
Personal non-credit card	11.07	10.81	10.00	9.78	9.42	9.35	9.74	10.08

Total Consumer	5.48%	5.46%	5.51%	5.58%	5.38%	5.00%	4.69%	4.96%

(1)	Our policies and practices for the collection of consumer receivables, including our customer account management policies and practices, permit us to reset the contractual delinquency status of an account to current, based on indicia or criteria which, in our judgement, evidence continued payment probability. When we use a customer account management technique, we may treat the account as being contractually current and will not reflect it as a delinquent account in our delinquency statistics. However, if the account subsequently experiences payment defaults and becomes at least two months contractually delinquent, it will be reported in our delinquency ratios.
      Compared to September 30, 2003, our total consumer delinquency ratio was essentially flat at December 31, 2003. Excluding the impact of the sale of $2.8 billion of our higher quality non-conforming real estate secured loans to HSBC Bank USA on December 31, 2003, real estate delinquency ratio would have decreased to 4.12 percent and our total delinquency ratio would have decreased to 5.31 percent. Both credit card portfolios showed quarterly declines in the delinquency ratios as a result of the benefit of seasonal receivable growth. Though not yet reflected in our delinquency rates at December 31, 2003, early roll rates in all of our products showed improvement in the fourth quarter as a result of improvements in the economy and better underwriting in some products. We believe these improvements, together with loan growth, may result in lower delinquency rates in the first half of 2004.
      Compared to December 31, 2002, total consumer delinquency increased modestly, but would have declined 7 basis points excluding the previously discussed $2.8 billion real estate secured loan sale. Real estate secured delinquency rates also reflect the $2.8 billion loan sale as well as higher levels of receivables in foreclosure. Auto finance delinquency reflects the positive impact of strategic alliance acquisitions, tightened underwriting and lower securitization levels. The decrease in our MasterCard and Visa portfolio reflects receivable growth, including portfolio acquisitions. These improvements were partially offset by a growing percentage of subprime receivables in our portfolio. Though subprime delinquency rates were relatively stable during 2003, these receivables continue to have higher delinquency rates than our prime MasterCard and Visa receivables. Private label delinquency rates reflect improved underwriting, collections and credit models. The increase in our personal non-credit card portfolio reflects continued maturation of the portfolio as well as reduced originations.
      See “Credit Quality Statistics — Managed Basis” for additional information regarding our managed basis credit quality. See “Customer Account Management Policies and Practices” regarding the treatment of restructured accounts and accounts subject to forbearance and other customer account management tools.
Consumer Net Charge-off Ratios — Owned Basis

	Full	2003 Quarter Ended (Annualized)				Full	2002 Quarter Annualized				Full
	Year					Year					Year
	2003	Dec. 31	Sep. 30	June 30	Mar. 31	2002	Dec. 31	Sep. 30	June 30	Mar. 31	2001

Real estate secured(1)	1.02%	.96%	.93%	1.04%	1.14%	.98%	1.14%	1.08%	.94%	.73%	.57%
Auto finance(1)	4.90	3.36	4.62	5.29	7.69	5.99	8.47	5.49	4.78	5.66	4.04
MasterCard/Visa	10.74	9.77	10.08	12.49	10.84	10.32	10.05	9.73	11.09	10.47	9.82
Private label	6.35	5.65	5.91	7.06	6.82	6.65	6.85	7.20	6.14	6.44	6.11
Personal non-credit card	11.21	11.85	11.97	11.04	10.06	9.60	9.06	10.03	9.97	9.35	8.37

Total consumer(1)	4.22%	3.89%	4.12%	4.51%	4.39%	4.10%	4.15%	4.19%	4.07%	3.98%	3.72%

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	1.46%	1.41%	1.39%	1.49%	1.56%	1.40%	1.54%	1.46%	1.38%	1.20%	.95%

(1)	As discussed in “New Accounting Pronouncements”, we adopted FSP 144-1 in November 2003. The adoption increased real estate charge-offs by $9.1 million and auto finance charge-offs by $1.2 million during the quarter ended December 31, 2003. The adoption increased real estate charge-offs by 7 basis points for the quarter ended December 31, 2003 and 2 basis points for the full year 2003, auto finance charge-offs by 12 basis points for the quarter ended December 31, 2003 and 4 basis points for the full year 2003, and total consumer charge-offs by 4 basis points for the quarter ended December 31, 2003 and 1 basis point for the full year 2003. The impact on prior periods was not material.
      For the full year, higher levels of new bankruptcy filings and the weak economy, including higher unemployment, continued to negatively affect charge-off rates in all products while average receivable growth positively impacted all products except personal non-credit card. Average receivable growth includes portfolio acquisitions in our MasterCard and Visa and private label portfolios and newly originated loans acquired from strategic alliances in our auto finance portfolio. Auto finance charge-off rates also reflect improved underwriting and lower securitization levels. Loss severities on repossessed vehicles in our auto finance business remain high, but were stable during 2003. The increase in MasterCard and Visa receivables reflects growth in our subprime portfolio. Our private label charge-off rates also reflect improved underwriting, collections and credit models. Charge-off rates in our personal non-credit card portfolio reflect continued maturation of the portfolio as well as reduced originations.

      The increase in real estate charge-offs and REO expense as a percent of average real estate secured receivables over the 2002 ratio was the result of the seasoning of our portfolios, higher loss severities and higher bankruptcy filings.
      The increases in charge-off ratios in 2002 compared to 2001 reflect the weak economy and higher bankruptcy filings. Though we took a number of steps designed to reduce our credit losses, including tightening underwriting, reducing unused credit lines, strengthening risk model capabilities and adding collectors, the weak economy, including higher bankruptcy rates, resulted in higher charge-off ratios in all of our products. The increase in the auto finance ratio was due in part to higher loss severities on repossessed vehicles. The increase in the MasterCard and Visa ratio reflects a higher percentage of subprime receivables in the portfolio. Though subprime charge-off rates declined in 2002, these receivables have higher loss rates than other MasterCard and Visa receivables. Charge-offs in our personal non-credit card portfolio increased more than our other unsecured products because our typical personal non-credit card customer is less resilient and, therefore, more exposed to economic downturns. The increase in real estate charge-offs and REO expense as a percent of average real estate secured receivables over the 2001 ratio was the result of the seasoning of our portfolios, higher loss severities, especially in second lien mortgages, and higher bankruptcy filings.
      See “Credit Quality Statistics — Managed Basis” for additional information regarding our managed basis credit quality.
      Credit Loss Reserves We maintain credit loss reserves to cover probable losses of principal, interest and fees, including late, overlimit and annual fees. Credit loss reserves are based on a range of estimates and are intended to be adequate but not excessive. We estimate probable losses for owned consumer receivables using a roll rate migration analysis that estimates the likelihood that a loan will progress through the various stages of delinquency, or buckets, and ultimately charge off. This analysis considers delinquency status, loss experience and severity and takes into account whether loans are in bankruptcy, have been restructured or rewritten, or are subject to forbearance, an external debt management plan, hardship, modification, extension or deferment. Our credit loss reserves also take into consideration the loss severity expected based on the underlying collateral, if any, for the loan in the event of default. Delinquency status may be affected by customer account management policies and practices, such as the restructure of accounts, forbearance agreements, extended payment plans, modification arrangements, consumer credit counseling accommodations, loan rewrites and deferments. If customer account management policies, or changes thereto, shift loans from a “higher” delinquency bucket to a “lower” delinquency bucket, this will be reflected in our roll rate statistics. To the extent that restructured accounts have a greater propensity to roll to higher delinquency buckets, this will be captured in the roll rates. Since the loss reserve is computed based on the composite of all of these calculations, this increase in roll rate will be applied to receivables in all respective delinquency buckets, which will increase the overall reserve level. In addition, loss reserves on consumer receivables are maintained to reflect our assessment of portfolio risk factors that may not be fully reflected in the statistical roll rate calculation. Risk factors considered in establishing loss reserves on consumer receivables include recent growth, product mix, bankruptcy trends, geographic concentrations, economic conditions, portfolio seasoning and current levels of charge-offs and delinquencies.
      While our credit loss reserves are available to absorb losses in the entire portfolio, we specifically consider the credit quality and other risk factors for each of our products. We recognize the different inherent loss characteristics in each of our products as well as customer account management policies and practices and risk management/ collection practices. Charge-off policies are also considered when establishing loss reserve requirements to ensure the appropriate reserves exist for products with longer charge-off periods. We also consider key ratios such as reserves to nonperforming loans and reserves as a percentage of net charge-offs in developing our loss reserve estimate. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside of our control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

      The following table sets forth owned basis credit loss reserves for the periods indicated:

	At December 31

	2003	2002	2001

	(All dollar amounts are stated in millions)
Owned credit loss reserves	$3,542.9	$3,156.9	$2,440.6
Reserves as a percent of receivables	4.30%	4.20%	3.62%
Reserves as a percent of net charge-offs	105.3	109.0	109.5
Reserves as a percent of nonperforming loans	95.7	97.6	93.3

      We increased credit loss reserves by recording owned loss provision greater than charge-offs of $340.9 million in 2003 and $568.6 million in 2002. Reserve levels at December 31, 2003 reflect receivable growth as well as consideration of key ratios such as reserves as a percentage of net charge-offs and reserves as a percentage of nonperforming loans. Reserves as a percentage of receivables at December 31, 2003 were higher than at December 31, 2002 as a result of the sale of $2.8 billion of higher quality real estate secured loans to HSBC Bank USA in December 2003. Had this sale not occurred, reserves as a percentage of receivables at December 2003 would have been lower than 2002 as a result of improving credit quality in the latter half of 2003 as delinquency rates stabilized and charge-off levels improved. The ratios in 2002 and 2001 reflect the impact of the weak economy, higher delinquency levels, and uncertainty as to the ultimate impact the weakened economy would have on delinquency and charge-off levels.
      For securitized receivables, we also record a provision for estimated probable losses that we expect to incur under the recourse provisions. The following table sets forth managed credit loss reserves for the periods indicated:

	At December 31

	2003	2002	2001

	(All dollar amounts are stated in millions)
Managed credit loss reserves	$5,789.2	$4,795.2	$3,502.7
Reserves as a percent of receivables	5.39%	4.86%	4.02%
Reserves as a percent of net charge-offs	116.6	114.3	108.6
Reserves as a percent of nonperforming loans	120.0	114.7	105.4

      See “Reconciliations to GAAP Financial Measures” for additional information regarding our owned basis and managed basis loss reserves.
Owned Nonperforming Assets

	At December 31

	2003	2002	2001

	(All dollar amounts are stated in millions)
Nonaccrual receivables	$2,828.0	$2,401.8	$1,801.5
Accruing consumer receivables 90 or more days delinquent	872.4	833.2	814.1

Total nonperforming receivables	3,700.4	3,235.0	2,615.6
Real estate owned	626.6	423.9	392.6

Total nonperforming assets	$4,327.0	$3,658.9	$3,008.2

Owned credit loss reserves as a percent of nonperforming receivables	95.7%	97.6%	93.3%

      The increase in nonaccrual receivables is primarily attributable to increases in our real estate secured and personal non-credit card portfolios. Accruing consumer receivables 90 or more days delinquent includes MasterCard and Visa and private label credit card receivables, consistent with industry practice. The increase in total nonperforming assets is attributable to growth in our owned portfolio.

      Geographic Concentrations The state of California accounts for 14 percent of our owned portfolio. No other state accounts for more than 10 percent of either our owned or managed portfolio. Because of our centralized underwriting, collections and processing functions, we can quickly change our credit standards and intensify collection efforts in specific locations. We believe this lowers risks resulting from such geographic concentrations.
LIQUIDITY AND CAPITAL RESOURCES
      Our continued success and prospects for growth are largely dependent upon access to the global capital markets. Numerous factors, internal and external, may impact our access to and the costs associated with issuing debt in these markets. These factors may include our debt ratings, overall economic conditions, overall capital markets volatility and the effectiveness of our management of credit risks inherent in our customer base.
      Household’s merger with HSBC has improved our access to the capital markets and lowered our funding costs. In addition to providing several important sources of direct funding, our affiliation with HSBC is also expanding access to a worldwide pool of potential investors. While these new funding synergies will reduce our reliance on traditional sources to fund our growth, we are focused on balancing our use of affiliate and third-party funding sources to minimize funding expense while maximizing liquidity. Because we are now a subsidiary of HSBC, our credit spreads relative to treasuries have tightened since the merger. In 2003, these tightened credit spreads have resulted in cash funding expense savings of approximately $125 million compared to the funding costs we would have incurred using average spreads from the first half of 2002. It is anticipated that these tightened credit spreads and other funding synergies will eventually enable HSBC to realize annual cash funding expense savings, including external fee savings, in excess of $1 billion per year as our existing term debt matures over the course of the next few years. The portion of these savings to be realized by HFC will depend in large part upon the amount and timing of the proposed private label and MasterCard and Visa credit card receivable transfers to HSBC Bank USA and other initiatives between HFC and HSBC subsidiaries. Amortization of purchase accounting fair value adjustments applied to our external debt obligations as a result of Household’s merger with HSBC reduced interest expense by $732.3 million in 2003.
      As of December 31, 2003, we had received $9.9 billion in HSBC related funding as detailed in the table below. We also implemented a $2.5 billion revolving credit facility with HSBC.

(in billions)
Debt issued to HSBC subsidiaries:
Short-term borrowings	$2.6
Term debt	1.3

Total debt issued to HSBC subsidiaries	3.9

Debt issued to HSBC clients:
Euro commercial paper	2.8
Term debt	.4

Total debt issued to HSBC clients	3.2
Cash received on sale of real estate secured loans to HSBC Bank USA	2.8

Total HSBC related funding	$9.9

      We maintained an investment security liquidity portfolio of $7.9 billion at December 31, 2003, including $2.4 billion which is dedicated to our credit card bank. Our investment securities balance at December 31, 2003 was unusually high as a result of the cash received from the $2.8 billion real estate secured loan sale to HSBC Bank USA on December 31, 2003 as well as excess liquidity. Our insurance subsidiaries also held an additional $2.6 billion in investment securities at December 31, 2003.

      In managing capital, we develop targets for tangible shareholder’s equity to tangible managed assets (“TETMA”). This target is based on discussions with HSBC and rating agencies, risks inherent in the portfolio, the projected operating environment and related risks, and any acquisition objectives. Our targets may change from time to time to accommodate changes in the operating environment or other considerations such as those listed above. We are committed to maintaining at least a mid-single “A” rating and as part of that effort will continue to review appropriate capital levels with our rating agencies.
      Selected capital ratios were as follows:

	At December 31

	2003	2002

	(Restated)
TETMA(1)	7.64%	8.70%
TETMA excluding purchase accounting adjustments(1)	9.42	8.70

(1)	This capital ratio represents a non-GAAP financial measure that is used by HFC management to evaluate capital adequacy and may differ from similarly named measures presented by other companies. See “Reconciliations to GAAP Financial Measures” for additional discussion and quantitative reconciliations to the equivalent GAAP basis financial measure.
      Following completion of the merger with HSBC, Standard & Poor’s upgraded our long-term debt rating to “A” and our short-term debt rating to “A-1”; Moody’s Investors Service (“Moody’s”) placed our long-term debt ratings on review for possible upgrade and Fitch Ratings confirmed our debt ratings and removed us from “Ratings Watch Evolving”. In June 2003, Moody’s upgraded our senior debt rating from A2 to A1.
      Dividends and Capital Contributions No dividends were paid to our parent in 2003. We paid cash dividends to our parent of $300 million in 2002 and $650 million in 2001. Our subsidiary, Household Bank (SB), N.A., also paid cash dividends of $225 million to an affiliate in 2001. We received cash capital contributions from our parent of $50 million in 2001. No cash capital contributions were received from our parent in 2003 or 2002.
      Funding We fund our operations by collecting receivable balances; issuing commercial paper, medium-term debt and long-term debt; securitizing and selling consumer receivables; borrowing under secured financing facilities; and receiving capital contributions from our parent. We domestically market our commercial paper primarily through an in-house sales force. The vast majority of our domestic medium-term notes and long-term debt is now marketed through subsidiaries of HSBC. Domestic medium-term notes may also be marketed through our in-house sales force and investment banks. Long-term debt may also be marketed through investment banks.
      At December 31, 2003, due to affiliates totaled $2.1 billion and included advances from subsidiaries of HSBC of $3.9 billion and advances to Household subsidiaries of $1.8 billion. The interest rates on the funding are comparable to those available from unaffiliated parties.
      Our outstanding commercial paper totaled $7.9 billion at December 31, 2003, a $3.8 billion increase from the December 31, 2002 balance of $4.1 billion. The increase is attributable to the upgrade of our debt ratings following the HSBC merger which expanded our universe of potential buyers and to a new Euro commercial paper program which has expanded our European investor base. Under the new Euro commercial paper program, commercial paper denominated in Euros, British pounds and U.S. dollars are sold to foreign investors. At December 31, 2003, outstanding Euro commercial paper totaled $2.8 billion, all of which had been sold to clients of HSBC. We actively manage the level of commercial paper outstanding to ensure availability to core investors and proper use of any excess capacity within internally-established targets.
      During 2003, we issued $3.8 billion in domestic medium-term notes, $6.4 billion in foreign currency-denominated bonds (including $1.3 billion issued to subsidiaries of HSBC and $370 million issued to HSBC private banking clients) and $5.1 billion in global debt. HFC also issued $2.1 billion of InterNotes(SM)(retail-oriented medium-term notes). In order to eliminate future foreign exchange risk, currency swaps were used at the time of issuance to fix in U.S. dollars terms substantially all foreign-denominated notes.

      We issued securities backed by dedicated receivables of $3.3 billion in 2003 and $7.5 billion in 2002. For accounting purposes, these transactions were structured as secured financings, therefore, the receivables and the related debt remain on our balance sheet. At December 31, 2003, closed-end real estate secured receivables totaling $8.0 billion secured $6.7 billion of outstanding debt. At December 31, 2002, closed-end real estate secured receivables totaling $8.5 billion secured $7.5 billion of outstanding debt related to these transactions.
      In 2002, we also issued $542 million of 8.875 percent Adjustable Conversion-Rate Equity Security Units.
      We had committed back-up lines of credit totaling $10.1 billion at December 31, 2003. Included in this total is a $2.5 billion revolving credit facility with HSBC. None of these back-up lines were drawn upon in 2003. Our back-up lines expire on various dates through 2007 and do not contain independent financial covenants that could restrict availability other than an obligation to maintain maintenance of minimum shareholder’s equity of $5.8 billion.
      At December 31, 2003, we had facilities with commercial and investment banks under which we may securitize up to $16.1 billion of receivables, including up to $14.4 billion of auto finance, MasterCard, Visa, private label and personal non-credit card receivables and $1.75 billion of real estate secured receivables. As a result of additional liquidity capacity now available from HSBC and its subsidiaries, we reduced our total conduit capacity by $3.4 billion in 2003. Conduit capacity for real estate secured receivables was decreased $4.5 billion and capacity for other products was increased $1.1 billion. The facilities are renewable at the banks’ option. At December 31, 2003, $11.5 billion of auto finance, MasterCard and Visa, private label and personal non-credit card receivables and $.75 billion of real estate secured receivables were securitized under these programs. The amount available under the facilities will vary based on the timing and volume of public securitization transactions. Through existing term bank financing and new debt issuances, we believe we should continue to have adequate sources of funds.
      On July 1, 2002, Household combined all of its credit card banks into a single credit card banking subsidiary of HFC. We believe the combination of the banks streamlines and simplifies our regulatory structure as well as optimizes capital and liquidity management.
      2004 Funding Strategy As previously discussed, Household’s merger with HSBC has improved our access to the capital markets as well as expanded our access to a worldwide pool of potential investors. Our estimated funding needs and sources for 2004, which reflect these new markets, are summarized in the table that follows. Because we cannot predict with any certainty the timing as to when or if regulatory approval will be received for our proposed transfer of receivables to HSBC Bank USA, these transfers are not contemplated in the following 2004 funding plan. If these proposed transfers do occur, our external funding needs will decrease.

(in billions)

Funding needs:
Net asset growth	$14-16
Commercial paper, term debt and securitization maturities	24-26
Other	2-5

Total funding needs, including growth	$40-47

Funding sources:
External funding, including HSBC clients	$34-38
HSBC and HSBC subsidiaries	6-9

Total funding sources	$40-47

      Except during our RAL season when commercial paper balances will be temporarily high, commercial paper outstanding in 2004 is expected to be consistent with post-merger balances. Approximately two-thirds of outstanding commercial paper is expected to be domestic commercial paper sold both directly and through dealer programs. Euro commercial paper, introduced in 2003, is expected to account for approximately one-third of outstanding commercial paper and will be marketed predominately to HSBC private banking clients.
      Term debt issuances are expected to utilize several ongoing programs to achieve the required funding. Approximately one-half of term debt funding is expected to be achieved through issuance of up to 10 large U.S. dollar global and Euro transactions. Domestic and foreign retail note programs are expected to account for up to 20 percent of term debt issuances. The remaining term debt issuances are expected to consist of domestic and foreign currency medium-term note (“MTN”) offerings.
      Securitization and secured financing levels in 2004 are expected to remain consistent with 2003 levels. Most asset classes will again be securitized in 2004 and a single seller asset backed security conduit program will be introduced to provide an additional source of funding.
      Capital Expenditures We made capital expenditures of $98 million in 2003 and $112 million in 2002.
OFF-BALANCE-SHEET ARRANGEMENTS (INCLUDING SECURITIZATIONS AND
COMMITMENTS), SECURED FINANCINGS AND CONTRACTUAL CASH OBLIGATIONS
      Securitizations and Secured Financings Securitizations (which are structured to receive sale treatment under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125,” (“SFAS No. 140”)) and secured financings (which do not receive sale treatment under SFAS No. 140) of consumer receivables have been, and will continue to be, a source of funding and liquidity for us. Securitizations and secured financings are used to limit our reliance on the debt and equity markets and often are more cost-effective than alternative funding sources.
      At December 31, 2003, securitizations structured as sales represented 23 percent and secured financings represented 6 percent of the funding associated with our managed portfolio. At December 31, 2002, securitizations structured as sales represented 24 percent and secured financings represented 8 percent of the funding associated with our managed portfolio.
      In a securitization, a designated pool of non-real estate consumer receivables is removed from the balance sheet and transferred to an unaffiliated trust. This unaffiliated trust is a qualifying special purpose entity (“QSPE”) as defined by SFAS No. 140 and, therefore, is not consolidated. The QSPE funds its receivable purchase through the issuance of securities to investors, entitling them to receive specified cash flows during the life of the securities. The securities are collateralized by the underlying receivables transferred to the QSPE. At the time of sale, an interest-only strip receivable is recorded, representing the present value of the cash flows we expect to receive over the life of the securitized receivables, net of estimated credit losses. Under U.K. GAAP as reported by HSBC, securitizations are treated as secured financings.
      Certain securitization trusts, such as credit cards, are established at fixed levels and, due to the revolving nature of the underlying receivables, require the sale of new receivables into the trust to replace runoff so that the principal dollar amount of the investors’ interest remains unchanged. We refer to such activity as replenishments. Once the revolving period ends, the amortization period begins and the trust distributes principal payments to the investors.
      When loans are securitized in transactions structured as sales, we receive cash proceeds from investors, net of transaction costs and expenses. These proceeds are generally used to re-pay other debt and corporate obligations and to fund new loans. The investors’ shares of finance charges and fees received from the securitized loans are collected each month and are primarily used to pay investors for interest and credit losses and to pay us for servicing fees. We retain any excess cash flow remaining after such payments are made to investors.
      To help ensure that adequate funds are available to meet the cash needs of the QSPE, we may retain various forms of interests in securitized assets through overcollateralization, subordinated series, residual interests or spread accounts which provide credit enhancement to investors. Overcollateralization is created when the underlying receivables transferred to a QSPE exceed issued securities. The retention of a subordinated interest provides additional assurance of payment to senior security holders. Residual interests are also referred to as interest-only strip receivables and are rights to future cash flows arising from the securitized receivables after the investors receive their contractual return. Spread accounts are cash accounts which are funded from initial deposits from proceeds at the time of sale and/or from excess spread that would otherwise be returned to us. Investors and the securitization trusts have only limited recourse to our assets for failure of debtors to pay. That recourse is limited to our rights to future cash flows and any other subordinated interest that we may retain. Cash flows related to the interest-only strip receivables and the servicing of receivables are collected over the life of the underlying securitized receivables.
      Our retained securitization interests are not in the form of securities and are included in receivables on our consolidated balance sheets. These retained interests were comprised of the following at December 31, 2003 and 2002:

	At December 31

	2003	2002

	(In millions)
Overcollateralization	$1,684.2	$2,143.8
Interest-only strip receivables	902.4	1,083.3
Cash spread accounts	222.7	296.4
Other subordinated interests	4,044.4	2,568.4

Total retained securitization interests	$6,853.7	$6,091.9

      In a secured financing, a designated pool of receivables, typically real estate secured, are conveyed to a wholly owned limited purpose subsidiary which in turn transfers the receivables to a trust which sells interests to investors. Repayment of the debt issued by the trust is secured by the receivables transferred. The transactions are structured as secured financings under SFAS No. 140. Therefore, the receivables and the underlying debt of the trust remain on our balance sheet. We do not recognize a gain in a secured financing transaction. Because the receivables and the debt remain on our balance sheet, revenues and expenses are reported consistently with our owned balance sheet portfolio. Using this source of funding results in similar cash flows as issuing debt through alternative funding sources.
      We believe the market for securities backed by receivables is a reliable, efficient and cost-effective source of funds. However, if the market for securities backed by receivables were to change, we may be unable to securitize our receivables or to do so at favorable pricing levels. Factors affecting our ability to securitize receivables or to do so at cost-effective rates include the overall credit quality of our securitized loans, the stability of the securitization markets, the securitization market’s view of our desirability as an investment, and the legal, regulatory, accounting and tax environments governing securitization transactions.
      Securitizations and secured financings of consumer receivables have been, and will continue to be, a source of our funding and liquidity. Securitization and secured financing levels in 2004 are expected to remain consistent with 2003 levels. We currently anticipate, however, that we will rely less on securitizations and secured financings in the future as we receive funding from HSBC and its clients to partially fund our operations. Under U.K. GAAP, as reported by HSBC, securitizations are treated as secured financings. Therefore, we may structure more of our securitization transactions as financings under U.S. GAAP in the future in order to more closely align our accounting treatment with HSBC’s U.K. GAAP treatment. Our securitization and secured financing activity in 2002 exceeded that of both 2003 and 2001. The lower levels in 2003 compared to 2002 reflected the use of additional sources of liquidity provided by HSBC and its subsidiaries. The higher levels in 2002 compared to 2001 reflect our liquidity management plans and were often a more cost-effective source of funding than traditional medium and long-term unsecured debt funding sources.

      Securitizations and secured financings were as follows:

	Year Ended December 31

	2003	2002	2001

	(In millions)
Initial Securitizations:
Auto finance	$1,523.0	$3,288.6	$2,573.9
MasterCard/Visa	670.0	944.0	261.1
Private label	1,250.0	1,747.2	500.0
Personal non-credit card	3,320.0	3,560.7	1,975.0

Total	$6,763.0	$9,540.5	$6,362.6

Replenishment Securitizations:
MasterCard/Visa	$23,285.4	$23,346.5	$22,706.0
Private label	6,767.3	2,151.2	1,417.6
Personal non-credit card	674.8	325.4	261.0

Total	$30,727.5	$25,823.1	$24,384.6

Secured financings — Real estate secured	$3,260.0	$7,548.6	$1,471.0

      Outstanding securitized receivables consisted of the following:

	At December 31

	2003	2002

	(In millions)
Real estate secured	$193.6	$456.3
Auto finance	4,674.8	5,418.6
MasterCard/Visa	9,253.1	9,272.5
Private label	5,261.3	3,577.1
Personal non-credit card	5,695.4	4,697.7

Total	$25,078.2	$23,422.2

      The following table summarizes the expected amortization of our securitized receivables at December 31, 2003:

	2004	2005	2006	2007	2008	Thereafter	Total

	(In millions)
Real estate secured	$116.2	$77.4	—	—	—	—	$193.6
Auto finance	1,962.5	1,349.4	$1,052.1	$310.8	—	—	4,674.8
MasterCard/Visa	3,346.0	3,832.1	1,575.0	167.0	$333.0	—	9,253.1
Private label	1,497.1	1,506.1	1,821.1	437.0	—	—	5,261.3
Personal non-credit card	2,216.2	1,516.7	874.9	490.4	346.8	250.4	5,695.4

Total	$9,138.0	$8,281.7	$5,323.1	$1,405.2	$679.8	$250.4	$25,078.2

      At December 31, 2003, the expected weighted-average remaining life of these transactions was 1.61 years.
      The securities issued with our securitizations may pay off sooner than originally scheduled if certain events occur. For certain auto securitizations, early payoff of securities may occur if established delinquency or loss levels are exceeded. For all other securitizations, early payoff of the securities begins if the annualized portfolio yield drops below a base rate or if certain other events occur. We do not presently believe that any early payoff will take place. If early payoff occurred, our funding requirements would increase. These additional requirements could be met through new securitizations, issuance of various types of debt or borrowings under existing back-up lines of credit. We believe we would continue to have adequate sources of funds if an early payoff event occurred.
      At December 31, 2003, we had facilities with commercial and investment banks under which we may securitize up to $16.1 billion of receivables. We may securitize up to $14.4 billion of auto finance, MasterCard and Visa, private label and personal non-credit card receivables and $1.75 billion of real estate secured receivables. Draws on the real estate conduit facilities are structured as secured financings for accounting purposes. The facilities are renewable at the banks’ option. At December 31, 2003, $11.5 billion of auto finance, MasterCard and Visa, private label, and personal non-credit card receivables and $.75 billion of real estate secured receivables were securitized under these programs. The amount available under the facilities will vary based on the timing and volume of public securitization and secured financing transactions. Through existing term bank financing and new debt issuances, we believe we should continue to have adequate sources of funds, which could be impacted from time to time by volatility in the financial markets, if one or more of these facilities were unable to be renewed.
      Commitments We also enter into commitments to meet the financing needs of our customers. In most cases, we have the ability to reduce or eliminate these open lines of credit. As a result, the amounts below do not necessarily represent future cash requirements:

At December 31, 2003

(In billions)
MasterCard and Visa and private label credit cards	$134.4
Other consumer lines of credit	1.0

Open lines of credit	$135.4

      At December 31, 2003, our mortgage services business had commitments with numerous correspondents to purchase up to $1.8 billion of real estate secured receivables at fair market value, subject to availability based on underwriting guidelines specified by our mortgage services business and at prices indexed to general market rates. These commitments have terms of up to one year and can be renewed upon mutual agreement.
      Contractual Cash Obligations The following table summarizes our long-term contractual cash obligations at December 31, 2003 by period due:

	2004	2005	2006	2007	2008	Thereafter	Total

	(In millions)
Principal balance of debt:
Due to HSBC affiliates	$2,658.0	—	$728.0	—	—	$525.0	$3,911.0
Senior debt and senior subordinated debt (including secured financings)	10,691.6	$10,837.4	7,534.1	$5,773.4	$9,028.6	24,392.8	68,257.9

Total debt	13,349.6	10,837.4	8,262.1	5,773.4	9,028.6	24,917.8	72,168.9

Operating leases:
Minimum rental payments	149.7	116.3	106.1	76.3	62.9	165.2	676.5
Minimum sublease income	22.7	22.1	21.8	21.8	21.8	32.6	142.8

Total operating leases	127.0	94.2	84.3	54.5	41.1	132.6	533.7

Obligations under merchant and affinity programs	128.0	131.4	134.9	138.5	135.6	489.2	1,157.6

Total contractual cash obligations	$13,604.6	$11,063.0	$8,481.3	$5,966.4	$9,205.3	$25,539.6	$73,860.2

      These cash obligations could be funded primarily through cash collections on receivables, from the issuance of new debt or through securitization or sales of receivables. Our receivables and other liquid assets generally have shorter lives than the liabilities used to fund them.
      Our purchase obligations for goods and services at December 31, 2003 were not significant.

RISK MANAGEMENT
      We have a comprehensive program to address potential financial risks, such as liquidity, interest rate, currency and counterparty credit risk. Historically, the Finance Committee of Household’s Board of Directors had set acceptable limits for each of these risks annually and reviewed the limits semi-annually. As a result of the active involvement of and guidelines provided by HSBC, the Finance Committee was dissolved in the first quarter of 2004. In addition, the Household Asset Liability Committee (“ALCO”), meets regularly to review risks and approve appropriate risk management strategies within limits established by Household’s Board of Directors and HSBC.
      Liquidity Risk Generally, the lives of our assets are shorter than the lives of the liabilities used to fund them. This initially reduces liquidity risk by ensuring that funds are received prior to liabilities becoming due.
      Our ability to ensure continuous access to the capital markets and maintain a diversified funding base is important in meeting our funding needs. To manage this liquidity risk, we offer a broad line of debt products designed to meet the needs of both institutional and retail investors. We maintain investor diversity by placing paper directly with customers, through selected dealer programs and by targeted issuance of large liquid transactions. Through the issuance of securitizations and secured financings, we are able to access an alternative investor base and further diversify our funding strategies. We also maintain a comprehensive, direct marketing program to ensure our investors receive consistent and timely information regarding our financial performance.
      The measurement and management of liquidity risk is a primary focus. Three standard analyses are utilized to accomplish this goal. First, a rolling 60 day funding plan is updated daily to quantify near-term needs and develop the appropriate measures to fund those needs. As part of this process, debt maturity profiles (daily, monthly, annually) are generated to assist in planning and limiting any potential rollover risk (which is the risk that we will be unable to pay our debt or borrow additional funds as it becomes due). Second, comprehensive plans identifying monthly funding requirements for the next two years are updated. These plans focus on funding projected asset growth and drive both the timing and size of debt issuances. And third, a Maximum Cumulative Outflow (MCO) analysis is updated regularly to measure liquidity risk. Cumulative comprehensive cash inflows are subtracted from outflows to generate a net exposure that is tracked both monthly over the next 12 month period and annually for 5 years. Net outflow limits are reviewed by Household’s Asset Liability Committee and HSBC.
      We recognize the importance of being prepared for constrained funding environments. While the potential scenarios driving this analysis have changed due to our affiliation with HSBC, contingency funding plans are still maintained as part of the liquidity management process. Alternative funding strategies are updated regularly for a rolling 12 months and assume limited access to unsecured funding and continued access to the securitization markets. These alternative strategies are designed to enable us to achieve monthly funding goals through controlled growth, sales of receivables and access to committed sources of contingent liquidity including bank lines and undrawn securitization conduits. Although our overall liquidity situation has improved significantly over the past twelve months, the strategies and analyses utilized in the past to successfully manage liquidity remain in place today. The combination of this process with the funding provided by HSBC subsidiaries and clients should ensure our access to diverse markets, investor bases and adequate funding for the foreseeable future.
      See “Liquidity and Capital Resources” for further discussion of our liquidity position.
      Interest Rate and Currency Risk We maintain an overall risk management strategy that uses a variety of interest rate and currency derivative financial instruments to mitigate our exposure to fluctuations caused by changes in interest rates and currency exchange rates. We manage our exposure to interest rate risk primarily through the use of interest rate swaps, but also use forwards, futures, options, and other risk management instruments. We manage our exposure to foreign currency exchange risk primarily through the use of currency swaps, options and forwards. We do not use leveraged derivative financial instruments for interest rate risk management.

      Prior to the acquisition by HSBC, the majority of our fair value and cash flow hedges were effective hedges which qualified for shortcut accounting under SFAS 133. Under the Financial Accounting Standards Board’s interpretations of SFAS 133, the shortcut method of accounting was no longer allowed for interest rate swaps which were outstanding at the time of the merger. As a consequence of the acquisition, pre-existing hedging relationships, including hedging relationships that had previously qualified under the “shortcut” method of accounting pursuant to SFAS 133, were required to be reestablished. In the fourth quarter of 2004, management determined that there were some deficiencies in the documentation required to support hedge accounting under U.S. GAAP.
      Management, having determined during the fourth quarter of 2004 that there were certain documentation deficiencies, engaged independent expert consultants to advise on the continuing effectiveness of the identified hedging relationships and consulted with our independent accountants, KPMG LLP. As a result of this assessment, we concluded that a substantial number of our hedges met the correlation effectiveness requirement of SFAS 133 throughout the period following HSBC’s acquisition of Household. However, we also determined in conjunction with KPMG LLP that, although a substantial number of the impacted hedges satisfied the correlation effectiveness requirement of SFAS 133, there were technical deficiencies in the documentation that could not be corrected retroactively or disregarded notwithstanding the proven effectiveness of the hedging relationship in place and, consequently, that the requirements of SFAS 133 were not met and that hedge accounting was not appropriate during the period these documentation deficiencies existed. Substantially all derivative financial instruments we have entered into subsequent to the acquisition qualify as effective hedges under SFAS 133. The discontinuation of hedge accounting on our fair value and cash flow hedging instruments outstanding at the time of the merger, coupled with the loss of hedge accounting on certain post merger fair value swaps, collectively decreased net income by $63.1 million for the period March 29, 2003 through December 31, 2003.
      Interest rate risk is defined as the impact of changes in market interest rates on our earnings. We use simulation models to measure the impact of changes in interest rates on net interest margin. The key assumptions used in these models include expected loan payoff rates, loan volumes and pricing, cash flows from derivative financial instruments and changes in market conditions. These assumptions are based on our best estimates of actual conditions. The models cannot precisely predict the actual impact of changes in interest rates on our earnings because these assumptions are highly uncertain. At December 31, 2003, our interest rate risk levels were substantially below those allowed by our existing policy.
      We generally fund our assets with liabilities that have similar interest rate features, or are combined at issuance with derivatives such that they are similar, but different maturities. This initially reduces interest rate risk. Over time, however, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts in loan products produce different interest rate risk exposures. We use derivative financial instruments, principally swaps, to manage these exposures. Interest rate futures, interest rate forwards and purchased options are also used on a limited basis to reduce interest rate risk.
      We monitor the impact that a gradual hypothetical 100 basis points parallel increase or decrease in interest rates would have on our net interest margin over the next twelve months. The following table summarizes such estimated impact:

	At
	December 31,

	2003	2002

	(In millions)
Decrease in net interest margin following a gradual hypothetical 100 basis points parallel rise in interest rates	$64	$48
Increase in net interest margin following a gradual hypothetical 100 basis points parallel fall in interest rates	$77	$49
      These estimates include both the net interest margin impact of the derivative positions we have entered into which are considered to be effective hedges under SFAS 133 and the impact of economic hedges of certain underlying debt instruments which do not qualify for hedge accounting as previously discussed, as if they were effective hedges under SFAS 133. These estimates also assume we would not take any corrective actions in response to interest rate movements and, therefore, exceed what most likely would occur if rates were to change by the amount indicated.
      This approach best reflects the economic risks inherent in our balance sheet. Despite the loss of hedge accounting for certain underlying debt instruments as discussed above, the interest rate derivative positions hedging specific debt issues remain effective economic transactions. At inception, each hedge was structured to match the critical terms of the underlying debt. The validity of these financial structures and the effectiveness of corresponding economic hedges has been subsequently confirmed by an independent third party. From March 29, 2003 through December 31, 2003, the daily change in price of a substantial number of these derivative instruments which do not qualify for hedge accounting under SFAS 133 correlated highly with the change in price of the underlying debt. In this analysis, there is no intent to manage or otherwise alter existing derivative contracts meaning that at maturity of the derivative and the underlying debt instrument, no net value remains, unlike a portfolio with a focus on trading. Thus the treatment of all hedges as if they were effective under SFAS 133 remains the most effective way of depicting the impact of interest rate changes.
      HSBC also has certain limits and benchmarks that serve as guidelines in determining the appropriate levels of interest rate risk. One such limit is expressed in terms of the Present Value of a Basis Point (“PVBP”), which reflects the change in value of the balance sheet for a one basis point movement in all interest rates. Household’s PVBP limit as of December 31, 2003 was $4.0 million, which includes limits associated with hedging instruments. Thus, for a one basis point change in interest rates, the policy dictates that the value of the balance sheet shall not increase or decrease by more than $4.0 million. As of December 31, 2003, we had a total PVBP position of $1.0 million reflecting the impact of a one basis point increase in interest rates, which does not change as a result of the loss of hedge accounting.
      Foreign currency exchange risk refers to the potential changes in current and future earnings arising from movements in foreign exchange rates. We enter into foreign exchange rate forward contracts and currency swaps to minimize currency risk associated with changes in the value of foreign-denominated liabilities. Currency swaps convert principal and interest payments on debt issued from one currency to another. For example, we may issue Euro-denominated debt and then execute a currency swap to convert the obligation to U.S. dollars.
      We have issued debt in a variety of currencies and simultaneously executed currency swaps to hedge the future interest and principal payments. As a result of the loss of hedge accounting on currency swaps outstanding at the time of merger, the recognition of the change in the currency risk on these swaps is recorded differently than the corresponding risk on the underlying foreign denominated debt. Currency risk on the swap is now recognized immediately on the net present value of all future swap payments. On the corresponding debt, currency risk is recognized on the principal outstanding which is converted at the period end spot translation rate and on the interest accrual which is converted at the average spot rate for the reporting period.
      Counterparty Credit Risk The primary exposure on our interest rate swap portfolio is counterparty credit risk. Counterparty credit risk is the risk that the counterparty to a transaction fails to perform according to the terms of the contract. We control counterparty credit risk in derivative instruments through established credit approvals, risk control limits and ongoing monitoring procedures. Counterparty limits have been set and are closely monitored as part of the overall risk management process and contract structure. During the third quarter of 2003, we began utilizing an affiliate, HSBC Bank USA, as the primary provider of new derivative products. We have never suffered a loss due to counterparty failure.
      Going forward, it is expected that most of our existing third party derivative contracts will be assigned to HSBC Bank USA making them our primary counterparty in derivative transactions. Most swap agreements, both with third parties and affiliates, require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level. Generally, third-party counterparties provide collateral in the form of cash which are recorded on our balance sheet as other assets or derivative related liabilities and totaled $.4 billion at December 31, 2003. Affiliate swap counterparties generally provide collateral in the form of securities which are not recorded on our balance sheet and totaled $.5 billion at December 31, 2003. At December 31, 2003, we had derivative contracts with a notional value of approximately $64.6 billion, including $39.4 billion outstanding with HSBC Bank USA.
      See Note 12 to the accompanying consolidated financial statements, “Derivative Financial Instruments and Concentrations of Credit Risk,” for additional information related to interest rate risk management and Note 13, “Fair Value of Financial Instruments,” for information regarding the fair value of certain financial instruments.
NEW ACCOUNTING PRONOUNCEMENTS
      In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 46, “Consolidation of Variable Interest Entities” (“Interpretation No. 46”). Interpretation No. 46 clarified the application of Accounting Research Bulletin Number 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Qualifying special purpose entities as defined by FASB Statement Number 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” are excluded from the scope of Interpretation No. 46. Interpretation No. 46 applied immediately to all variable interest entities created after January 31, 2003 and was originally effective for fiscal periods beginning after July 1, 2003 for existing variable interest entities. In October 2003, the FASB postponed the effective date of Interpretation No. 46 to December 31, 2003.
      In December 2003, a revised version of Interpretation 46 (“Revised Interpretation No. 46”) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions, and add applicability judgments. Revised Interpretation No. 46 is required to be adopted by most public companies no later than March 31, 2004. The adoption of Revised Interpretation No. 46 did not have a material impact on our financial position or results of operations.
      In November 2003, the FASB issued FASB Staff Position Number 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, and the Measurement of Cumulative Losses Previously Recognized Under Paragraph 37 of FASB Statement No. 144” (“FSP 144-1”). Under FSP 144-1, sales commissions related to the sale of foreclosed assets are recognized as a charge-off through the provision for credit losses. Historically, we had recognized sales commission expense as a component of other servicing and administrative expenses in our statements of income. We adopted FSP 144-1 in November of 2003. The adoption increased real estate charge-offs by 7 basis points ($9.1 million) for the quarter ended December 31, 2003 and 2 basis points for the full year 2003, auto finance charge-offs by 12 basis points ($1.2 million) for the quarter ended December 31, 2003 and 4 basis points for the full year 2003, and total consumer charge-offs by 4 basis points ($10.3 million) for the quarter ended December 31, 2003 and 1 basis point for the full year 2003. As the adoption resulted in a reclassification between income statement lines only, it had no significant impact on our net income. The impact on prior periods was not material.
      In December 2003, the American Institute of Certified Public Accountants (AICPA) released Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable to credit quality. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Adoption is not expected to have a material impact on our financial position or results of operations.

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GLOSSARY OF TERMS
      Acquired Intangibles — Assets (not including financial assets) that lack physical substance. Our acquired intangibles include purchased credit card relationships and related programs, merchant relationships in our retail services business, other loan related relationships, trade names, and technology, customer lists and other contracts.
      Affinity Credit Card — A MasterCard or Visa account jointly sponsored by the issuer of the card and an organization whose members share a common interest (e.g., the AFL-CIO Union Plus® credit card program).
      Auto Finance Loans — Closed-end loans secured by a first lien on a vehicle.
      Co-Branded Credit Card — A MasterCard or Visa account that is jointly sponsored by the issuer of the card and another corporation (e.g., the GM Card®). The account holder typically receives some form of added benefit for using the card.
      Consumer Net Charge-off Ratio — Net charge-offs of consumer receivables divided by average consumer receivables outstanding.
      Contractual Delinquency — A method of determining aging of past due accounts based on the status of payments under the loan. Delinquency status may be affected by customer account management policies and practices such as the restructure of accounts, forbearance agreements, extended payment plans, modification arrangements, external debt management plans, loan rewrites and deferments.
      Efficiency Ratio — Ratio of total costs and expenses less policyholders’ benefits to net interest margin and other revenues less policyholders’ benefits.
      Fee Income — Income associated with interchange on credit cards and late and other fees from the origination or acquisition of loans.
      Foreign Exchange Contract — A contract used to minimize our exposure to changes in foreign currency exchange rates.
      Futures Contract — An exchange-traded contract to buy or sell a stated amount of a financial instrument or index at a specified future date and price.
      Goodwill — Represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations.
      Interchange Fees — Fees received for processing a credit card transaction through the MasterCard or Visa network.
      Interest-only Strip Receivables — Represent our contractual right to receive interest and other cash flows from our securitization trusts after the investors receive their contractual return.
      Interest Rate Swap — Contract between two parties to exchange interest payments on a stated principal amount (notional principal) for a specified period. Typically, one party makes fixed rate payments, while the other party makes payments using a variable rate.
      LIBOR — London Interbank Offered Rate. A widely quoted market rate which is frequently the index used to determine the rate at which we borrow funds.
      Liquidity — A measure of how quickly we can convert assets to cash or raise additional cash by issuing debt.
      Managed Basis — A non-GAAP method of reporting whereby net interest margin, other revenues and credit losses on securitized receivables structured as sales are reported as if those receivables were still held on our balance sheet.
      Managed Receivables — The sum of receivables on our balance sheet and those that we service for investors as part of our asset securitization program.
      MasterCard and Visa Receivables — Receivables generated through customer usage of MasterCard and Visa credit cards.
      Net Interest Margin — Interest income from receivables and noninsurance investment securities reduced by interest expense.

      Nonaccrual Loans — Loans on which we no longer accrue interest because ultimate collection is unlikely.
      Options — A contract giving the owner the right, but not the obligation, to buy or sell a specified item at a fixed price for a specified period.
      Owned Receivables — Receivables held on our balance sheet.
      Personal Homeowner Loan (“PHL”) — A high loan-to-value real estate loan that has been underwritten and priced as an unsecured loan. These loans are reported as personal non-credit card receivables.
      Personal Non-Credit Card Receivables — Unsecured lines of credit or closed-end loans made to individuals.
      Portfolio Seasoning — Relates to the aging of origination vintages. Loss patterns emerge slowly over time as new accounts are booked.
      Private Label Credit Card — A line of credit made available to customers of retail merchants evidenced by a credit card bearing the merchant’s name.
      Product Vintage Analysis — Refers to loss curves on specific product origination pools by date of origination.
      Real Estate Secured Loan — Closed-end loans and revolving lines of credit secured by first or second liens on residential real estate.
      Receivables Serviced with Limited Recourse — Receivables we have securitized in transactions structured as sales and for which we have some level of potential loss if defaults occur.
      Refund Anticipation Loan (“RAL”) Program — A cooperative program with H&R Block Tax Services, Inc. and certain of its franchises, along with other independent tax preparers, to provide loans to customers entitled to tax refunds and who electronically file their returns with the Internal Revenue Service.
      Return on Average Common Shareholder’s Equity — Net income divided by average common shareholder’s equity.
      Return on Average Managed Assets — Net income divided by average managed assets.
      Return on Average Owned Assets — Net income divided by average owned assets.
      Secured Financing — The process where interests in a dedicated pool of financial assets, typically real estate secured receivables, are sold to investors. Generally, the receivables are transferred to a trust that issues interests that are sold to investors. These transactions do not receive sale treatment under SFAS No. 140. The receivables and related debt remain on our balance sheet.
      Securitization — The process where interests in a dedicated pool of financial assets, typically credit card, auto or personal non-credit card receivables, are sold to investors. Generally, the receivables are sold to a trust that issues interests that are sold to investors. These transactions are structured to receive sale treatment under SFAS No. 140. The receivables are then removed from our balance sheet.
      Securitization Revenue — Includes income associated with current and prior period securitizations structured as sales of receivables with limited recourse. Such income includes gains on sales, net of our estimate of probable credit losses under the recourse provisions, servicing income and excess spread relating to those receivables.
      Tangible Shareholder’s Equity — Common shareholder’s equity (excluding unrealized gains and losses on investments and cash flow hedging instruments) and senior debt which contains mandatorily redeemable obligations to purchase HSBC common stock in 2006, excluding purchase accounting adjustments (the Adjustable Conversion-Rate Equity Security Units), less acquired intangibles and goodwill.
      Tangible Managed Assets — Total managed assets less acquired intangibles, goodwill and derivative financial assets.
      Whole Loan Sales — Sales of loans to third parties without recourse. Typically, these sales are made pursuant to our liquidity or capital management plans.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CREDIT QUALITY STATISTICS — OWNED BASIS

	At December 31, unless otherwise indicated.

	2003	2002	2001

	(All dollar amounts are stated in millions)
Owned Two-Month-and-Over Contractual Delinquency Ratios
Real estate secured	4.35%	3.88%	2.89%
Auto finance	2.52	3.95	2.90
MasterCard/Visa	6.27	6.37	6.26
Private label	6.10	6.90	6.30
Personal non-credit card	11.07	9.42	9.66

Total consumer	5.48%	5.38%	4.81%

Ratio of Owned Net Charge-offs to Average Owned Receivables for the Year
Real estate secured	1.02%	.98%	.57%
Auto finance	4.90	5.99	4.04
MasterCard/Visa	10.74	10.32	9.82
Private label	6.35	6.65	6.11
Personal non-credit card	11.21	9.60	8.37

Total consumer	4.22	4.10	3.72
Commercial	.46	(.35)	2.11

Total	4.20%	4.07%	3.71%

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	1.46%	1.40%	.95%

Nonaccrual Owned Receivables
Real estate secured	$1,777.4	$1,366.6	$905.7
Auto finance	104.0	80.1	67.6
Private label	42.7	38.0	38.6
Personal non-credit card	897.7	902.6	780.4

Total consumer	2,821.8	2,387.3	1,792.3
Commercial and other	6.2	14.5	9.2

Total	$2,828.0	$2,401.8	$1,801.5

Accruing Consumer Owned Receivables 90 or More Days Delinquent
MasterCard/Visa	$429.4	$342.0	$352.1
Private label	443.0	491.2	462.0

Total	$872.4	$833.2	$814.1

Real Estate Owned	$626.6	$423.9	$392.6

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CREDIT QUALITY STATISTICS — MANAGED BASIS(1)

	At December 31, unless otherwise indicated.

	2003	2002	2001

	(All dollar amounts are stated in millions)
Managed Two-Month-and-Over Contractual Delinquency Ratios
Real estate secured	4.38%	3.91%	2.94%
Auto finance	3.85	3.65	3.15
MasterCard/Visa	4.32	4.33	4.30
Private label	5.29	6.36	5.65
Personal non-credit card	11.53	9.92	10.07

Total consumer	5.48%	5.29%	4.75%

Ratio of Managed Net Charge-offs to Average Managed Receivables for the Year
Real estate secured	1.02%	.99%	.58%
Auto finance	7.00	6.63	5.36
MasterCard/Visa	7.87	7.50	7.12
Private label	6.02	5.96	5.55
Personal non-credit card	11.11	9.57	8.25

Total consumer	4.84	4.58	4.12
Commercial	.46	(.35)	2.11

Total	4.82%	4.56%	4.11%

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	1.46%	1.40%	.94%

Nonaccrual Managed Receivables
Real estate secured	$1,790.6	$1,390.7	$939.7
Auto finance	338.4	271.9	200.2
Private label	42.7	38.0	38.6
Personal non-credit card	1,464.1	1,320.7	1,104.3

Total consumer	3,635.8	3,021.3	2,282.8
Commercial and other	6.2	14.5	9.2

Total	$3,642.0	$3,035.8	$2,292.0

Accruing Consumer Managed Receivables 90 or More Days Delinquent
MasterCard/Visa	$581.9	$512.7	$527.2
Private label	601.0	633.4	502.9

Total	$1,182.9	$1,146.1	$1,030.1

(1)	These non-GAAP financial measures are provided for comparison of our operating trends and should be read in conjunction with our owned basis GAAP financial information. Refer to “Reconciliations to GAAP Financial Measures” for a discussion of non-GAAP financial information and for quantitative reconciliations to the equivalent GAAP basis financial measure.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP financial results reported in our consolidated financial statements, MD&A includes reference to the following information which is presented on a non-GAAP basis:
      Operating Results, Percentages and Ratios Certain percentages and ratios have been presented on an operating basis and have been calculated using “operating net income”, a non-GAAP financial measure. “Operating net income” is net income excluding certain nonrecurring items. These nonrecurring items are also excluded in calculating our operating basis efficiency ratios. We believe that excluding nonrecurring items helps readers of our financial statements to understand better the results and trends of our underlying business.
      Managed Basis Reporting We monitor our operations and evaluate trends on a managed basis (a non-GAAP financial measure), which assumes that securitized receivables have not been sold and are still on our balance sheet. We manage and evaluate our operations on a managed basis because the receivables that we securitize are subjected to underwriting standards comparable to our owned portfolio, are serviced by operating personnel without regard to ownership and result in a similar credit loss exposure for us. In addition, we fund our operations, review our operating results, and make decisions about allocating resources such as employees and capital on a managed basis.
      When reporting on a managed basis, net interest margin, provision for credit losses and fee income related to receivables securitized are reclassified from securitization revenue in our owned statements of income into the appropriate caption. Additionally, charge-off and delinquency associated with these receivables are included in our managed basis credit quality statistics.
      Debt analysts, rating agencies and others also evaluate our operations on a managed basis for the reasons discussed above and have historically requested managed basis information from us. We believe that managed basis information enables investors and other interested parties to better understand the performance and quality of our entire managed loan portfolio and is important to understanding the quality of originations and the related credit risk inherent in our owned portfolio.
      Equity Ratios Tangible shareholder’s equity to tangible managed assets (“TETMA”) is a non-GAAP financial measure that is used by HFC management to evaluate capital adequacy. This ratio may differ from similarly named measures presented by other companies. Because they include obligations to purchase HSBC ordinary shares in 2006, our Adjustable Conversion-Rate Equity Security Units, which exclude purchase accounting adjustments, are considered equity in the TETMA calculation. The most directly comparable GAAP financial measure is common equity to owned assets.
      We also monitor TETMA excluding the impact of purchase accounting adjustments. We do so because we believe that the purchase accounting adjustments represent non-cash transactions which do not affect our business operations, cash flows or ability to meet our debt obligations.
      Quantitative Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures For a reconciliation of managed basis net interest margin, fee income and provision for credit losses to the comparable owned basis amounts, see Note 20, “Segment Reporting,” to the accompanying consolidated financial statements. For a reconciliation of our owned loan portfolio by product to our managed loan portfolio, see Note 5, “Receivables,” to the accompanying consolidated financial statements. Reconciliations of our owned basis and managed basis credit quality, selected financial ratios, including operating ratios, and our equity ratios follow.

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HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
CREDIT QUALITY STATISTICS — 2003

	Two-Months-and-Over			Year-to-Date Charge-offs,
	Contractual Delinquency			Net of Recoveries

	Two-Months-and-		Two-Months-and-
	Over Contractual	Receivables	Over Contractual	Net	Average	Net
	Delinquency	Outstanding	Delinquency	Charge-offs	Receivables	Charge-offs

	(All dollar amounts are stated in millions)
Owned:
First mortgage(1)	$2.8	$32.0	8.75%	$.3	$35.5	.85%
Real estate secured	2,131.9	48,979.8	4.35	486.1	47,891.1	1.02
Auto finance	104.0	4,121.5	2.52	143.3	2,923.1	4.90
MasterCard/Visa	597.9	9,530.3	6.27	848.4	7,899.2	10.74
Private label	593.7	9,732.4	6.10	611.9	9,636.5	6.35
Personal non-credit card	1,067.5	9,643.5	11.07	1,272.9	11,355.1	11.21

Total consumer	4,497.8	82,039.5	5.48	3,362.9	79,740.5	4.22
Commercial	—	364.7	—	1.8	389.9	.46

Total	$4,497.8	$82,404.2	5.46%	$3,364.7	$80,130.4	4.20%

Serviced with Limited Recourse:
Real estate secured	$21.4	$193.6	11.05%	$4.6	$271.9	1.69%
Auto finance	234.5	4,674.8	5.02	411.2	4,998.8	8.23
MasterCard/Visa	213.5	9,253.1	2.31	486.5	9,071.0	5.36
Private label	199.3	5,261.3	3.79	214.0	4,073.4	5.25
Personal non-credit card	700.9	5,695.4	12.31	483.2	4,448.8	10.86

Total	$1,369.6	$25,078.2	5.46%	$1,599.5	$22,863.9	7.00%

Managed:
First mortgage(1)	$2.8	$32.0	8.75%	$.3	$35.5	.85%
Real estate secured	2,153.3	49,173.4	4.38	490.7	48,163.0	1.02
Auto finance	338.5	8,796.3	3.85	554.5	7,921.9	7.00
MasterCard/Visa	811.4	18,783.4	4.32	1,334.9	16,970.2	7.87
Private label	793.0	14,993.7	5.29	825.9	13,709.9	6.02
Personal non-credit card	1,768.4	15,338.9	11.53	1,756.1	15,803.9	11.11

Total consumer	5,867.4	107,117.7	5.48	4,962.4	102,604.4	4.84
Commercial	—	364.7	—	1.8	389.9	.46

Total	$5,867.4	$107,482.4	5.46%	$4,964.2	$102,994.3	4.82%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios

		Serviced with
	Owned	Limited Recourse	Managed

	(All dollar amounts are stated in millions)
Nonaccrual Receivables
Real estate secured	$1,777.4	$13.2	$1,790.6
Auto finance	104.0	234.4	338.4
Private label	42.7	—	42.7
Personal non-credit card	897.7	566.4	1,464.1

Total consumer	2,821.8	814.0	3,635.8
Commercial and other	6.2	—	6.2

Total	$2,828.0	$814.0	$3,642.0

Accruing Consumer Receivables 90 or More Days Delinquent
MasterCard/Visa	$429.4	$152.5	$581.9
Private label	443.0	158.0	601.0

Total	$872.4	$310.5	$1,182.9

Real Estate Charge-offs and REO Expense as a Percent of Average Real Estate Secured Receivables
Real estate charge-offs and REO expense	$698.5	$4.6	$703.1
Average real estate secured receivables	47,891.1	271.9	48,163.0

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	1.46%	1.69%	1.46%

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
CREDIT QUALITY STATISTICS — 2002

	Two-Months-and-Over			Year-to-Date Charge-offs,
	Contractual Delinquency			Net of Recoveries

	Two-Months-and-		Two-Months-and-
	Over Contractual	Receivables	Over Contractual	Net	Average	Net
	Delinquency	Outstanding	Delinquency	Charge-offs	Receivables	Charge-offs

	(All dollar amounts are stated in millions)
Owned:
First mortgage(1)	$4.0	$39.9	10.03%	$.2	$32.5	.62%
Real estate secured	1,707.7	44,052.1	3.88	407.2	41,487.6	.98
Auto finance	80.1	2,028.1	3.95	151.1	2,522.1	5.99
MasterCard/Visa	483.8	7,600.2	6.37	677.6	6,566.8	10.32
Private label	645.9	9,365.2	6.90	600.6	9,030.3	6.65
Personal non-credit card	1,103.3	11,706.9	9.42	1,059.9	11,038.4	9.60

Total consumer	4,024.8	74,792.4	5.38	2,896.6	70,677.7	4.10
Commercial	—	417.3	—	(1.5)	427.3	(.35)

Total	$4,024.8	$75,209.7	5.35%	$2,895.1	$71,105.0	4.07%

Serviced with Limited Recourse:
Real estate secured	$31.1	$456.3	6.82%	$7.2	$572.1	1.26%
Auto finance	191.8	5,418.6	3.54	308.9	4,412.6	7.00
MasterCard/Visa	246.6	9,272.5	2.66	500.7	9,143.1	5.48
Private label	177.4	3,577.1	4.96	106.6	2,840.4	3.75
Personal non-credit card	524.8	4,697.7	11.17	376.8	3,981.6	9.46

Total	$1,171.7	$23,422.2	5.00%	$1,300.2	$20,949.8	6.21%

Managed:
First mortgage(1)	$4.0	$39.9	10.03%	$.2	$32.5	.62%
Real estate secured	1,738.8	44,508.4	3.91	414.4	42,059.7	.99
Auto finance	271.9	7,446.7	3.65	460.0	6,934.7	6.63
MasterCard/Visa	730.4	16,872.7	4.33	1,178.3	15,709.9	7.50
Private label	823.3	12,942.3	6.36	707.2	11,870.7	5.96
Personal non-credit card	1,628.1	16,404.6	9.92	1,436.7	15,020.0	9.57

Total consumer	5,196.5	98,214.6	5.29	4,196.8	91,627.5	4.58
Commercial	—	417.3	—	(1.5)	427.3	(.35)

Total	$5,196.5	$98,631.9	5.27%	$4,195.3	$92,054.8	4.56%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios

		Serviced with
	Owned	Limited Recourse	Managed

	(All dollar amounts are stated in millions)
Nonaccrual Receivables
Real estate secured	$1,366.6	$24.1	$1,390.7
Auto finance	80.1	191.8	271.9
Private label	38.0	—	38.0
Personal non-credit card	902.6	418.1	1,320.7

Total consumer	2,387.3	634.0	3,021.3
Commercial and other	14.5	—	14.5

Total	$2,401.8	$634.0	$3,035.8

Accruing Consumer Receivables 90 or More Days Delinquent
MasterCard/Visa	$342.0	$170.7	$512.7
Private label	491.2	142.2	633.4

Total	$833.2	$312.9	$1,146.1

Real Estate Charge-offs and REO Expense as a Percent of Average Real Estate Secured Receivables
Real estate charge-offs and REO expense	$581.9	$7.2	$589.1
Average real estate secured receivables	41,487.6	572.1	42,059.7

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	1.40%	1.26%	1.40%

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
CREDIT QUALITY STATISTICS — 2001

	Two-Months-and-Over			Year-to-Date Charge-offs,
	Contractual Delinquency			Net of Recoveries

	Two-Months-and-		Two-Months-and-
	Over Contractual	Receivables	Over Contractual	Net	Average	Net
	Delinquency	Outstanding	Delinquency	Charge-offs	Receivables	Charge-offs

	(All dollar amounts are stated in millions)
Owned:
Real estate secured	$1,075.1	$37,198.4	2.89%	$188.6	32,904.8	.57%
Auto finance	67.6	2,332.2	2.90	88.4	2,187.2	4.04
MasterCard/Visa	435.5	6,962.0	6.26	594.7	6,054.4	9.82
Private label	620.1	9,847.9	6.30	530.3	8,676.9	6.11
Personal non-credit card	1,020.1	10,558.6	9.66	816.7	9,759.9	8.37

Total consumer	3,218.4	66,899.1	4.81	2,218.7	59,583.2	3.72
Commercial	—	442.5	—	10.1	478.6	2.11

Total	$3,218.4	$67,341.6	4.78%	$2,228.8	$60,061.8	3.71%

Serviced with Limited Recourse:
Real estate secured	$43.1	$861.8	5.00%	$8.4	$1,199.2	.70%
Auto finance	132.6	4,026.6	3.29	189.9	3,004.4	6.32
MasterCard/Visa	252.4	9,047.5	2.79	473.4	8,953.5	5.29
Private label	57.9	2,150.0	2.69	47.6	1,744.1	2.73
Personal non-credit card	412.6	3,673.4	11.23	277.5	3,496.1	7.94

Total	$898.6	$19,759.3	4.55%	$996.8	$18,397.3	5.42%

Managed:
Real estate secured	$1,118.2	$38,060.2	2.94%	$197.0	$34,104.0	.58%
Auto finance	200.2	6,358.8	3.15	278.3	5,191.6	5.36
MasterCard/Visa	687.9	16,009.5	4.30	1,068.2	15,007.9	7.12
Private label	678.0	11,997.9	5.65	577.9	10,421.0	5.55
Personal non-credit card	1,432.7	14,232.0	10.07	1,094.2	13,256.0	8.25

Total consumer	4,117.0	86,658.4	4.75	3,215.6	77,980.5	4.12
Commercial	—	442.5	—	10.1	478.6	2.11

Total	$4,117.0	$87,100.9	4.73%	$3,225.7	$78,459.1	4.11%

		Serviced with
	Owned	Limited Recourse	Managed

	(All dollar amounts are stated in millions)
Nonaccrual Receivables
Real estate secured	$905.7	$34.0	$939.7
Auto finance	67.6	132.6	200.2
Private label	38.6	—	38.6
Personal non-credit card	780.4	323.9	1,104.3

Total consumer	1,792.3	490.5	2,282.8
Commercial and other	9.2	—	9.2

Total	$1,801.5	$490.5	$2,292.0

Accruing Consumer Receivables 90 or More Days Delinquent
MasterCard/Visa	$352.1	$175.1	$527.2
Private label	462.0	40.9	502.9

Total	$814.1	$216.0	$1,030.1

Real Estate Charge-offs and REO Expense as a Percent of Average Real Estate Secured Receivables
Real estate charge-offs and REO expense	$311.7	$8.4	$320.1
Average real estate secured receivables	32,904.8	1,199.2	34,104.0

Real estate charge-offs and REO expense as a percent of average real estate secured receivables	.95%	.70%	.94%

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
SELECTED FINANCIAL DATA AND STATISTICS

	2003	2002	2001

	(Restated)
	(All dollar amounts are stated in
	millions)
Return on Average Common Shareholder’s Equity:
Net income	$1,847.0	$1,636.5	$1,727.9
Settlement charge and related expenses	—	333.2	—

Operating net income available to common shareholders	$1,847.0	$1,969.7	$1,727.9

Average common shareholder’s equity	$12,285.5	$9,663.6	$8,337.4

Return on average common shareholder’s equity	15.0%	16.9%	20.7%
Return on average common shareholder’s equity, operating basis	15.0	20.4	20.7

Return on Average Assets:
Net income	$1,847.0	$1,636.5	$1,727.9
Operating net income	1,847.0	1,969.7	1,727.9

Average assets:
Owned basis	$96,427.4	$82,165.7	$67,539.1
Serviced with limited recourse	22,863.9	20,949.8	18,397.3

Managed basis	$119,291.3	$103,115.5	$85,936.4

Return on average owned assets	1.92%	1.99%	2.56%
Return on average owned assets, operating basis	1.92	2.40	2.56
Return on average managed assets	1.55	1.59	2.01
Return on average managed assets, operating basis	1.55	1.91	2.01

Efficiency Ratio:
Total costs and expenses less policyholders’ benefits	$3,905.5	$3,875.5	$3,110.5
Settlement charge and related expenses	—	(525.0)	—

Total costs and expenses less policyholders’ benefits, excluding nonrecurring items	$3,905.5	$3,350.5	$3,110.5

Net interest margin and other revenues less policyholders’ benefits:
Owned basis	$10,430.2	$9,825.7	$8,394.6
Serviced with limited recourse	2,177.4	1,838.8	1,063.1

Managed basis	$12,607.6	$11,664.5	$9,457.7

Owned basis efficiency ratio	37.4%	39.4%	37.1%
Owned basis efficiency ratio, operating basis	37.4	34.1	37.1
Managed basis efficiency ratio	31.0	33.2	32.9
Managed basis efficiency ratio, operating basis	31.0	28.7	32.9

Net Interest Margin:
Net Interest Margin:
Owned basis	$6,834.4	$6,170.6	$5,246.5
Serviced with limited recourse	2,731.3	2,522.4	1,944.1

Managed basis	$9,565.7	$8,693.0	$7,190.6

Average interest-earning assets:
Owned basis	$85,496.0	$74,881.6	$61,078.6
Serviced with limited recourse	22,863.9	20,949.8	18,397.3

Managed basis	$108,359.9	$95,831.4	$79,475.9

Owned basis net interest margin	7.99%	8.24%	8.59%
Managed basis net interest margin	8.83	9.07	9.05

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
RECONCILIATIONS TO GAAP FINANCIAL MEASURES
EQUITY RATIOS

	2003	2002	2001

	(Restated)
	All dollar amounts are stated in millions
Tangible shareholder’s equity:
Common shareholder’s equity	$13,556.5	$10,041.5	$8,633.9
Exclude:
Unrealized losses on cash flow hedging instruments	19.1	685.0	645.6
Unrealized gains on investments and interest-only strip receivables	(164.5)	(292.9)	(179.2)
Acquired intangibles	(2,627.3)	(386.4)	(444.3)
Goodwill	(2,107.7)	(1,117.7)	(1,103.0)
Adjustable Conversion-Rate Equity Security Units	519.1	511.0	—

Tangible shareholder’s equity	9,195.2	9,440.5	7,553.0
Purchase accounting adjustments	2,103.9	—	—

Tangible shareholder’s equity, excluding purchase accounting adjustments	$11,299.1	$9,440.5	$7,553.0

Tangible managed assets:
Owned assets	$102,857.6	$88,372.9	$74,529.5
Receivables serviced with limited recourse	25,078.2	23,422.2	19,759.3

Managed assets	127,935.8	111,795.1	94,288.8
Exclude:
Acquired intangibles	(2,627.3)	(386.4)	(444.3)
Goodwill	(2,107.7)	(1,117.7)	(1,103.0)
Derivative financial assets	(2,837.3)	(1,805.0)	(6.7)

Tangible managed assets	120,363.5	108,486.0	92,734.8
Purchase accounting adjustments	(370.9)	—	—

Tangible managed assets, excluding purchase accounting adjustments	$119,992.6	$108,486.0	$92,734.8

Equity ratios:
Common equity to owned assets	13.18%	11.36%	11.58%
Tangible common equity to tangible managed assets	7.64	8.70	8.14
Tangible shareholder’s equity to tangible managed assets, excluding purchase accounting adjustments	9.42	8.70	8.14

Item 8.     Financial Statements and Supplementary Data.
      The 2003 Financial Statements and supplementary financial information specified by Item 302 of Regulation S-K are set forth below.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	March 29	January 1
	through	through	Year ended	Year ended
	December 31,	March 28,	December 31,	December 31,
	2003	2003	2002	2001

	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)
	(In millions)
Finance and other interest income	$7,090.7	$2,266.9	$9,215.0	$8,519.0
Interest expense	1,738.6	784.6	3,044.4	3,272.5

Net interest margin	5,352.1	1,482.3	6,170.6	5,246.5
Provision for credit losses on owned receivables	2,784.9	920.7	3,463.7	2,606.4

Net interest margin after provision for credit losses	2,567.2	561.6	2,706.9	2,640.1

Securitization revenue	1,004.3	413.2	2,011.0	1,652.4
Insurance revenue	377.5	118.8	526.4	489.2
Investment income	106.6	75.8	167.1	153.4
Derivative income (expense)	283.8	1.0	1.2	(1.1)
Fee income	713.9	270.6	868.8	827.7
Other income	287.9	230.6	385.8	294.6

Total other revenues	2,774.0	1,110.0	3,960.3	3,416.2

Salaries and fringe benefits	1,247.4	378.1	1,491.0	1,331.0
Sales incentives	211.7	34.8	244.2	262.9
Occupancy and equipment expenses	238.3	77.9	297.1	270.5
Other marketing expenses	406.9	127.5	491.0	467.2
Other servicing and administrative expenses	680.1	268.6	769.4	621.5
Amortization of acquired intangibles and goodwill	221.9	12.3	57.8	157.4
Policyholders’ benefits	217.1	71.1	305.2	268.1
Settlement charge and related expenses	—	—	525.0	—

Total costs and expenses	3,223.4	970.3	4,180.7	3,378.6

Income before income taxes	2,117.8	701.3	2,486.5	2,677.7
Income taxes	731.5	240.6	850.0	949.8

Net income	$1,386.3	$460.7	$1,636.5	$1,727.9

The accompanying notes are an integral part of these consolidated financial statements.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	At December 31

	2003	2002

	(Successor)	(Predecessor)
	(Restated)
	(In millions, except share data)
ASSETS
Cash	$395.0	$667.9
Investment securities	10,545.0	6,707.6
Receivables, net	81,239.1	74,828.4
Acquired intangibles, net	2,627.3	386.4
Goodwill	2,107.7	1,117.7
Properties and equipment, net	391.6	403.1
Real estate owned	626.6	423.9
Derivative financial assets	2,837.3	1,805.0
Other assets	2,088.0	2,032.9

Total assets	$102,857.6	$88,372.9

LIABILITIES AND SHAREHOLDER’S EQUITY
Debt:
Due to affiliates	$2,101.7	$86.9
Commercial paper, bank and other borrowings	7,983.8	4,143.3
Senior and senior subordinated debt (with original maturities over one year)	74,766.0	70,275.6

Total debt	84,851.5	74,505.8
Insurance policy and claim reserves	1,127.0	890.9
Derivative related liabilities	547.2	1,087.5
Other liabilities	2,775.4	1,847.2

Total liabilities	89,301.1	78,331.4
Common shareholder’s equity:
Common stock, $1.00 par value, 1,000 shares authorized, issued and outstanding, and additional paid-in capital	12,016.1	3,790.8
Retained earnings	1,386.3	6,642.4
Accumulated other comprehensive income (loss)	154.1	(391.7)

Total common shareholder’s equity	13,556.5	10,041.5

Total liabilities and shareholder’s equity	$102,857.6	$88,372.9

The accompanying notes are an integral part of these consolidated financial statements.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	March 29	January 1
	through	through	Year ended	Year ended
	December 31,	March 28,	December 31,	December 31,
	2003	2003	2002	2001

	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)
	(In millions)
Cash Provided by Operations
Net income	$1,386.3	$460.7	$1,636.5	$1,727.9
Adjustments to reconcile net income to net cash provided by operations:
Provision for credit losses on owned receivables	2,784.9	920.7	3,463.7	2,606.4
Insurance policy and claim reserves	(146.5)	65.3	(12.8)	221.5
Depreciation and amortization	301.7	46.1	193.3	288.1
Deferred income tax provision (benefit)	(125.3)	137.3	(163.8)	19.7
Interest-only strip receivables, net change	381.7	23.7	(184.7)	(118.1)
Other assets	420.7	(532.3)	(209.0)	(.3)
Other liabilities	366.5	41.1	592.5	166.8
Other, net	(78.3)	400.5	2,067.9	397.3

Cash provided by operations	5,291.7	1,563.1	7,383.6	5,309.3

Investments in Operations
Investment securities:
Purchased	(4,459.5)	(981.4)	(4,865.9)	(1,520.5)
Matured	3,112.7	534.5	1,588.5	316.5
Sold	686.9	768.4	642.2	684.1
Short-term investment securities, net change	(3,266.9)	(203.2)	(1,024.9)	893.8
Receivables:
Originations, net	(40,644.8)	(7,749.5)	(45,274.9)	(39,202.7)
Purchases and related premiums	(2,001.1)	(129.0)	(4,162.5)	(4,744.4)
Initial and fill-up securitizations	30,256.1	7,234.4	35,363.6	29,694.6
Whole loan sales	—	—	2,748.6	—
Sales to affiliates	2,843.9	—	—	—
Properties and equipment purchased	(81.6)	(16.0)	(112.2)	(135.7)
Properties and equipment sold	—	.1	12.8	2.1

Cash decrease from investments in operations	(13,554.3)	(541.7)	(15,084.7)	(14,012.2)

Financing and Capital Transactions
Short-term debt, net change	5,147.3	(1,306.8)	(4,931.3)	248.2
Due to affiliates, net change	2,642.1	(627.3)	(2,598.3)	(1,160.7)
Senior and senior subordinated debt issued	15,167.8	4,232.8	29,095.7	19,179.6
Senior and senior subordinated debt retired	(14,642.2)	(3,566.1)	(13,349.0)	(8,382.6)
Policyholders’ benefits paid	(59.9)	(26.8)	(101.2)	(97.9)
Cash received from policyholders	7.3	.1	—	—
Capital contributions from parent company	—	—	—	50.0
Dividends paid to parent company	—	—	(300.0)	(650.0)
Dividends — pooled affiliates	—	—	—	(225.0)

Cash increase (decrease) from financing and capital transactions	8,262.4	(1,294.1)	7,815.9	8,961.6

Increase (decrease) in cash	(.2)	(272.7)	114.8	258.7
Cash at beginning of period	395.2	667.9	553.1	294.4

Cash at end of period	$395.0	$395.2	$667.9	$553.1

Supplemental Cash Flow Information:
Interest paid	$2,110.6	$754.9	$2,973.0	$3,620.1
Income taxes paid	799.8	147.7	937.8	917.8

Supplemental Non-Cash Financing and Capital Transactions:
Push-down of purchase price by parent company (Note 3)	—	$12,016.1	—	—

The accompanying notes are an integral part of these consolidated financial statements.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDER’S EQUITY (UNAUDITED)

	Common
	Stock and		Accumulated	Total
	Additional		Other	Common
	Paid-in	Retained	Comprehensive	Shareholder’s
	Capital	Earnings	Income (Loss)	Equity

	(In millions)
Balance at December 31, 2000 (Predecessor)	$3,740.8	$4,453.0	$32.1	$8,225.9

Net income		1,727.9		1,727.9
Other comprehensive income, net of tax:
Cumulative effect of change in accounting principle (SFAS No. 133)			(230.0)	(230.0)
Unrealized losses on cash flow hedging instruments			(415.6)	(415.6)
Unrealized gains on investments and interest-only strip receivables			154.6	154.6
Foreign currency translation adjustments			(3.9)	(3.9)

Total comprehensive income				1,233.0
Dividends paid to parent company		(650.0)		(650.0)
Dividends — pooled affiliates (1)		(225.0)		(225.0)
Contribution of capital from parent company	50.0			50.0

Balance at December 31, 2001 (Predecessor)	3,790.8	5,305.9	(462.8)	8,633.9

Net income		1,636.5		1,636.5
Other comprehensive income, net of tax:
Unrealized losses on cash flow hedging instruments			(39.4)	(39.4)
Unrealized gains on investments and interest-only strip receivables			113.7	113.7
Foreign currency translation adjustments			(3.2)	(3.2)

Total comprehensive income				1,707.6
Dividends paid to parent company		(300.0)		(300.0)

Balance at December 31, 2002 (Predecessor)	3,790.8	6,642.4	(391.7)	10,041.5

Net income		460.7		460.7
Other comprehensive income, net of tax:
Unrealized gains on cash flow hedging instruments			110.6	110.6
Unrealized losses on investments and interest-only strip receivables			(30.7)	(30.7)
Foreign currency translation adjustments			2.5	2.5

Total comprehensive income				543.1

Balance at March 28, 2003 (Predecessor)	3,790.8	7,103.1	(309.3)	10,584.6

Effect of push-down accounting of HSBC’s purchase price on net assets	8,225.3	(7,103.1)	309.3	1,431.5

Balance at March 28, 2003 (Successor)	12,016.1	—	—	12,016.1

Net income		1,386.3		1,386.3
Other comprehensive income, net of tax:
Unrealized (losses) on cash flow hedging instruments			(19.1)	(19.1)
Unrealized gains on investments and interest-only strip receivables			164.5	164.5
Foreign currency translation adjustments			8.7	8.7

Total comprehensive income				1,540.4

Balance at December 31, 2003 (Successor)(Restated)	$12,016.1	$1,386.3	$154.1	$13,556.5

(1)	Related to previous equity transaction of Household Bank (SB), N.A.
The accompanying notes are an integral part of these consolidated financial statements.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDER’S EQUITY (UNAUDITED) (Continued)
Accumulated Other Comprehensive Income (Loss)
      The balances associated with the components of accumulated other comprehensive income (loss) on a “predecessor” basis were eliminated as a result of push-down accounting effective March 29, 2003 when the “successor” period began. Accumulated other comprehensive income (loss) includes the following:

	December 31,	March 28,	December 31,	December 31,	December 31,
	2003	2003	2002	2001	2000

	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)
	(In millions)
Unrealized (losses) on cash flow hedging instruments	$(19.1)	$(574.4)	$(685.0)	$(645.6)	—
Unrealized gains on investments and interest-only strip receivables:
Gross unrealized gains	261.1	415.4	462.6	288.5	$41.8
Income tax expense	96.6	153.2	169.7	109.3	17.2

Net unrealized gains	164.5	262.2	292.9	179.2	24.6
Foreign currency translation adjustments	8.7	2.9	.4	3.6	7.5

Total accumulated other comprehensive income (loss)	$154.1	$(309.3)	$(391.7)	$(462.8)	$32.1

Comprehensive Income
      We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. The adoption was accounted for as a cumulative effect of a change in accounting principle. The table below discloses reclassification adjustments and the related tax effects allocated to each component of other comprehensive income (expense) including unrealized gains (losses) on cash flow hedging instruments, unrealized gains (losses) on investments and interest-only strip receivables and foreign currency translation adjustments.

		Tax
		(Expense)
	Before-Tax	Benefit	Net-of-Tax

	(In millions)
Year ended December 31, 2001 (Predecessor)
Unrealized gains (losses) on cash flow hedging instruments:
Cumulative effect of change in accounting principle (SFAS No. 133)	$(358.5)	$128.5	$(230.0)
Net losses arising during the period	(1,032.5)	370.1	(662.4)
Less: Reclassification adjustment for losses realized in net income	384.7	(137.9)	246.8

Net losses on cash flow hedging instruments	(1,006.3)	360.7	(645.6)

Unrealized gains (losses) on investments and interest-only strip receivables:
Net unrealized holding gains arising during the period	257.9	(96.0)	161.9
Less: Reclassification adjustment for gains realized in net income	(11.2)	3.9	(7.3)

Net unrealized gains on investments and interest-only strip receivables	246.7	(92.1)	154.6
Foreign currency translation adjustments	(3.9)	—	(3.9)

Other comprehensive expense	$(763.5)	$268.6	$(494.9)

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDER’S EQUITY (UNAUDITED) (Continued)

		Tax
		(Expense)
	Before-Tax	Benefit	Net-of-Tax

	(In millions)
Year ended December 31, 2002 (Predecessor)
Unrealized gains (losses) on cash flow hedging instruments:
Net losses arising during the period	$(696.4)	$254.9	$(441.5)
Less: Reclassification adjustment for losses realized in net income	633.7	(231.6)	402.1

Net losses on cash flow hedging instruments	(62.7)	23.3	(39.4)

Unrealized gains (losses) on investments and interest-only strip receivables:
Net unrealized holding gains arising during the period	181.1	(62.9)	118.2
Less: Reclassification adjustment for gains realized in net income	(7.0)	2.5	(4.5)

Net unrealized gains on investments and interest-only strip receivables	174.1	(60.4)	113.7
Foreign currency translation adjustments	(3.2)	—	(3.2)

Other comprehensive income	$108.2	$(37.1)	$71.1

January 1 through March 28, 2003 (Predecessor)
Unrealized gains (losses) on cash flow hedging instruments:
Net gains arising during the period	$45.0	$(16.4)	$28.6
Less: Reclassification adjustment for losses realized in net income	129.0	(47.0)	82.0

Net gains on cash flow hedging instruments	174.0	(63.4)	110.6

Unrealized gains (losses) on investments and interest-only strip receivables:
Net unrealized holding losses arising during the period	(9.2)	3.2	(6.0)
Less: Reclassification adjustment for gains realized in net income	(38.0)	13.3	(24.7)

Net unrealized losses on investments and interest-only strip receivables	(47.2)	16.5	(30.7)
Foreign currency translation adjustments	2.5	—	2.5

Other comprehensive income	$129.3	$(46.9)	$82.4

March 29 through December 31, 2003 (Successor) (Restated)
Unrealized gains (losses) on cash flow hedging instruments:
Net gains arising during the period	$(53.5)	$21.0	$(32.5)
Less: Reclassification adjustment for losses realized in net income	20.6	(7.2)	13.4

Net gains on cash flow hedging instruments	(32.9)	13.8	(19.1)

Unrealized gains (losses) on investments and interest-only strip receivables:
Net unrealized holding gains arising during the period	279.0	(102.9)	176.1
Less: Reclassification adjustment for gains realized in net income	(17.9)	6.3	(11.6)

Net unrealized gains on investments and interest-only strip receivables	261.1	(96.6)	164.5
Foreign currency translation adjustments	8.7	—	8.7

Other comprehensive income	$236.9	$(82.8)	$154.1

The accompanying notes are an integral part of these consolidated financial statements.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
      Household Finance Corporation (“HFC” or “the company”) is a wholly owned subsidiary of Household International, Inc. (“Household” or the “parent company”). Household was acquired by a wholly owned subsidiary of HSBC Holdings plc (“HSBC”) on March 28, 2003 in a purchase business combination recorded under the “push-down” method of accounting, which resulted in a new basis of accounting for the “successor” period beginning March 29, 2003. Information relating to all “predecessor” periods prior to the acquisition is presented using our historical basis of accounting.
      HFC is a leading provider of consumer lending products to middle-market consumers in the United States. HFC may also be referred to in these notes to the consolidated financial statements as “we,” “us” or “our.” Our lending products include real estate secured loans, auto finance loans, MasterCard* and Visa* credit card loans, private label credit card loans, and personal non-credit card loans. We also offer tax refund anticipation loans in the United Sates and credit and specialty insurance in the United States and Canada. We have one reportable segment: Consumer, which includes our branch-based consumer lending, mortgage services, retail services, credit card services and auto finance businesses.

1.	Summary of Significant Accounting Policies
      Basis of Presentation The consolidated financial statements include the accounts of Household Finance Corporation and all subsidiaries including all variable interest entities in which we are the primary beneficiary as defined by Financial Accounting Standards Board Interpretation No. 46 (Revised). Unaffiliated trusts to which we have transferred securitized receivables which are qualifying special purpose entities (“QSPE”) as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125,” are not consolidated. All significant intercompany accounts and transactions have been eliminated.
      Household was acquired by a wholly owned subsidiary of HSBC on March 28, 2003 in a purchase business combination recorded under the “push-down” method of accounting, which resulted in a new basis of accounting for the “successor” period beginning March 29, 2003. Information relating to all “predecessor” periods prior to the acquisition is presented using our historical basis of accounting.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
      Certain reclassifications have been made to prior period amounts to conform to the current period presentation. Immaterial adjustments have been made to decrease finance income and increase securitization revenue as reported during the period March 29, 2003 through December 31, 2003. These adjustments reflect corrections after discovery of a system programming error in the posting of finance income between owned receivables and receivables serviced with limited recourse. Reported net income for the period March 29, 2003 through December 31, 2003 was not affected by these adjustments.
      Investment Securities We maintain investment portfolios (comprised primarily of debt securities and money market funds) in both our noninsurance and insurance operations. Our entire investment securities portfolio was classified as available-for-sale at December 31, 2003 and 2002. Available-for-sale investments are intended to be invested for an indefinite period but may be sold in response to events we expect to occur in the foreseeable future. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to common shareholder’s equity in accumulated other comprehensive income, net of income taxes. Any decline in the fair value of investments which is deemed to be other than temporary is charged against current earnings.

*	MasterCard is a registered trademark of MasterCard International, Incorporated and VISA is a registered trademark of VISA USA, Inc.

      Cost of investment securities sold is determined using the specific identification method. Interest income earned on the noninsurance investment portfolio is classified in the statements of income in net interest margin. Realized gains and losses from the investment portfolio and investment income from the insurance portfolio are recorded in investment income. Accrued investment income is classified with investment securities.
      Receivables Receivables are carried at amortized cost. As a result of Household’s merger with HSBC, the amortized cost of our receivables was adjusted to fair market value at the time of the merger. Finance income is recognized using the effective yield method. Premiums and discounts, including purchase accounting adjustments, on receivables are recognized as adjustments to the yield of the related receivables. Origination fees, which include points on real estate secured loans, are deferred and amortized to finance income over the estimated life of the related receivables, except to the extent they offset directly related origination costs. These amounts on a “predecessor” basis were eliminated as a result of push-down accounting effective March 29, 2003 when the “successor” period began. Net deferred origination fees, excluding MasterCard and Visa, totaled $192.3 million at December 31, 2003 and $589.6 million at December 31, 2002. MasterCard and Visa annual fees are netted with direct lending costs, deferred, and amortized on a straight-line basis over one year. Deferred MasterCard and Visa annual fees, net of direct lending costs related to these receivables, totaled $50.4 million at December 31, 2003 and $118.5 million at December 31, 2002.
      Insurance reserves and unearned premiums applicable to credit risks on consumer receivables are treated as a reduction of receivables in the balance sheet, since payments on such policies generally are used to reduce outstanding receivables.
      Provision and Credit Loss Reserves Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate, but not excessive, to cover probable losses of principal, interest and fees, including late, overlimit and annual fees, in the existing owned portfolio. We estimate probable losses for owned consumer receivables using a roll rate migration analysis that estimates the likelihood that a loan will progress through the various stages of delinquency, or buckets, and ultimately charge off. This analysis considers delinquency status, loss experience and severity and takes into account whether loans are in bankruptcy, have been restructured, rewritten or are subject to forbearance, an external debt management plan, hardship, modification, extension or deferment. Our credit loss reserves also take into consideration the loss severity expected based on the underlying collateral, if any, for the loan in the event of default. Delinquency status may be affected by customer account management policies and practices, such as the restructure of accounts, forbearance agreements, extended payment plans, modification arrangements, consumer credit counseling accommodations, loan rewrites and deferments. If customer account management policies, or changes thereto, shift loans from a “higher” delinquency bucket to a “lower” delinquency bucket, this will be reflected in our roll rate statistics. To the extent that restructured accounts have a greater propensity to roll to higher delinquency buckets, this will be captured in the roll rates. Since the loss reserve is computed based on the composite of all of these calculations, this increase in roll rate will be applied to receivables in all respective delinquency buckets, which will increase the overall reserve level. In addition, loss reserves on consumer receivables are maintained to reflect our judgment of portfolio risk factors which may not be fully reflected in the statistical roll rate calculation. Risk factors considered in establishing loss reserves on consumer receivables include recent growth, product mix, bankruptcy trends, geographic concentrations, economic conditions, portfolio seasoning and current levels of charge-offs and delinquencies. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans.
      While our credit loss reserves are available to absorb losses in the entire portfolio, we specifically consider the credit quality and other risk factors for each of our products. We recognize the different inherent loss characteristics in each of our products as well as customer account management policies and practices and risk management/ collection practices. Charge-off policies are also considered when establishing loss reserve requirements to ensure appropriate allowances exist for products with longer charge-off periods. We also consider key ratios such as reserves to nonperforming loans and reserves as a percentage of net charge-offs in developing our loss reserve estimate. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside our control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.
      Charge-Off and Nonaccrual Policies and Practices Our consumer charge-off and nonaccrual policies vary by product as follows:

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices(1)

Real estate secured(1)	Carrying values in excess of net realizable value are charged-off at or before the time foreclosure is completed or when settlement is reached with the borrower. If foreclosure is not pursued, and there is no reasonable expectation for recovery (insurance claim, title claim, pre-discharge bankrupt account), generally the account will be charged-off by the end of the month in which the account becomes 9 months contractually delinquent.	Interest income accruals are suspended when principal or interest payments are more than 3 months contractually past due and resumed when the receivable becomes less than 3 months contractually past due.
Auto finance(1)	Carrying values in excess of net realizable value are charged off at the earlier of the following:
• the collateral has been repossessed and sold,
• the collateral has been in our possession for more than 90 days, or
	• the loan becomes 150 days contractually delinquent.	Interest income accruals are suspended and the portion of previously accrued interest expected to be uncollectible is written off when principal payments are more than 2 months contractually past due and resumed when the receivable becomes less than 2 months contractually past due.
MasterCard and Visa	Generally charged-off by the end of the month in which the account becomes 6 months contractually delinquent.	Interest generally accrues until charge-off.
Private label	Generally charged-off the month following the month in which the account becomes 9 months contractually delinquent. Beginning in the fourth quarter of 2002, we charge-off receivables originated through new merchant relationships by the end of the month in which the account becomes 6 months contractually delinquent. As of December 31, 2003, approximately 21 percent of our owned private label portfolio was subject to this 6-month charge-off policy.	Interest generally accrues until charge-off.

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices(1)

Personal non-credit card	Generally charged-off the month following the month in which the account becomes 9 months contractually delinquent and no payment received in 6 months, but in no event to exceed 12 months contractually delinquent.	Interest income accruals are suspended when principal or interest payments are more than 3 months contractually delinquent. For PHLs, interest income accruals resume if the receivable becomes less than three months contractually past due. For all other personal non-credit card receivables, interest income is generally recorded as collected.

(1)	In November 2003, the FASB issued FASB Staff Position Number 144-1, “Determination of Cost Basis for Foreclosed Assets under FASB Statement No. 15, and the Measurement of Cumulative Losses Previously Recognized Under Paragraph 37 of FASB Statement No. 144” (“FSP 144-1”). Under FSP 144-1, sales commissions related to the sale of foreclosed assets are recognized as a charge-off through the provision for credit losses. Historically, we had recognized sales commission expense as a component of other servicing and administrative expenses in our statements of income. We adopted FSP 144-1 in November 2003. The adoption had no significant impact on our net income.
      Charge-off involving a bankruptcy for MasterCard and Visa receivables occurs by the end of the month 60 days after notification and, for private label receivables, by the end of the month 90 days after notification. For auto finance receivables, bankrupt accounts are charged off no later than the end of the month in which the loan becomes 210 days contractually delinquent.
      Subject to receipt of regulatory and other approvals, we intend to transfer substantially all of our private label credit card portfolio and our General Motors and Union Privilege MasterCard and Visa portfolios to HSBC Bank USA. Contingent upon receiving regulatory approval for these asset transfers in 2004, we would also expect to adopt charge-off, loss provisioning and account management guidelines in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the Federal Financial Institutions Examination Council (“FFIEC”) for those MasterCard and Visa and private label credit card receivables which will remain on our balance sheet.
      Receivables Sold and Serviced with Limited Recourse and Securitization Revenue Certain real estate secured, auto finance, MasterCard and Visa, private label and personal non-credit card receivables have been securitized and sold to investors with limited recourse. We have retained the servicing rights to these receivables. Recourse is limited to our rights to future cash flow and any subordinated interest that we may retain. Upon sale, the receivables are removed from the balance sheet and a gain on sale is recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds include cash received and the present value estimate of future cash flows to be received over the lives of the sold receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and other factors. The resulting gain is also adjusted by a provision for estimated probable losses under the recourse provisions based on historical experience and estimates of expected future performance. Gains on sale net of recourse provisions, servicing income and excess spread relating to securitized receivables are reported in the accompanying consolidated statements of income as securitization revenue.
      In connection with these transactions, we record an interest-only strip receivable, representing our contractual right to receive interest and other cash flows from our securitization trusts. Our interest-only strip receivables are reported at fair value using discounted cash flow estimates as a separate component of receivables net of our estimate of probable losses under the recourse provisions. Cash flow estimates include estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions.

Unrealized gains and losses are recorded as adjustments to common shareholder’s equity in accumulated other comprehensive income, net of income taxes. Our interest-only strip receivables are reviewed for impairment quarterly or earlier if events indicate that the carrying value may not be recovered. Any decline in the fair value of the interest-only strip receivable which is deemed to be other than temporary is charged against current earnings.
      We have also, in certain cases, retained other subordinated interests in these securitizations. Neither the interest-only strip receivables nor the other subordinated interests are in the form of securities.
      Properties and Equipment, Net Properties and equipment are recorded at cost, net of accumulated depreciation and amortization. As a result of Household’s merger with HSBC, the amortized cost of our properties and equipment was adjusted to fair market value and accumulated depreciation and amortization on a “predecessor” basis was eliminated at the time of the merger. For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated useful lives of the assets which generally range from 3 to 40 years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Maintenance and repairs are expensed as incurred.
      Repossessed Collateral Real estate owned is valued at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and reduced, if necessary. Costs of holding real estate and related gains and losses on disposition are credited or charged to operations as incurred as a component of operating expense. Repossessed vehicles, net of loss reserves when applicable, are recorded at the lower of the estimated fair market value or the outstanding receivable balance.
      Insurance Insurance revenues on monthly premium insurance policies are recognized when billed. Insurance revenues on the remaining insurance contracts are recorded as unearned premiums and recognized into income based on the nature and terms of the underlying contracts. Liabilities for credit insurance policies are based upon estimated settlement amounts for both reported and incurred but not yet reported losses. Liabilities for future benefits on annuity contracts and specialty and corporate owned life insurance products are based on actuarial assumptions as to investment yields, mortality and withdrawals.
      Acquired Intangibles, Net Acquired intangibles consist of purchased credit card relationships and related programs, retail services merchant relationships, other loan related relationships, trade names, technology, customer lists and other contracts. The trade names are not subject to amortization as we believe they have infinite lives. The remaining acquired intangibles are being amortized over their estimated useful lives either on a straight-line basis or in proportion to the underlying revenues generated. These useful lives range from 5 years for retail services merchant relationships to approximately 10 years for certain loan related relationships. Acquired intangibles are reviewed for impairment using discounted cash flows whenever events indicate that the carrying amounts may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment. Impairment charges, when required, are calculated using discounted cash flows.
      Goodwill Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations. Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill recorded in past business combinations ceased upon our adoption of the statement. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over periods not exceeding 25 years and was reviewed for impairment using undiscounted cash flows. Beginning January 1, 2002, goodwill is reviewed for impairment annually using discounted cash flows but impairment may be reviewed earlier if circumstances indicate that the carrying amount may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment. Our goodwill was not impaired prior to Household’s merger with HSBC on March 28, 2003. Consistent with business combination guidance, our goodwill will not be tested again for impairment until 2004 as no circumstances indicating impairment have arisen subsequent to the merger.

      Derivative Financial Instruments Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended. Under SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, we designate the derivative as a fair value hedge, a cash flow hedge or a non-hedging derivative. Fair value hedges include hedges of the fair value of a recognized asset or liability and certain foreign currency hedges. Cash flow hedges include hedges of the variability of cash flows to be received or paid related to a recognized asset or liability and certain foreign currency hedges. Changes in the fair value of derivatives designated as fair value hedges, along with the change in fair value on the hedged asset or liability that is attributable to the hedged risk, are recognized in current period earnings.
      Changes in the fair value of derivatives designated as cash flow hedges, to the extent effective as a hedge, are recorded in accumulated other comprehensive income and reclassified into earnings in the period during which the hedged item affects earnings. Changes in the fair value of derivative instruments not designated as hedging instruments and ineffective portions of changes in the fair value of hedging instruments are recognized in other revenue as derivative income in the current period.
      For derivative instruments designated as hedges, we formally document all relationships between hedging instruments and hedged items. This documentation includes our risk management objective and strategy for undertaking various hedge transactions, as well as how hedge effectiveness and ineffectiveness will be measured. This process includes linking derivatives to specific assets and liabilities on the balance sheet. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. This assessment is conducted using statistical regression analysis or using a matching of critical terms. For interest rate swaps which meet the shortcut method criteria under SFAS No. 133, no assessment is required. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.
      When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. For fair value hedges, the formerly hedged asset or liability will no longer be adjusted for changes in fair value and any previously recorded adjustments to the carrying value of the hedged asset or liability will be amortized in the same manner that the hedged item affects income. For cash flow hedges, amounts previously recorded in accumulated other comprehensive income will be reclassified into income as earnings are impacted by the variability in the cash flows of the hedged item.
      If the hedging instrument is terminated early, the derivative is removed from the balance sheet. Accounting for the adjustments to the hedged asset or liability or adjustments to accumulated other comprehensive income are the same as described above when a derivative no longer qualifies as an effective hedge.
      If the hedged asset or liability is sold or extinguished, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. The hedged item, including previously recorded mark-to-market adjustments, is derecognized immediately as a component of the gain or loss upon disposition.
      Foreign Currency Translation We have credit and specialty insurance operations in Canada. The functional currency for our Canadian insurance operations is the Canadian dollar. Assets and liabilities of this business are translated at the rate of exchange in effect on the balance sheet date. Translation adjustments resulting from this process are accumulated in common shareholder’s equity as a component of accumulated other comprehensive income. Income and expenses are translated at the average rate of exchange prevailing during the year.
      Premiums on Related Party Sales Prior to 2003, we had purchased receivables from an affiliate. These receivables were purchased at fair market value. Premiums were recorded when the fair market value exceeded the carrying value of receivables purchased.

      Income Taxes HFC and its non-insurance subsidiaries are included in Household’s consolidated federal income tax return and in various consolidated state income tax returns. In addition, HFC files some unconsolidated state and federal tax returns. Federal income taxes are accounted for utilizing the asset and liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Investment tax credits generated by leveraged leases are accounted for using the deferral method.

2.	Restatement
      Household Finance Corporation has restated its consolidated financial statements for the previously reported period March 29, 2003 through December 31, 2003. This amended Annual Report on Form 10-K/A and the exhibits included herewith include all adjustments relating to the restatement for that period.
      During the fourth quarter of 2004, as part of HSBC Finance Corporation’s preparation for the implementation of International Financial Reporting Standards (“IFRS”) by HSBC from January 1, 2005, we undertook a review of our hedging activities to confirm conformity with the accounting requirements of IFRS, which differ in several respects from the hedge accounting requirements under U.S. GAAP as set out in SFAS No. 133. As a result of this review, management determined that there were some deficiencies in the documentation required to support hedge accounting under U.S. GAAP. These documentation deficiencies arose following HSBC’s acquisition of Household. As a consequence of the acquisition, pre-existing hedging relationships, including hedging relationships that had previously qualified under the “shortcut” method of accounting pursuant to SFAS No. 133, were required to be reestablished. At that time there was some debate in the accounting profession regarding the detailed technical requirements resulting from a business combination. We consulted with our independent accountants, KPMG LLP, in reaching a determination of what was required in order to comply with SFAS No. 133. Following this, we took the actions we believed were necessary to maintain hedge accounting for all of our historical hedging relationships in our consolidated financial statements for the period ended December 31, 2003 and those consolidated financial statements received an unqualified audit opinion.
      Management, having determined during the fourth quarter of 2004 that there were certain documentation deficiencies, engaged independent expert consultants to advise on the continuing effectiveness of the identified hedging relationships. As a result of this assessment, we concluded that a substantial number of our hedges met the correlation effectiveness requirements of SFAS No. 133 throughout the period following HSBC’s acquisition of Household. However, we also determined in conjunction with KPMG LLP that, although a substantial number of the impacted hedges satisfied the correlation effectiveness requirement of SFAS No. 133, there were technical deficiencies in the documentation that could not be corrected retroactively or disregarded notwithstanding the proven effectiveness of the hedging relationships in place and, consequently, that the requirements of SFAS No. 133 were not met and that hedge accounting was not appropriate during the period these documentation deficiencies existed. We have therefore determined that we should restate all the reported periods since HSBC’s acquisition of Household to eliminate hedge accounting on all hedging relationships outstanding at March 29, 2003 and certain fair value swaps entered into after that date. This was accomplished primarily by reclassifying the mark to market of the changes in fair market value of the affected derivative financial instruments previously classified in either debt or other comprehensive income into current period earnings.
      The period to period changes in the fair value of these derivative financial instruments have been recognized as either an increase or decrease in our current period earnings through derivative income. As part of the restatement process, we have reclassified all previous hedging results reflected in interest expense associated with the affected derivative financial instruments to derivative income.

      The restatement effect on our pre-tax income and net income for the period March 29, 2003 through December 31, 2003 is summarized below:

	Restatements to Reported Income

				% Change
	Pre-Tax	Tax Effect	After-Tax	to Reported

	(Dollars in millions)
March 29, 2003 through December 31, 2003	$(98.7)	$35.6	$(63.1)	(4.4)%
      A detailed summary of the impact of the restatement on our consolidated statement of income and on our consolidated balance sheet for the period March 29, 2003 through December 31, 2003 is as follows:

	March 29, 2003 through
	December 31, 2003

	As
	Previously		As
	Reported		Restated

	(In millions)
Consolidated Statement of Income:
Net interest margin	$5,698.3	*	$5,352.1
Other revenues	2,526.5	*	2,774.0
Income before income tax expense	2,216.5		2,117.8
Income tax expense	767.1		731.5
Net income	$1,449.4		$1,386.3

	At December 31, 2003

	As
	Previously	As
	Reported	Restated

	(In millions)
Consolidated Balance Sheet:
Derivative financial assets	$2,939.7	$2,837.3
Senior and senior subordinated debt	74,597.6	74,766.0
Derivative related liabilities	549.7	547.2
Other liabilities	2,872.6	2,775.4
Common shareholder’s equity	13,727.5	13,556.5

*	Certain reclassifications have been made to prior period amounts as discussed below.
      The resulting accounting does not reflect the economic reality of our hedging activity and has no impact on the timing or amount of operating cash flows or cash flows under any debt or derivative contract. It does not affect our ability to make required payments on our outstanding debt obligations. Furthermore, our economic risk management strategies have not required amendment.

3.	Acquisitions
      Acquisition of Household On March 28, 2003, HSBC acquired Household by way of merger with H2 Acquisition Corporation (“H2”), a wholly owned subsidiary of HSBC, acquiring 100% of the voting equity interest of Household in a purchase business combination. Subsequent to the merger, H2 was renamed “Household International, Inc.” HSBC believes that the merger offers significant opportunities to extend its business model into countries and territories currently served by HSBC and broadens the product range available to the enlarged customer base.
      In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC plus related purchase accounting adjustments have been “pushed-down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29,

2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our “successor” periods.
      The purchase price paid by HSBC for Household’s common stock plus related purchase accounting adjustments was valued at approximately $14.7 billion. Of this amount, approximately $12.0 billion has been assigned to HFC and is presented as “Additional paid-in capital” in the accompanying consolidated balance sheet.
      The purchase price has been allocated to our assets and liabilities based on their estimated fair values at the merger date. These preliminary fair values were estimated, in part, on third party valuation data. Throughout 2003, we made adjustments to preliminary fair value estimates as additional information, including third party valuation data, was obtained.
      The following table summarizes the estimated preliminary fair values of our assets and liabilities as of the merger date:

(In millions)
Assets acquired:
Cash	$395.2
Investment securities	6,561.9
Receivables, net	74,868.9
Advances to affiliates	540.4
Acquired intangibles	2,856.1
Goodwill	2,107.7
Properties and equipment	415.6
Real estate owned	441.4
Derivative financial assets	2,091.1
Other assets	2,377.9

Total assets acquired	$92,656.2

Liabilities assumed:
Debt	$75,837.5
Insurance policy and claim reserves	1,193.4
Derivative related liabilities	1,420.4
Other liabilities	2,188.8

Total liabilities assumed	$80,640.1

Total purchase price	$12,016.1

      None of the goodwill is expected to be deductible for tax purposes.
      Approximately $2.9 billion of acquired intangibles were recorded as part of the allocation of the purchase price. Total acquired intangibles resulting from the merger were comprised of the following:

(In millions)
Purchased credit card relationships and related programs	$1,272.0
Retail services merchant relationships	277.0
Other loan related relationships	326.1
Trade names	700.0
Technology, customer lists and other contracts	281.0

Total acquired intangibles	$2,856.1

      The trade names are not subject to amortization as we believe they have infinite lives. The remaining acquired intangibles are being amortized to their residual values over their estimated useful lives either on a straight-line basis or in proportion to the underlying revenues generated. These useful lives range from 5 years for retail services merchant relationships to approximately 10 years for certain loan related relationships. Our purchased credit card relationships have estimated residual values of $268.2 million.
      Household Bank (SB), N.A. On July 1, 2002, Household contributed all of the capital stock of Household Bank (SB), N.A. (“HBSB”), a wholly owned subsidiary of Household Bank, f.s.b., to HFC. HBSB, in turn, purchased all of the assets of Beneficial Bank USA, a wholly owned credit card banking subsidiary of HFC. Subsequently, we merged our wholly owned banking subsidiary, Household Bank (Nevada), N.A. with and into HBSB with HBSB being the surviving entity. In accordance with the guidance established for mergers involving affiliates under common control, the financial statements of HFC include the results of HBSB for all periods presented similar to a pooling of interests.

4.	Investment Securities

	At December 31

	2003	2002

	(In millions)
Available-For-Sale Investments
Corporate debt securities	$5,649.1	$2,107.6
U.S. government and federal agency debt securities	2,428.3	1,820.8
Money market funds	427.9	1,610.5
Non-government mortgage backed securities	371.4	664.0
Marketable equity securities	17.5	19.8
Time deposits	885.5	9.9
Other	726.1	424.7

Subtotal	10,505.8	6,657.3
Accrued investment income	39.2	50.3

Total investment securities	$10,545.0	$6,707.6

      Information with respect to sales of available-for-sale investment securities was as follows:

	March 29	January 1	Year ended
	through	through	December 31
	December 31,	March 28,
	2003	2003	2002	2001

	(In millions)
Proceeds received	$686.9	$768.4	$642.2	$684.1
Gross realized gains	18.3	40.6	18.8	12.9
Gross realized losses	.4	2.6	11.8	1.7

      The gross unrealized gains (losses) on available-for-sale investment securities were as follows:

	At December 31

	2003				2002

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

	(In millions)
Corporate debt securities	$5,638.3	$10.8	—	$5,649.1	$2,030.4	$124.9	$(47.7)	$2,107.6
U.S. government and federal agency debt securities	2,430.1	—	$(1.8)	2,428.3	1,804.4	16.6	(.2)	1,820.8
Money market funds	427.9	—	—	427.9	1,610.5	—	—	1,610.5
Non-government mortgage backed securities	371.1	.6	(.3)	371.4	655.6	10.1	(1.7)	664.0
Marketable equity securities	13.6	3.9	—	17.5	28.6	—	(8.8)	19.8
Time deposits	885.5	—	—	885.5	9.9	—	—	9.9
Other	724.7	1.6	(.2)	726.1	412.1	14.0	(1.4)	424.7

Total investment securities	$10,491.2	$16.9	$(2.3)	$10,505.8	$6,551.5	$165.6	$(59.8)	$6,657.3

      The amortized cost of our investment securities portfolio was adjusted to fair market value at the time of Household’s merger with HSBC. As a result, all unrealized gains and losses have arisen since March 29, 2003.
      See Note 13, “Fair Value of Financial Instruments,” for further discussion of the relationship between the fair value of our assets and liabilities.
      Contractual maturities of and yields on investments in debt securities were as follows:

	At December 31, 2003

	Due	After 1	After 5
	Within	but within	but within	After
	1 year	5 years	10 years	10 years	Total

	(All dollar amounts are stated in millions)
Corporate debt securities:
Amortized cost	$3,726.7	$953.9	$320.1	$637.6	$5,638.3
Fair value	3,720.9	958.1	319.7	650.4	5,649.1
Yield(1)	1.11%	4.51%	5.23%	6.52%	2.53%
U.S. government and federal agency debt securities:
Amortized cost	$2,048.4	$277.6	$20.4	$83.7	$2,430.1
Fair value	2,048.4	277.0	20.1	82.8	2,428.3
Yield(1)	1.04%	2.79%	3.22%	4.31%	1.37%
Non-government mortgage backed securities:
Amortized cost	$6.0	$18.4	$18.3	$328.4	$371.1
Fair value	6.0	18.5	18.1	328.8	371.4
Yield(1)	5.20%	3.99%	2.53%	3.00%	3.06%

(1)	Computed by dividing annualized interest by the amortized cost of respective investment securities.

5.	Receivables

	At December 31

	2003	2002

	(In millions)
Real estate secured	$48,979.8	$44,052.1
Auto finance	4,121.5	2,028.1
MasterCard/Visa	9,530.3	7,600.2
Private label	9,732.4	9,365.2
Personal non-credit card	9,643.5	11,706.9
Commercial and other	396.7	457.2

Total owned receivables	82,404.2	75,209.7
Purchase accounting fair value adjustments	360.2	—
Accrued finance charges	1,455.6	1,446.7
Credit loss reserve for owned receivables	(3,542.9)	(3,156.9)
Unearned credit insurance premiums and claims reserves	(457.1)	(632.7)
Interest-only strip receivables	985.2	1,144.1
Amounts due and deferred from receivable sales	33.9	817.5

Total owned receivables, net	81,239.1	74,828.4
Receivables serviced with limited recourse	25,078.2	23,422.2

Total managed receivables, net	$106,317.3	$98,250.6

      Purchase accounting fair value adjustments represent adjustments which have been “pushed down” to record our receivables at fair value at the merger date.
      The outstanding balance of receivables serviced with limited recourse consisted of the following:

	At December 31

	2003	2002

	(In millions)
Real estate secured	$193.6	$456.3
Auto finance	4,674.8	5,418.6
MasterCard/Visa	9,253.1	9,272.5
Private label	5,261.3	3,577.1
Personal non-credit card	5,695.4	4,697.7

Total	$25,078.2	$23,422.2

      The combination of receivables owned and receivables serviced with limited recourse, which we consider our managed portfolio, is shown below:

	At December 31

	2003	2002

	(In millions)
Real estate secured	$49,173.4	$44,508.4
Auto finance	8,796.3	7,446.7
MasterCard/Visa	18,783.4	16,872.7
Private label	14,993.7	12,942.3
Personal non-credit card	15,338.9	16,404.6
Commercial and other	396.7	457.2

Managed receivables	$107,482.4	$98,631.9

      We maintain facilities with third parties which provide for the securitization of receivables on a revolving basis totaling $16.1 billion, of which $12.25 billion were utilized at December 31, 2003. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.
      Contractual maturities of owned receivables at December 31, 2003 were as follows:

	At December 31, 2003

	2004	2005	2006	2007	2008	Thereafter	Total

	(In millions)
Real estate secured	$186.5	$46.8	$75.8	$106.9	$160.6	$48,403.2	$48,979.8
Auto finance	1,061.6	927.9	798.5	652.7	502.6	178.2	4,121.5
MasterCard/Visa	1,154.2	1,009.2	887.0	781.1	688.5	5,010.3	9,530.3
Private label	6,044.5	2,202.0	912.1	388.8	177.5	7.5	9,732.4
Personal non-credit card	1,380.8	469.6	802.8	1,557.2	1,714.1	3,719.0	9,643.5
Commercial and other	49.6	52.5	7.4	8.9	4.3	274.0	396.7

Total	$9,877.2	$4,708.0	$3,483.6	$3,495.6	$3,247.6	$57,592.2	$82,404.2

      A substantial portion of consumer receivables, based on our experience, will be renewed or repaid prior to contractual maturity. The above maturity schedule should not be regarded as a forecast of future cash collections. The ratio of annual cash collections of principal on owned receivables to average principal balances, excluding credit card receivables, approximated 37 percent in 2003 and 44 percent in 2002.
      The following table summarizes contractual maturities of owned receivables due after one year by repricing characteristic:

	At December 31, 2003

	Over 1
	But Within	Over
	5 Years	5 Years

	(In millions)
Receivables at predetermined interest rates	$10,807.6	$49,127.5
Receivables at floating or adjustable rates	4,127.2	8,464.7

Total	$14,934.8	$57,592.2

      Nonaccrual owned consumer receivables totaled $2.8 billion at December 31, 2003 and $2.4 billion at December 31, 2002. Interest income that would have been recorded if such nonaccrual receivables had been current and in accordance with contractual terms was approximately $363.3 million in 2003 and $371.6 million in 2002. Interest income that was included in finance and other interest income, prior to these loans being placed on nonaccrual status, was approximately $185.3 million in 2003 and $195.4 million in 2002.
      Interest-only strip receivables are reported net of our estimate of probable losses under the recourse provisions for receivables serviced with limited recourse. Our estimate of the recourse obligation totaled $2.2 billion at December 31, 2003 and $1.6 billion at December 31, 2002. Interest-only strip receivables also included fair value mark-to-market adjustments of $246.5 million at year-end 2003 and $356.8 million at year-end 2002.
      Amounts due and deferred from receivable sales include certain assets established under the recourse provisions for certain receivable sales, including funds deposited in spread accounts, and net customer payments due from (to) the securitization trustee. As a result of the October 11, 2002 downgrade of our commercial paper debt ratings by S&P, we, as servicer of the various securitization trusts, were required to transfer cash collections to the trusts on a daily basis. As a result of the upgrade of our debt ratings following the merger with HSBC, we are no longer required to make daily cash transfers.
      We issued securities backed by dedicated home equity loan receivables of $3.3 billion in 2003 and $7.5 billion in 2002. For accounting purposes, these transactions were structured as secured financings, therefore, the receivables and the related debt remain on our balance sheet. Real estate secured receivables included closed-end real estate secured receivables totaling $8.0 billion at December 31, 2003 and $8.5 billion at December 31, 2002 which secured the outstanding debt related to these transactions.
      The following table sets forth the activity in our credit loss reserves for the periods indicated:

	Year Ended December 31

	2003	2002	2001

	(In millions)
Owned Receivables:
Credit loss reserves at January 1	$3,156.9	$2,440.6	$1,940.6
Provision for credit losses	3,705.6	3,463.7	2,606.4
Charge-offs	(3,621.4)	(3,104.3)	(2,418.6)
Recoveries	256.7	209.2	189.8
Other, net	45.1	147.7	122.4

Total credit loss reserves for owned receivables at December 31	$3,542.9	$3,156.9	$2,440.6

Receivables Serviced with Limited Recourse:
Credit loss reserves at January 1	$1,638.3	$1,062.1	$1,001.4
Provision for credit losses	2,177.4	1,838.8	1,063.1
Charge-offs	(1,690.0)	(1,385.5)	(1,055.5)
Recoveries	90.5	85.5	58.6
Other, net	30.1	37.4	(5.5)

Total credit loss reserves for receivables serviced with limited recourse at December 31	2,246.3	1,638.3	1,062.1

Total credit loss reserves for managed receivables at December 31	$5,789.2	$4,795.2	$3,502.7

6.	Asset Securitizations
      We sell auto finance, MasterCard and Visa, private label and personal non-credit card receivables in various securitization transactions. We continue to service and receive servicing fees on the outstanding balance of these securitized receivables. We also retain rights to future cash flows arising from the receivables after the investors receive their contractual return. We have also, in certain cases, retained other subordinated interests in these securitizations. These transactions result in the recording of an interest-only strip receivable which represents the value of the future residual cash flows from securitized receivables. The investors and the securitization trusts have only limited recourse to our assets for failure of debtors to pay. That recourse is limited to our rights to future cash flow and any subordinated interest we retain. Servicing assets and liabilities are not recognized in conjunction with our securitizations since we receive adequate compensation relative to current market rates to service the receivables sold. See Note 1, “Summary of Significant Accounting Policies,” for further discussion on our accounting for interest-only strip receivables.
      Securitization revenue includes income associated with the current and prior period securitization of receivables with limited recourse structured as sales. Such income includes gains on sales, net of our estimate of probable credit losses under the recourse provisions, servicing income and excess spread relating to those receivables.

	March 29	January 1	Year ended
	through	through	December 31
	December 31,	March 28,
	2003	2003	2002	2001

	(In millions)
Net initial gains	$135.0	$40.9	$296.8	$154.2
Net replenishment gains	389.1	128.8	505.4	403.1
Servicing revenue and excess spread	480.2	243.5	1,208.8	1,095.1

Total	$1,004.3	$413.2	$2,011.0	$1,652.4

      Our interest-only strip receivables, net of the related loss reserves and excluding the mark-to-market adjustment recorded in accumulated other comprehensive income decreased $381.7 million in the period March 29 to December 31, 2003, decreased $23.7 million in the period January 1 to March 28, 2003, increased $184.7 million in 2002 and increased $118.1 million in 2001.
      Net initial gains, which represent gross initial gains net of our estimate of probable credit losses under the recourse provisions, and the key economic assumptions used in measuring the net initial gains from securitizations were as follows:

				Personal
	Auto	Master Card/	Private	Non-Credit
Year Ended December 31	Finance	Visa	Label	Card	Total

2003
Net initial gains (in millions)	$56.5	$24.6	$50.8	$44.0	$175.9
Key economic assumptions(1)
Weighted-average life (in years)	2.1	.4	.7	1.7
Payment speed	35.4%	93.3%	74.5%	43.3%
Expected credit losses (annual rate)	6.1	5.1	5.7	12.0
Discount rate on cash flows	10.0	9.0	10.0	11.0
Cost of funds	2.2	1.8	1.8	2.1

2002
Net initial gains (in millions)	$139.7	$44.4	$57.3	$55.4	$296.8
Key economic assumptions:(1)
Weighted-average life (in years)	2.2	.4	.7	1.4
Payment speed	34.1%	92.8%	72.8%	49.4%
Expected credit losses (annual rate)	5.9	5.4	5.7	9.9
Discount rate on cash flows	10.0	9.0	10.0	11.0
Cost of funds	4.3	3.1	3.3	2.4

2001
Net initial gains (in millions)	$100.3	$7.3	$13.1	$33.5	$154.2
Key economic assumptions:(1)
Weighted-average life (in years)	2.2	.4	.9	1.2
Payment speed	34.2%	93.6%	67.1%	51.8%
Expected credit losses (annual rate)	4.8	5.1	5.5	7.6
Discount rate on cash flows	10.0	9.0	10.0	11.0
Cost of funds	4.5	6.2	5.7	4.1

(1)	Weighted-average annual rates for securitizations entered into during the period for securitizations of loans with similar characteristics.

      Certain securitization trusts, such as credit cards, are established at fixed levels and require frequent sales of new receivables into the trust to replace receivable run-off. These replenishments totaled $30.7 billion in 2003, $25.8 billion in 2002 and $24.4 billion in 2001. Net gains (gross gains less estimated credit losses under the recourse provisions) related to these replenishments were calculated using weighted-average assumptions consistent with those used for calculating gains on initial securitizations and totaled $517.9 million in 2003, $505.4 million in 2002 and $403.1 million in 2001.
      Cash flows received from securitization trusts were as follows:

	Real Estate	Auto	MasterCard/	Private	Personal Non-
Year Ended December 31	Secured	Finance	Visa	Label	Credit Card	Total

	(In millions)
2003
Proceeds from initial securitizations	—	$1,523.0	$670.0	$1,250.0	$3,320.0	$6,763.0
Servicing fees received	$3.5	117.2	199.0	82.5	133.6	535.8
Other cash flow received on retained interests(1)	10.3	71.7	811.1	249.2	148.1	1,290.4

2002
Proceeds from initial securitizations	—	$3,288.6	$944.0	$1,747.2	$3,560.7	$9,540.5
Servicing fees received	$7.4	102.5	201.0	58.0	110.4	479.3
Other cash flow received on retained interests(1)	35.4	174.4	851.7	215.2	135.7	1,412.4

2001
Proceeds from initial securitizations	—	$2,573.9	$261.1	$500.0	$1,975.0	$5,310.0
Servicing fees received	$12.0	84.9	179.1	34.9	69.8	380.7
Other cash flow received on retained interests(1)	67.5	111.9	506.1	157.9	106.6	950.0

(1)	Other cash flows include all cash flows from interest-only strip receivables, excluding servicing fees.

      At December 31, 2003, the sensitivity of the current fair value of our interest-only strip receivables to an immediate 10 percent and 20 percent unfavorable change in assumptions are presented in the table below. These sensitivities are based on assumptions used to value our interest-only strip receivables at December 31, 2003.

	Real Estate	Auto	MasterCard/		Personal Non-
	Secured	Finance	Visa	Private Label	Credit Card

	(Dollar amounts are stated in millions)
Carrying value (fair value) of interest-only strip receivables	$4.7	$240.9	$298.4	$119.6	$321.6
Weighted-average life (in years)	.7	1.9	.6	.7	1.6
Payment speed assumption (annual rate)	21.7%	38.1%	82.4%	76.2%	43.5%
Impact on fair value of 10% adverse change	$(.1)	$(30.7)	$(22.4)	$(11.7)	$(23.6)
Impact on fair value of 20% adverse change	(.1)	(58.9)	(42.0)	(21.7)	(45.8)
Expected credit losses (annual rate)	1.8%	7.4%	5.5%	5.8%	10.7%
Impact on fair value of 10% adverse change	$(.2)	$(52.2)	$(25.2)	$(18.1)	$(63.3)
Impact on fair value of 20% adverse change	(.5)	(103.9)	(50.4)	(35.9)	(126.5)
Discount rate on residual cash flows (annual rate)	13.0%	10.0%	9.0%	10.0%	11.0%
Impact on fair value of 10% adverse change	—	$(9.7)	$(2.9)	$(.7)	$(3.5)
Impact on fair value of 20% adverse change	$(.1)	(19.1)	(5.8)	(1.3)	(6.9)
Variable returns to investors (annual rate)	1.3%	—	1.5%	2.7%	1.9%
Impact on fair value of 10% adverse change	$(.2)	—	$(6.3)	$(8.7)	$(11.0)
Impact on fair value of 20% adverse change	(.4)	—	(12.7)	(17.4)	(22.0)
      These sensitivities are hypothetical and should not be considered to be predictive of future performance. As the figures indicate, the change in fair value based on a 10 percent variation in assumptions cannot necessarily be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the residual cash flow is calculated independently from any change in another assumption. In reality, changes in one factor may contribute to changes in another (for example, increases in market interest rates may result in lower prepayments) which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.
      Static pool credit losses are calculated by summing actual and projected future credit losses and dividing them by the original balance of each pool of asset. Due to the short term revolving nature of MasterCard and Visa and private label receivables, the weighted-average percentage of static pool credit losses is not considered to be materially different from the weighted-average charge-off assumptions used in determining the fair value of our interest-only strip receivables in the table above. At December 31, 2003, static pool credit losses for auto finance loans securitized in 2003 were estimated to be 11.5 percent, for auto finance loans securitized in 2002 were estimated to be 12.9 percent and for auto finance loans securitized in 2001 were estimated to be 15.2 percent.

      Receivables and two-month-and-over contractual delinquency for our managed and serviced with limited recourse portfolios were as follows:

	At December 31

	2003		2002

	Receivables	Delinquent	Receivables	Delinquent
	Outstanding	Receivables	Outstanding	Receivables

	(In millions)
Managed receivables:
First mortgage(1)	$32.0	8.75%	$39.9	10.03%
Real estate secured	49,173.4	4.38	44,508.4	3.91
Auto finance	8,796.3	3.85	7,446.7	3.65
MasterCard/Visa	18,783.4	4.32	16,872.7	4.33
Private label	14,993.7	5.29	12,942.3	6.36
Personal non-credit card	15,338.9	11.53	16,404.6	9.92

Total consumer	107,117.7	5.48	98,214.6	5.29
Commercial	364.7	—	417.3	—

Total managed receivables	$107,482.4	5.46%	$98,631.9	5.27%

Receivables serviced with limited recourse:
Real estate secured	$(193.6)	11.05%	$(456.3)	6.82%
Auto finance	(4,674.8)	5.02	(5,418.6)	3.54
MasterCard/Visa	(9,253.1)	2.31	(9,272.5)	2.66
Private label	(5,261.3)	3.79	(3,577.1)	4.96
Personal non-credit card	(5,695.4)	12.31	(4,697.7)	11.17

Total receivables serviced with limited recourse	(25,078.2)	5.46	(23,422.2)	5.00

Owned consumer receivables	$82,039.5	5.48%	$74,792.4	5.38%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios.
      Average receivables and net charge-offs for our managed and serviced with limited recourse portfolios were as follows:

	At December 31

	2003		2002

	Average	Net	Average	Net
	Receivables	Charge-offs	Receivables	Charge-offs

	(In millions)
Managed receivables:
First mortgage(1)	$35.5	.85%	$32.5	.62%
Real estate secured	48,163.0	1.02	42,059.7	.99
Auto finance	7,921.9	7.00	6,934.7	6.63
MasterCard/Visa	16,970.2	7.87	15,709.9	7.50
Private label	13,709.9	6.02	11,870.7	5.96
Personal non-credit card	15,803.9	11.11	15,020.0	9.57

Total consumer	102,604.4	4.84	91,627.5	4.58
Commercial	389.9	.46	427.3	(.35)

Total managed receivables	$102,994.3	4.82%	$92,054.8	4.56%

	At December 31

	2003		2002

	Average	Net	Average	Net
	Receivables	Charge-offs	Receivables	Charge-offs

	(In millions)
Receivables serviced with limited recourse:
Real estate secured	$(271.9)	1.69%	$(572.1)	1.26%
Auto finance	(4,998.8)	8.23	(4,412.6)	7.00
MasterCard/Visa	(9,071.0)	5.36	(9,143.1)	5.48
Private label	(4,073.4)	5.25	(2,840.4)	3.75
Personal non-credit card	(4,448.8)	10.86	(3,981.6)	9.46

Total receivables serviced with limited recourse	(22,863.9)	7.00	(20,949.8)	6.21

Owned consumer receivables	$79,740.5	4.22%	$70,677.7	4.10%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios.
7.     Acquired Intangibles
      Acquired intangibles consisted of the following:

		Accumulated	Carrying
	Gross	Amortization	Value

	(In millions)
December 31, 2003
Purchased credit card relationships and related programs	$1,272.0	$121.0	$1,151.0
Retail services merchant relationships	270.1	41.1	229.0
Other loan related relationships	326.1	33.8	292.3
Trade names	700.0	—	700.0
Technology, customer lists and other contracts	281.0	26.0	255.0

Acquired intangibles	$2,849.2	$221.9	$2,627.3

December 31, 2002
Purchased credit card relationships	$1,027.3	$659.5	$367.8
Other intangibles	26.5	7.9	18.6

Acquired intangibles	$1,053.8	$667.4	$386.4

      Weighted-average amortization periods for our acquired intangibles as of December 31, 2003 were as follows:

(In months)
Purchased credit card relationships and related programs	75
Retail services merchant relationships	60
Other loan related relationships	110
Technology, customer lists and other contracts	61

Acquired intangibles	74

      Acquired intangible amortization expense totaled $221.9 million in the period March 29 through December 31, 2003, $12.3 million in the period January 1 through March 28, 2003, $57.8 million in 2002 and $99.0 million in 2001.

      Estimated amortization expense associated with our acquired intangibles for each of the following years is as follows:

Year Ending December 31
(In millions)
2004	$318.8
2005	298.1
2006	290.7
2007	273.0
2008	200.9
8.   Goodwill
      Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill recorded in past business combinations ceased upon adoption of the statement on January 1, 2002. Completion of the transitional goodwill impairment test in 2002 resulted in none of our goodwill being impaired.
      As a result of push-down accounting, goodwill of approximately $2.1 billion was recorded upon completion of HSBC’s acquisition of Household. This replaced $1.1 billion of goodwill related to previous acquisitions that was recorded prior to the merger. Goodwill established as a result of the merger has not been allocated to our Consumer segment, which is consistent with management’s view of our reportable segment results.
      Beginning January 1, 2002, goodwill is reviewed for impairment annually using discounted cash flows but impairment may be reviewed earlier if circumstances indicate that the carrying amount may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment. Our goodwill was not impaired prior to Household’s merger with HSBC on March 28, 2003. Consistent with business combination guidance, our goodwill will not be tested again for impairment until 2004 as no circumstances indicating impairment have arisen subsequent to the merger. For purposes of conducting impairment testing, our goodwill will be allocated to our operating units in 2004.
      The following table discloses the impact of goodwill amortization on net income for the periods indicated.

	March 29	January 1
	through	through	Year Ended December 31
	December 31,	March 28,
	2003	2003	2002	2001

	(Restated)
	(In millions)
Reported net income	$1,386.3	$460.7	$1,636.5	$1,727.9
Add back: Goodwill amortization, net	—	—	—	46.1

Adjusted net income	$1,386.3	$460.7	$1,636.5	$1,774.0

9.     Properties and Equipment, Net

	At December 31
			Depreciable
	2003	2002	Life in Years

	(In millions)
Land	$9.1	$9.2	—
Buildings and improvements	211.6	514.6	10 – 40
Furniture and equipment	250.3	844.0	3 – 10

Total	471.0	1,367.8
Accumulated depreciation and amortization	79.4	964.7

Properties and equipment, net	$391.6	$403.1

      As a result of Household’s merger with HSBC, the amortized cost of our property and equipment was adjusted to fair market value and accumulated depreciation and amortization on a “predecessor” basis was eliminated at the time of the merger.
      Depreciation and amortization expense totaled $79.4 million in the period March 29 through December 31, 2003, $26.0 million in the period January 1 through March 28, 2003, $112.9 million in 2002 and $113.3 million in 2001.
10.     Commercial Paper, Bank and Other Borrowings

		Bank and
	Commercial	Other
	Paper	Borrowings	Total

	(All dollar amounts are stated in millions)
2003
Balance	$7,949.5	$34.3	$7,983.8
Highest aggregate month-end balance			8,821.6
Average borrowings	5,962.4	34.0	5,996.4
Weighted-average interest rate:
At year-end	1.1%	1.5%	1.1%
Paid during year	1.2	1.6	1.2
2002
Balance	$4,108.2	$35.1	$4,143.3
Highest aggregate month-end balance			8,920.5
Average borrowings	5,615.9	89.6	5,705.5
Weighted-average interest rate:
At year-end	1.7%	1.7%	1.7%
Paid during year	1.9	2.0	1.9
2001
Balance	$8,766.5	$308.1	$9,074.6
Highest aggregate month-end balance			11,560.6
Average borrowings	8,831.5	143.0	8,974.5
Weighted-average interest rate:
At year-end	2.0%	1.9%	2.0%
Paid during year	4.1	3.5	4.1

      Interest expense for commercial paper, bank and other borrowings totaled $54.1 million in the period March 29 through December 31, 2003, $17.4 million in the period January 1 through March 28, 2003, $110.8 million in 2002 and $363.9 million in 2001.
      We maintain various bank credit agreements primarily to support commercial paper borrowings. At December 31, 2003, we had committed back-up bank lines of credit of $10.1 billion, including $2.5 billion with HSBC. At December 31, 2002 we had committed back-up lines of credit of $10.1 billion, of which $400 million was also available to Household. None of these back-up lines were used in 2003 or 2002. Formal credit lines are reviewed annually and expire at various dates through 2007. Borrowings under these lines generally are available at a surcharge over LIBOR. None of these lines contain material adverse change clauses which could restrict availability. Annual commitment fee requirements to support availability of these lines at December 31, 2003 totaled $7.6 million, including $1.6 million for the HSBC lines.

11.	Senior and Senior Subordinated Debt (With Original Maturities Over One Year)

	At December 31

	2003	2002

	(Restated)
	(All dollar amounts are
	stated in millions)
Senior debt
Fixed rate:
8.875% Adjustable Conversion-Rate Equity Security Units	$519.1	$511.0
Secured financings:
7.00% to 7.49%; due 2004 to 2005	79.4	120.1
7.50% to 7.99%; due 2004 to 2005	16.0	24.2
8.00% to 8.99%; due 2004 to 2005	17.4	26.3
Other fixed rate senior debt:
2.15% to 3.99%; due 2004 to 2007	3,260.3	203.0
4.00% to 4.99%; due 2004 to 2007	7,039.8	808.9
5.00% to 5.49%; due 2004 to 2017	4,223.4	4,098.5
5.50% to 5.99%; due 2004 to 2022	5,322.4	4,956.7
6.00% to 6.49%; due 2004 to 2032	9,029.1	8,296.1
6.50% to 6.99%; due 2004 to 2022	9,199.6	9,756.8
7.00% to 7.49%; due 2004 to 2032	6,409.0	7,851.6
7.50% to 7.99%; due 2004 to 2032	7,774.7	7,956.9
8.00% to 9.25%; due 2004 to 2012	3,547.3	3,809.1
Variable interest rate:
Secured financings — 1.89% to 2.62%; due 2004 to 2009	6,610.7	7,314.0
Other variable interest rate senior debt — 1.17% to 5.00%; due 2004 to 2018	8,503.5	14,612.7
Senior subordinated debt — 4.56%, due 2005	170.0	170.0
Purchase accounting fair value adjustments	3,125.8	—
Unamortized discount	(81.5)	(240.3)

Total senior and senior subordinated debt	$74,766.0	$70,275.6

      Purchase accounting fair value adjustments represent adjustments which have been “pushed down” to record our senior and senior subordinated debt at fair value at the merger date.

      Senior and senior subordinated debt included $6.7 billion of debt secured by $8.0 billion of real estate secured receivables at December 31, 2003 and $7.5 billion of debt secured by $8.5 billion of real estate secured receivables at December 31, 2002.
      At December 31, 2003, senior and senior subordinated debt included carrying value adjustments relating to derivative financial instruments which increased the debt balance by $106.4 million and a foreign currency translation adjustment relating to our foreign denominated debt which increased the debt balance by $3.2 billion. At December 31, 2002, senior and senior subordinated debt included carrying value adjustments relating to derivative financial instruments which increased the debt balance by $2.4 billion and a foreign currency translation adjustment relating to our foreign denominated debt which increased the debt balance by $963.1 million.
      Weighted-average interest rates were 4.9 percent at both December 31, 2003 (excluding purchase accounting adjustments) and 2002. Interest expense for senior and senior subordinated debt was $1.7 billion in the period March 29 through December 31, 2003, $765.0 million in the period January 1 through March 28, 2003, $2.9 billion in 2002 and $2.8 billion in 2001. The most restrictive financial covenant contained in the terms of our debt agreements is the maintenance of a minimum shareholder’s equity of $5.8 billion. Debt denominated in a foreign currency is included in the applicable rate category based on the effective U.S. dollar equivalent rate as summarized in Note 12, “Derivative Financial Instruments and Concentrations of Credit Risk.”
      In 2002, we issued $542 million of 8.875 percent Adjustable Conversion-Rate Equity Security Units. The Adjustable Conversion-Rate Equity Security Units each consisted of an HFC senior unsecured note with a principal amount of $25 and a contract to purchase, for $25, between 2.6041 and 3.1249 HSBC ordinary shares, depending on the market value at the time, on February 15, 2006 or 2.6041 HSBC ordinary shares if early settlement is elected by the holder. The senior unsecured notes will mature on February 15, 2008.
      Maturities of senior and senior subordinated debt at December 31, 2003 were as follows:

(In millions)

2004	$11,992.7
2005	11,970.6
2006	8,252.5
2007	6,311.3
2008	9,773.2
Thereafter	26,465.7

Total	$74,766.0

      Certain of our senior and senior subordinated debt may be redeemed prior to its stated maturity.

12.	Derivative Financial Instruments and Concentrations of Credit Risk
      In the normal course of business and in connection with our asset/liability management program, we enter into various transactions involving derivative financial instruments. These derivative financial instruments primarily are used to manage our exposure to fluctuations in interest rates and currency exchange rates. We do not serve as a financial intermediary to make markets in any derivative financial instruments. We have a comprehensive program to address potential financial risks such as liquidity, interest rate, currency and counterparty credit risk. Historically, the Finance Committee of the Board of Directors of Household had set acceptable limits for each of these risks annually and reviewed the limits semiannually. As a result of the active involvement and guidance provided by HSBC, the Finance Committee was dissolved in the first quarter of 2004. In addition, the Household Asset Liability Committee (“ALCO”) meets regularly to review risks and approve appropriate risk management strategies within limits established by Household’s Board of Directors and HSBC. For further information on our strategies for managing interest rate and foreign exchange rate risk, see the “Risk Management” section within our Management’s Discussion and Analysis of Financial Condition and Results of Operations.
      Objectives for Holding Derivative Financial Instruments. We generally fund our assets with liabilities that have similar interest rate and maturity profiles; however, there are instances when this cannot be achieved. Over time, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts in loan products result in different funding strategies and produce different interest rate risk exposures. We maintain an overall risk management strategy that uses a variety of interest rate and currency derivative financial instruments to mitigate our exposure to fluctuations caused by changes in interest rates and currency exchange rates. We manage our exposure to interest rate risk primarily through the use of interest rate swaps, but also use forwards, futures, options, and other risk management instruments. We manage our exposure to foreign currency exchange risk primarily through the use of currency swaps, options and forwards. We do not use leveraged derivative financial instruments for interest rate risk management.
      Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The majority of our interest rate swaps are used to manage our exposure to changes in interest rates by converting floating rate assets or debt to fixed rate or by converting fixed rate assets or debt to floating rate. We have also entered into currency swaps to convert both principal and interest payments on debt issued in foreign currencies to U.S. dollars.
      Forwards and futures are agreements between two parties, committing one to sell and the other to buy a specific quantity of an instrument on some future date. The parties agree to buy or sell at a specified price in the future, and their profit or loss is determined by the difference between the arranged price and the level of the spot price when the contract is settled. We have used both interest rate and foreign exchange rate forward contracts as well as interest rate futures contracts. We use foreign exchange rate forward contracts to reduce our exposure to foreign currency exchange risk. Interest rate forward and futures contracts are used to hedge resets of interest rates on our floating rate assets and liabilities. Cash requirements for forward contracts include the receipt or payment of cash upon the sale or purchase of the instrument.
      Purchased options grant the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period. The seller of the option has written a contract which creates an obligation to either sell or purchase the financial instrument at the agreed-upon price if, and when, the purchaser exercises the option. We use caps to limit the risk associated with an increase in rates and floors to limit the risk associated with a decrease in rates.
      Credit Risk By utilizing derivative financial instruments, we are exposed to counterparty credit risk. Counterparty credit risk is our primary exposure on our interest rate swap portfolio. Counterparty credit risk is the risk that the counterparty to a transaction fails to perform according to the terms of the contract. We control the counterparty credit (or repayment) risk in derivative instruments through established credit approvals, risk control limits, collateral, and ongoing monitoring procedures. Our exposure to credit risk for futures is limited as these contracts are traded on organized exchanges. Each day, changes in futures contract values are settled in cash. In contrast, swap agreements and forward contracts have credit risk relating to the performance of the counterparty. Beginning in the third quarter of 2003, we began utilizing an affiliate, HSBC Bank USA, as the primary provider of new domestic derivative products. We have never suffered a loss due to counterparty failure.
      Going forward, it is expected that most of our existing third party derivative contracts will be assigned to HSBC Bank USA, making them our primary counterparty in derivative transactions. Most swap agreements require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level. Generally, third-party swap counterparties provide collateral in the form of cash which are recorded in our balance sheet as derivative related liabilities and totaled $.4 billion at December 31, 2003. Affiliate swap counterparties generally provide collateral in the form of securities which are not recorded on our balance sheet and totaled $.5 billion at December 31, 2003. At December 31, 2003, we had derivative contracts with a notional value of approximately $64.6 billion, including $39.4 billion outstanding with HSBC

Bank USA. Derivative financial instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties.
      Fair Value and Cash Flow Hedges To manage our exposure to changes in interest rates, we enter into interest rate swap agreements and currency swaps which have been designated as fair value or cash flow hedges under SFAS No. 133. The critical terms of interest rate swaps are designed to match those of the hedged items in order to enable, where possible, the application of the shortcut method of accounting as defined by SFAS No. 133. Prior to the acquisition by HSBC, the majority of our fair value and cash flow hedges were effective hedges which qualified for the shortcut method of accounting. Under the Financial Accounting Standards Board’s interpretations of SFAS No. 133, the shortcut method of accounting was no longer allowed for interest rate swaps which were outstanding at the time of the HSBC merger. As a result of the acquisition, we were required to reestablish and formally document the hedging relationship associated with all of our fair value and cash flow hedging instruments and assess the effectiveness of each hedging relationship, both at inception of the merger and on an ongoing basis. As a result of deficiencies in our contemporaneous hedge documentation at the time of acquisition, we lost the ability to apply hedge accounting to our entire cash flow and fair value hedging portfolio that existed at the time of merger. Substantially all derivative financial instruments entered into subsequent to the acquisition qualify as effective hedges under SFAS No. 133. The discontinuation of hedge accounting on our fair value and cash flow hedging instruments outstanding at the time of the merger, coupled with the loss of hedge accounting on certain post merger fair value swaps, collectively decreased net income by $63.1 million for the period March 29, 2003 through December 31, 2003.
      As of December 31, 2003, 89 percent of our interest rate swap portfolio (based on notional amounts eligible for hedge accounting) was accounted for using the shortcut method, which represents 64 percent of our entire interest rate swap portfolio. To the extent that the critical terms of the hedged item and the derivative are not identical, hedge ineffectiveness is reported in earnings during the current period in other revenues as a component of derivative income. Although the critical terms of currency swaps designated as effective hedges are designed to match those of the hedged items, SFAS No. 133 does not allow shortcut method accounting for this type of hedge. Therefore, there is ineffectiveness which is reported in current period earnings.
      Fair value hedges include interest rate swaps which convert our fixed rate debt or assets to variable rate debt and currency swaps which convert debt issued in foreign currencies into pay variable U.S. dollar debt. Hedge ineffectiveness associated with fair value hedges is recorded in other revenue as derivative income and was a gain of $2.0 million ($1.2 million after-tax) in the period March 29 through December 31, 2003, a gain of $2.3 million ($1.5 million after-tax) in the period January 1 through March 28, 2003, a loss of $3.9 million ($2.4 million after tax) in 2002 and a loss of $.2 million ($.1 million after tax) in 2001. All of our fair value hedges were associated with debt in 2003, 2002 and 2001. We recorded fair value adjustments for open fair value hedges which increased the carrying value of our debt by $106.4 million at December 31, 2003 and $1.8 billion at December 31, 2002. Fair value adjustments for open fair value hedges on a “predecessor” basis are included in the purchase accounting fair value adjustment to debt as a result of push-down accounting effective March 29, 2003 when the “successor” period began.
      Cash flow hedges include interest rate swaps which convert our variable rate debt or assets to fixed rate debt or assets and currency swaps which convert debt issued in foreign currencies into pay fixed U.S. dollar debt. Gains and (losses) on derivative instruments designated as cash flow hedges (net of tax) are reported in accumulated other comprehensive income and totaled a loss of ($19.1) million at December 31, 2003 and a loss of ($685.0) million at December 31, 2002. Accumulated other comprehensive income on a “predecessor” basis was eliminated as a result of push-down accounting effective March 29, 2003 when the “successor” period began. We expect $40.0 million ($25.4 million after-tax) of currently unrealized net gains will be reclassified to earnings within one year, however, these unrealized gains will be offset by increased interest expense associated with the variable cash flows of the hedged items and will result in no net economic impact to our earnings. Hedge ineffectiveness associated with cash flow hedges is recorded in other revenues as derivative income and was immaterial in 2003, 2002 and 2001.

      At December 31, 2003, $2.8 billion of derivative instruments, at fair value, were recorded in derivative financial assets and $98.9 million in derivative related liabilities. At December 31, 2002, $1.8 billion of derivative instruments, at fair value, were recorded in derivative financial assets and $90.6 million in derivative related liabilities.
      Information related to deferred gains and losses on terminated derivatives was as follows:

	2003	2002

	(Restated)
	(In millions)
Deferred gains	$19.7	$634.2
Deferred losses	103.4	53.5
Weighted-average amortization period:
Deferred gains	11.8 years	5.1 years
Deferred losses	6.7	4.5
Increases (decreases) to carrying values resulting from net deferred gains and losses:
Senior and senior subordinated debt	$(83.7)	$597.5
Accumulated other comprehensive income	—	(16.8)
      Amortization of net deferred gains (losses) totaled ($7.2) million in the period March 29 through December 31, 2003, $86.2 million in the period January 1 through March 28, 2003, $145.6 million in 2002 and $41.9 million in 2002.
      Non-Qualifying Hedging Activities. We may also use forward rate agreements, interest rate caps, exchange traded futures, and interest rate and currency swaps which are not designated as hedges under SFAS No. 133, either because they do not qualify as effective hedges or because we lost the ability to apply hedge accounting following HSBC’s acquisition of Household, as discussed above. These financial instruments are economic hedges but do not qualify for hedge accounting and are primarily used to minimize our exposure to changes in interest rates and currency exchange rates. Unrealized and realized gains (losses) on derivatives which were not designated as hedges are reported in other revenues as derivative income and totaled $281.8 million ($179.1 million after tax) in the period March 29 through December 31, 2003, $(1.3) million ($(.8) million after-tax) in the period January 1 through March 28, 2003, $5.1 million ($3.2 million after-tax) in 2002 and $(.9) million ($(.6) million after-tax) in 2001.

      Derivative Financial Instruments The following table summarizes derivative financial instrument activity:

	Non-Exchange Traded			Non-Exchange Traded

	Interest Rate Futures					Foreign Exchange Rate
	Contracts					Contracts
			Options	Interest	Currency			Caps and
	Purchased	Sold	Purchased	Rate Swaps	Swaps	Purchased	Sold	Floors	Total

2003
Notional amount, 2002	—	—	$3,400.0	$42,682.3	$10,210.3	—	$(193.1)	$7,194.2	$63,679.9
New contracts	$600.0	$(600.0)	—	7,377.4	1,163.8	$2,613.6	(2,005.2)	—	14,360.0
New contracts purchased from subsidiaries of HSBC	—	—	3,385.0	25,311.9	10,399.3	2,661.3	(53.1)	4,332.8	46,143.4
Matured or expired contracts	—	—	(4,404.0)	(14,894.6)	(1,468.3)	(2,069.7)	(1.1)	(4,931.8)	(27,767.3)
Terminated contracts	—	—	(481.0)	(11,780.3)	(116.7)	—	—	—	(12,378.0)
In-substance maturities (1)	(600.0)	600.0	—	—	—	(1,999.1)	1,999.1	—	(5,198.2)
Assignment of contracts to subsidiaries of HSBC	—	—	—	(9,043.2)	(5,193.7)	—	—	—	(14,236.9)
Loss of shortcut accounting(2):
Terminated contracts	—	—	—	(26,310.1)	—	—	—	—	(26,310.1)
New contracts	—	—	—	26,310.1	—	—	—	—	26,310.1

Notional amount, 2003	—	—	$1,900.0	$39,653.5	$14,994.7	$1,206.1	$(253.4)	$6,595.2	$64,602.9

Fair value, 2003 (Restated)(3):
Fair value hedges	—	—	—	$18.1	$—	$—	$(11.0)	—	$7.1
Cash flow hedges	—	—	—	5.9	350.7	40.9	—	—	397.5
Non-hedging derivatives	—	—	—	(166.8)	2,500.6	—	—	—	2,333.8

Total	—	—	—	$(142.8)	$2,851.3	$40.9	$(11.0)	—	$2,738.4

2002
Notional amount, 2001	$1,419.0	$(9,000.0)	$2,000.0	$28,325.2	$6,730.8	$—	$(174.5)	$2,989.9	$50,639.4
New contracts	23,113.0	(8,218.0)	8,800.0	30,194.7	3,869.9	506.2	(506.0)	6,161.6	81,369.4
Matured or expired contracts	(7,932.0)	618.0	(3,400.0)	(10,049.2)	(343.9)	(.1)	(18.7)	(1,949.1)	(24,273.6)
Terminated contracts	—	—	(4,000.0)	(5,788.4)	(46.5)	—	—	(8.2)	(9,843.1)
In-substance maturities (1)	(16,600.0)	16,600.0	—	—	—	(506.1)	506.1	—	(34,212.2)

Notional amount, 2002	$—	$—	$3,400.0	$42,682.3	$10,210.3	$—	$(193.1)	$7,194.2	$63,679.9

Fair value, 2002(3):
Fair value hedges	—	—	—	$1,802.3	$(1.8)	—	—	—	$1,800.5
Cash flow hedges	—	—	—	(451.1)	361.2	—	$1.9	—	(91.8)
Non-hedging derivatives	—	—	—	.2	—	—	—	$5.5	.2

Total	—	—	—	$1,351.4	$359.4	$—	$(1.9)	$5.5	$1,708.9

2001
Notional amount, 2000	—	—	—	$23,055.1	$5,301.5	—	$(52.3)	$2,352.9	$30,761.8
New contracts	$36,615.0	$(22,706.0)	$4,750.0	21,608.6	1,991.0	$273.0	(447.5)	3,481.8	91,872.9
Matured or expired contracts	(21,790.0)	300.0	—	(7,508.6)	(396.1)	—	52.3	(1,997.8)	(32,044.8)
Terminated contracts	—	—	(2,750.0)	(8,829.9)	(165.6)	—	—	(847.0)	(12,592.5)
In-substance maturities (1)	(13,406.0)	13,406.0	—	—	—	(273.0)	273.0	—	(27,358.0)

Notional amount, 2001	$1,419.0	$(9,000.0)	$2,000.0	$28,325.2	$6,730.8	$—	$(174.5)	$2,989.9	$50,639.4

Fair value, 2001(3):
Fair value hedges	—	—	—	$(162.2)	$(.6)	—	—	—	$(162.8)
Cash flow hedges	—	—	—	(301.1)	(964.8)	$—	$—	—	(1,265.9)
Non-hedging derivatives	$.4	$(3.4)	$.4	—	—	—	2.8	$(.2)	—

Total	$.4	$(3.4)	$.4	$(463.3)	$(965.4)	$—	$2.8	$(.2)	$(1,428.7)

(1)	Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument or (b) at the maturity of the underlying items being hedged.

(2)	Under the Financial Accounting Standards Board’s interpretations of SFAS No. 133, the shortcut method of accounting was no longer allowed for interest rate swaps which were outstanding at the time of the merger. During 2003, we restructured our interest rate swap portfolio to regain use of the shortcut method for a substantial number of our fair value hedges and to reduce the potential volatility of future earnings.

(3)	(Bracketed) unbracketed amounts represent amounts to be (paid) received by us had these positions been closed out at the respective balance sheet date. Bracketed amounts do not necessarily represent risk of loss as the fair value of the derivative financial instrument and the items being hedged must be evaluated together. See Note 13, “Fair Value of Financial Instruments,” for further discussion of the relationship between the fair value of our assets and liabilities.

     The table below reflects the balance sheet items hedged using derivative financial instruments which qualify for hedge accounting at December 31, 2003. The critical terms of the derivatives have been designed to match those of the related asset or liability.

			Foreign
	Interest Rate	Currency	Exchange
	Swaps	Swaps	Rate Contracts

	(Restated)	(Restated)
	(In millions)
Investment securities	$—	$—	$—
Commercial paper, bank and other borrowings	—	—	1,245.3
Advances to foreign affiliates	—	—	214.2
Senior debt and senior subordinated debt	28,437.5	$4,850.2	—

Total items hedged using derivative financial instruments	$28,437.5	$4,850.2	$1,459.5

      The following table summarizes the maturities and related weighted-average receive/pay rates of interest rate swaps outstanding at December 31, 2003:

	2004	2005	2006	2007	2008	2009	Thereafter	Total

	(All dollar amounts are stated in millions)
Pay a fixed rate/receive a floating rate:
Notional value	$5,151.0	$4,103.0	$2,711.1	$1,857.4	$453.0	—	$326.7	$14,602.2
Weighted-average receive rate	1.51%	1.24%	1.24%	1.13%	1.26%	—	4.70%	1.40%
Weighted-average pay rate	2.81%	2.11%	3.38%	2.81%	3.94%	—	5.46%	2.82%
Pay a floating rate/ receive a fixed rate:
Notional value	$350.6	$133.0	$—	$2,386.7	$4,855.8	$1,458.4	$15,866.8	$25,051.3
Weighted-average receive rate	1.19%	1.59%	—	2.93%	3.46%	3.81%	4.82%	4.25%
Weighted-average pay rate	1.14%	3.55%	—	2.21%	1.20%	1.16%	1.25%	1.24%

Total notional value	$5,501.6	$4,236.0	$2,711.1	$4,244.1	$5,308.8	$1,458.4	$16,193.5	$39,653.5

Total weighted-average rates on swaps
Receive rate	1.49%	1.25%	1.24%	2.14%	3.28%	3.81%	4.82%	3.20%
Pay rate	2.71%	2.16%	3.38%	1.91%	1.44%	1.16%	1.34%	1.82%
      The floating rates that we pay or receive are based on spot rates from independent market sources for the index contained in each interest rate swap contract, which generally are based on either 1-, 3- or 6-month LIBOR. These current floating rates are different than the floating rates in effect when the contracts were initiated. Changes in spot rates impact the variable rate information disclosed above. However, these changes in spot rates also impact the interest rate on the underlying assets or liabilities. We use derivative financial instruments as either qualifying hedging instruments under SFAS No. 133 or economic hedges to hedge the volatility of earnings resulting from changes in interest rates on the underlying hedged items. Use of interest rate swaps which qualify as effective hedges under SFAS No. 133 increased our net interest margin by 77 basis points in 2003, decreased by 40 basis points in 2002 and increased by 17 basis points in 2001.
      Concentrations of Credit Risk. A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

      Because we primarily lend to consumers, we do not have receivables from any industry group that equal or exceed 10 percent of total owned or managed receivables at December 31, 2003 and 2002. We lend nationwide and our receivables are distributed as follows at December 31, 2003:

	Percent of Total	Percent of Total
	Owned	Managed
State/ Region	Receivables	Receivables

California	14%	14%
Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI)	22	23
Southeast (AL, FL, GA, KY, MS, NC, SC, TN)	20	19
Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV)	15	15
Southwest (AZ, AR, LA, NM, OK, TX)	10	11
Northeast (CT, ME, MA, NH, NY, RI, VT)	10	10
West (AK, CO, HI, ID, MT, NV, OR, UT, WA, WY)	9	8
13.     Fair Value of Financial Instruments
      In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC plus related purchase accounting adjustments have been “pushed-down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. We have estimated the fair value of our financial instruments in accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”). Fair value estimates, methods and assumptions set forth below for our financial instruments are made solely to comply with the requirements of SFAS No. 107 and should be read in conjunction with the financial statements and notes in this Annual Report.
      A significant portion of our financial instruments do not have a quoted market price. For these items, fair values were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management’s assessments regarding ultimate collectibility of assets and related interest and with estimates of product lives and repricing characteristics used in our asset/ liability management process. All assumptions are based on historical experience adjusted for future expectations. Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental and changes in these assumptions could significantly affect fair value calculations.
      As required under generally accepted accounting principles, a number of other assets recorded on the balance sheets (such as acquired credit card relationships, the value of consumer lending relationships for originated receivables and the franchise values of our business units) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. We believe there is substantial value associated with these assets based on current market conditions and historical experience. Accordingly, the estimated fair value of financial instruments, as disclosed, does not fully represent our entire value, nor the changes in our entire value.

      The following is a summary of the carrying value and estimated fair value of our financial instruments:

	At December 31

	2003 (Restated)			2002

	Carrying	Estimated		Carrying	Estimated
	Value	Fair Value	Difference	Value	Fair Value	Difference

	(In millions)
Assets:
Cash	$395.0	$395.0	—	$667.9	$667.9	—
Investment securities	10,545.0	10,545.0	—	6,707.6	6,707.6	—
Receivables	81,239.1	81,641.7	$402.6	74,828.4	77,176.9	$2,348.5
Derivative financial assets	2,837.3	2,837.3	—	1,805.0	1,805.0	—

Total assets	95,016.4	95,419.0	$402.6	84,008.9	86,357.4	2,348.5

Liabilities:
Due to affiliates	(2,107.7)	(2,112.0)	(4.3)	(86.9)	(86.9)	—
Commercial paper, bank and other borrowings	(7,983.8)	(7,983.8)	—	(4,143.3)	(4,143.3)	—
Senior and senior subordinated debt	(74,766.0)	(75,656.0)	(890.0)	(70,275.6)	(71,952.4)	(1,676.8)
Insurance policy and claim reserves	(1,127.0)	(1,123.7)	3.3	(890.9)	(1,212.3)	(321.4)
Derivative financial liabilities	(98.9)	(98.9)	—	(90.6)	(90.6)	—

Total liabilities	(86,083.4)	(86,974.4)	(891.0)	(75,487.3)	(77,485.5)	(1,998.2)

Total	$8,933.0	$8,444.6	$(488.4)	$8,521.6	$8,871.9	$350.3

      Cash: Carrying value approximates fair value due to cash’s liquid nature.
      Investment Securities: Investment securities are classified as available-for-sale and are carried at fair value on the balance sheets. Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
      Receivables: The fair value of adjustable rate receivables generally approximates carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates which approximate the rates that would achieve a similar return on assets with comparable risk characteristics. Receivables also includes our interest-only strip receivables. The interest-only strip receivables are carried at fair value on our balance sheets. Fair value is based on an estimate of the present value of future cash flows associated with securitizations of certain real estate secured, auto finance, MasterCard and Visa, private label and personal non-credit card receivables.
      Due to Affiliates: The estimated fair value of our fixed rate debt instruments was determined using either quoted market prices or by discounting future expected cash flows at interest rates offered for similar types of debt instruments. Carrying value is typically used to estimate the fair value of floating rate debt.
      Commercial Paper, Bank and Other Borrowings: The fair value of these instruments approximates existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.
      Senior and Senior Subordinated Debt: The estimated fair value of our fixed rate debt instruments was determined using either quoted market prices or by discounting future expected cash flows at interest rates offered for similar types of debt instruments. Carrying value is typically used to estimate the fair value of floating rate debt.

      Insurance Policy and Claim Reserves: The fair value of insurance reserves for periodic payment annuities was estimated by discounting future expected cash flows at estimated market interest rates at December 31, 2003 and 2002. The fair value of other insurance reserves is not required to be determined in accordance with FAS No. 107.
      Derivative Financial Assets and Liabilities: All derivative financial assets and liabilities, which exclude amounts received from or paid to swap counterparties, are carried at fair value on the balance sheet. Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined using accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). We enter into foreign exchange contracts to hedge our exposure to currency risk on foreign denominated debt. We also enter into interest rate contracts to hedge our exposure to interest rate risk on assets and liabilities, including debt. As a result, decreases/increases in the fair value of derivative financial instruments which have been designated as effective hedges are offset by a corresponding increase/decrease in the fair value of the individual asset or liability being hedged. See Note 12, “Derivative Financial Instruments and Concentrations of Credit Risk,” for additional discussion of the nature of these items.

14.	Leases
      We lease certain offices, buildings and equipment for periods which generally do not exceed 25 years. The leases have various renewal options. The office space leases generally require us to pay certain operating expenses. Net rental expense under operating leases was $95.7 million in the period March 29 through December 31, 2003, $31.5 million in the period January 1 through March 28, 2003, $116.8 million in 2002 and $107.7 million in 2001.
      We have a lease obligation on a former office complex which has been subleased through 2010, the end of the lease period. The sublessee has assumed our future rental obligations on this lease.
      Future net minimum lease commitments under noncancelable operating lease arrangements were:

	Minimum	Minimum
	Rental	Sublease
Year Ending December 31	Payments	Income	Net

	(In millions)
2004	$149.7	$22.7	$127.0
2005	116.3	22.1	94.2
2006	106.1	21.8	84.3
2007	76.3	21.8	54.5
2008	62.9	21.8	41.1
Thereafter	165.2	32.6	132.6

Net minimum lease commitments	$676.5	$142.8	$533.7

15.	Employee Benefit Plans
      Defined Benefit Plans. Substantially all of our employees are covered by defined benefit pension plans which are sponsored by Household. At December 31, 2003, plan assets included an investment in 177,624 HSBC American depositary shares with a fair value of $14.0 million.
      The fair value of Household’s pension plan assets exceeded the projected benefit obligations by $53.2 million at December 31, 2003 and $9.9 million at December 31, 2002. The assumptions used in determining the benefit obligation of Household’s domestic defined benefit plans at December 31 were as follows:

	2003	2002	2001

Discount rate	6.25%	6.75%	7.5%
Salary increase assumption	3.75	4.0	4.0
      Postretirement Plans Other Than Pensions. We participate in Household’s plans which provide medical, dental and life insurance benefits to retirees and eligible dependents. These plans are funded on a pay-as-you-go basis and cover substantially all employees who meet certain age and vested service requirements. Household has instituted dollar limits on its payments under the plans to control the cost of future medical benefits.
      Household recognizes the expected postretirement costs on an accrual basis, similar to pension accounting. The expected cost of postretirement benefits is required to be recognized over the employees’ years of service with the company instead of the period in which the benefits are paid. While no separate actuarial valuation has been made for our participation in Household’s plans for postretirement medical, dental and life benefits, our share of the liability and expense has been estimated. Household’s accumulated postretirement benefit obligation was $251.8 million at December 31, 2003 and $243.6 million at December 31, 2002. Our estimated share of Household’s accrued postretirement benefit obligation was $234.8 million at December 31, 2003 and $157.7 million at December 31, 2002. In addition, our estimated share of postretirement benefit expense recognized was $14.5 million in 2003, $12.8 million in 2002 and $14.5 million in 2001.
      Household’s accumulated postretirement benefit obligation was determined using the following assumptions:

	2003	2002	2001

Discount rate	6.25%	6.75%	7.5%
Salary increase assumption	3.75	4.0	4.0
      A 12.8 percent annual rate of increase in the gross cost of covered health care benefits was assumed for 2003. This rate of increase is assumed to decline gradually to 5.6 percent in 2013.
      Assumed health care cost trend rates have an effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would increase (decrease) Household’s service and interest costs and the postretirement benefit obligation as follows:

	1 Percent	1 Percent
	Increase	Decrease

	(In millions)
Effect on total of service and interest cost components	$.5	$(.4)
Effect on postretirement benefit obligation	11.0	(9.6)
      In December 2003, President Bush signed into law a new Medicare bill that provides prescription drug coverage to Medicare-eligible retirees. In its present form, our retiree medical plans provide prescription drugs to certain Medicare-eligible retirees. The results contained in these financial statements do not anticipate any changes to our retiree medical plans in light of the expected Medicare legislation. We are currently studying the impact of the new legislation and the resulting impact, if any, on our financial statements. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, may require us to change previously reported information.
      Supplemental Retirement Plan. Household also sponsors a non-qualified supplemental retirement plan. This plan, which is unfunded, provides eligible employees defined pension benefits outside the qualified retirement plan based on average earnings, years of service and age at retirement.
      Defined Contribution Plans. We also participate in various 401(k) savings plans and profit sharing plans for employees meeting certain eligibility requirements. Under the Household plan, each participant’s contribution is matched by the company up to a maximum of 6 percent of the participant’s compensation. Prior to the merger with HSBC, company contributions were in the form of Household common stock. Subsequent to the merger, company contributions are in the form of cash. Our expense for these plans was $42.0 million in the period March 29 through December 31, 2003, $18.8 million in the period January 1 through March 28, 2003, $55.0 million in 2002 and $46.5 million in 2001.
      Stock Compensation Plans Our eligible employees may participate in various stock compensation plans which are currently sponsored by HSBC and were sponsored by Household prior to the merger.
      The HSBC Sharesave Contribution Plan (the “HSBC Sharesave Plan”), which replaced the former Household employee stock purchase plan, allows eligible employees to enter into savings contracts to save up to approximately $400 per month, with the option to use the savings to acquire shares. There are currently two types of plans offered which allow the participant to select saving contracts of either a 3 or 5 year length. The options are exercisable within six months following the third or fifth year, respectively, of the commencement of the related savings contract, at a 20 percent discount for options granted in 2003. Prior to the merger, Household also maintained an Employee Stock Purchase Plan (the “ESPP”). The ESPP provided a means for employees to purchase shares of Household’s common stock at 85 percent of the lesser of its market price at the beginning or end of a one-year subscription period. The ESPP was terminated on March 7, 2003.
      The HSBC Holdings Group Share Option Plan (the “Group Share Option Plan”), which replaced the former Household stock option plans, is a long-term incentive compensation plan available to certain HFC employees. Grants are usually made each year. Options granted to HFC employees in 2003 will vest 75 percent in year 3 with the remaining 25 percent vesting in year 4 and expire 10 years from the date of grant. Options are granted at market value. Beginning in 2004, options granted under the Group Share Option Plan will be exercisable between the third and tenth anniversaries of the date of grant subject to vesting conditions. Prior to the merger with HSBC, certain Household employees were eligible to participate in Household’s stock option plan. Employee stock options generally vested equally over four years and expired 10 years from the date of grant. Upon completion of the merger with HSBC, all options granted prior to November 2002 vested and became outstanding options to purchase HSBC ordinary shares. Options granted under the former Household plans subsequent to October 2002 were converted into options to purchase ordinary shares of HSBC, but did not vest under the change in control.
      Subsequent to the merger, key employees are also provided awards in the form of restricted shares (“RSRs”) under HSBC’s Restricted Share Plan. Awards to HFC employees in 2003 generally vest over a 3 or 5 year period and do not require the achievement of performance targets. Beginning in 2004, awards granted under HSBC’s Restricted Share Plan will vest over five years and may require the achievement of certain performance targets. Prior to the merger, Household’s executive compensation plans also provided for issuance of RSRs which entitled an employee to receive a stated number of shares of Household common stock if the employee satisfied the conditions set by the Compensation Committee for the award. Upon completion of the merger with HSBC, all RSRs granted under the former Household plan prior to November 2002 vested and became outstanding shares of HSBC. RSRs granted under the former Household plan subsequent to October 2002 were converted into rights to receive HSBC ordinary shares. Upon vesting, the employee can elect to receive either HSBC ordinary shares or ADRs.

16.	Income Taxes
      Total income taxes were allocated as follows:

	March 29	January 1	Year Ended
	through	through	December 31,
	December 31,	March 28,
	2003	2003	2002	2001

	(Restated)
	(In millions)
Provision for income taxes related to operations	$731.5	$240.6	$850.0	$949.8
Income taxes related to adjustments included in common shareholder’s equity:
Unrealized gains (losses) on investments and interest-only strip receivables, net	96.6	(16.5)	60.4	92.1
Unrealized gains (losses) on cash flow hedging instruments	(13.8)	63.4	(23.3)	(360.7)

Total	$814.3	$287.5	$887.1	$681.2

      Provisions for income taxes related to operations were:

	March 29	January 1	Year Ended
	through	through	December 31,
	December 31,	March 28,
	2003	2003	2002	2001

	(Restated)
	(In millions)
Current:
United States	$853.4	$102.7	$1,010.9	$927.2
Foreign	3.7	.6	2.9	2.9

Total current	857.1	103.3	1,013.8	930.1
Deferred — United States	(125.6)	137.3	(163.8)	19.7

Total income taxes	$731.5	$240.6	$850.0	$949.8

      Income before income taxes were:

	March 29	January 1	Year Ended
	through	through	December 31,
	December 31,	March 28,
	2003	2003	2002	2001

	(Restated)
	(In millions)
United States	$2,107.2	$699.5	$2,479.2	$2,669.3
Foreign	10.6	1.8	7.3	8.4

Total income before income taxes	$2,117.8	$701.3	$2,486.5	$2,677.7

      All components of deferred income tax provision are attributable to income from operations.

      Effective tax rates are analyzed as follows:

	March 29	January 1	Year Ended
	through	through	December 31
	December 31,	March 28,
	2003	2003	2002	2001

	(Restated)
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) in rate resulting from:
State and local taxes, net of federal benefit	1.6	1.6	2.5	2.8
Tax credits	(2.9)	(3.1)	(3.4)	(2.8)
Other	.8	.8	.1	.5

Effective tax rate	34.5%	34.3%	34.2%	35.5%

      Provision for U.S. income taxes had not been made at December 31, 2003 on $80 million of undistributed, untaxed earnings of our life insurance subsidiary’s accumulated in its Policyholders’ Surplus Account under tax laws in effect prior to 1984. This amount would generally be subject to taxation in the event our life insurance subsidiary made distributions in excess of its Shareholders’ Surplus Account (generally undistributed accumulated after-tax earnings) and certain other events. If our life insurance subsidiary were subject to tax on the full amount of its Policyholders’ Surplus Account, the additional income tax payable would be approximately $28 million. Unlike prior law provisions which treated distributions by a life insurance company as first coming out of its Shareholders’ Surplus Account and then out of its Policyholders’ Surplus Account, the American Jobs Creation Act, which was signed into law on October 22, 2004, contains provisions that would reverse such order and treat distributions as first coming out of Policyholders’ Surplus Account and then Shareholders’ Surplus Account. These new provisions also eliminate the imposition of the income tax on any such distributions from a Policyholders’ Surplus Account. Such provisions apply only to distributions made by a life insurance company after December 31, 2004 and before January 1, 2007. At this time, management is evaluating the provisions of this law and is expecting to use these provisions to eliminate some, if not all, of the Policyholders’ Surplus Account of our life insurance subsidiary.

      Temporary differences which gave rise to a significant portion of deferred tax assets and liabilities were as follows:

	At December 31

	2003	2002

	(Restated)
	(In millions)
Deferred Tax Assets
Credit loss reserves	$1,985.0	$1,607.9
Debt	505.6	—
Market value adjustments	115.1	226.0
Settlement charge and related expenses	14.1	186.6
Other	491.5	431.6

Total deferred tax assets	$3,111.3	$2,452.1

Deferred Tax Liabilities
Receivables sold	$1,108.6	$1,016.4
Intangibles	813.5	—
Fee income	449.7	408.2
Receivables	373.1	—
Leveraged lease transactions, net	191.8	372.5
Deferred loan origination costs	87.8	223.8
Other	186.8	217.6

Total deferred tax liabilities	$3,211.3	$2,238.5

Net deferred tax asset (liability)	$(100.0)	$213.6

17.	Transactions with Affiliates
      In the normal course of business, we enter into transactions with related parties which, generally, are on terms comparable to those that would be made with unaffiliated parties. These transactions include funding arrangements, purchases and sales of receivables and servicing agreements. Related party transactions involving receivables enable effective management of credit risk, liquidity and interest rate risk; facilitate capital management; and optimize funding opportunities.
      In addition to funding received from HSBC and its subsidiaries, we periodically advance funds to Household and affiliates or receive amounts in excess of current requirements. Interest rates (both the underlying benchmark rate and credit spreads) on these advances are comparable to rates for third party debt with similar maturities. The maturities of HSBC debt, however, were generally shorter than those we would have issued to third parties. In early 2004 we received regulatory approval to extend the maturities of future debt issuances to a HSBC subsidiary, which will replace shorter-term affiliate funding issued in 2003. Amounts due to (from) affiliates consisted of the following:

	At December 31

	2003	2002

	(In millions)
HSBC and subsidiaries	$3,911.0	—
Parent company and other subsidiaries	(1,281.7)	$(159.2)
Household Global Funding, Inc.	(527.6)	264.9
Household Bank, f.s.b.	—	(18.8)

Due to affiliates	$2,101.7	$86.9

      Interest expense on amounts due (to) from affiliates was as follows:

	March 29	January 1	Year Ended
	through	through	December 31,
	December 31,	March 28,
	2003	2003	2002	2001

	(In millions)
HSBC and subsidiaries	$30.1	—	—	—
Parent company and other subsidiaries	(11.9)	$(1.2)	$(11.6)	$(5.5)
Household Global Funding, Inc.	1.9	3.4	(1.4)	(17.3)
Household Bank, f.s.b.	—	—	25.4	171.4

Net interest income (expense) on amounts due (to) from affiliates	$20.1	$2.2	$12.4	$148.6

      Transactions with HSBC and subsidiaries During 2003, we implemented a $2.5 billion revolving credit facility with HSBC, none of which has been drawn.
      During the third quarter of 2003, we began utilizing an affiliate, HSBC Bank USA, as the primary provider of new derivative products. At December 31, 2003, we had derivative contracts with a notional value of approximately $39.4 billion outstanding with this affiliate. Going forward, it is expected that most of our existing third party derivative contracts will be assigned to HSBC Bank USA making them our primary counterparty in derivative transactions.
      On December 31, 2003, we sold $2.8 billion of real estate secured receivables from our mortgage services business to HSBC Bank USA. We recorded a pre-tax gain of $16.0 million on the sale. Under a separate servicing agreement, we have agreed to service all real estate secured receivables sold to HSBC Bank USA including all future business they purchase from correspondents.
      During the period March 29 through December 31, 2003, we paid $26.8 million for various fees and services, primarily related to funding, to subsidiaries of HSBC. Included in this total were loan commitment fees, debt issuance costs, and fees for banking services. Fees paid to HSBC subsidiaries are consistent with amounts which would be paid to third parties. In many cases, these fees were based on third-party market quotes.
      During the fourth quarter of 2003, we reached an agreement with HSBC Bank USA whereby risk associated with HSBC Bank USA’s credit life and disability insurance policies was transferred to us. Also during the fourth quarter of 2003, our credit card services business entered into a credit card servicing and processing agreement and our auto finance business entered into a loan origination and servicing agreement with subsidiaries of HSBC. Fees received pursuant to such agreements were not significant.
      Transactions with parent company Household designated us, under a written contractual arrangement, as the issuer of new GM Card® accounts. In effect, Household licensed to us the GM Card® account relationships and GM’s obligation to administer its rebate program in an arrangement similar to an operating lease. License fees are paid monthly to Household based on the number of GM Card® account relationships. License fee expense is included in other operating expenses and was $35.1 million in the period March 29 through December 31, 2003, $11.7 million in the period January 1 through March 28, 2003, $47.9 million in 2002 and $52.2 million in 2001.
      We were allocated costs incurred on our behalf by Household for administrative expenses, including insurance, credit administration, legal and other fees. These administrative expenses were recorded in other operating expenses and totaled approximately $26.8 million in the period March 29 through December 31, 2003, $12.5 million in the period January 1 through March 28, 2003, $42.2 million in 2002 and $64.8 million in 2001.
      Transactions with Household Global Funding, Inc. At December 31, 2003, we guaranteed $2.4 billion of our United Kingdom affiliate’s debt and $1.8 billion of our Canadian affiliate’s debt. We receive a fee for providing these guarantees.

      Transactions with Household Bank, f.s.b. Prior to July 1, 2002, our wholly owned bank subsidiary periodically bought and sold federal funds with Household Bank, f.s.b. (the “Thrift”). Sales to the Thrift were included in investment securities while purchases were included in commercial paper, bank and other borrowings. Net interest income on these sales totaled $.7 million in 2002 and $17.4 million in 2001.
      Historically, we had purchased receivables, at fair market value, under various agreements with the Thrift. During the fourth quarter of 2002, in conjunction with their efforts to make the most efficient use of capital and in recognition that the continued operation of the Thrift was not in their long-term strategic interest, Household completed the sale of substantially all of the assets and deposits of the Thrift. Our purchases from the Thrift in 2002 were as follows:

Year Ended
December 31,
2002

(In millions)
Delinquent receivables	$68.8
Receivables purchased in conjunction with disposition of Thrift assets	1,065.5
Other receivable purchases	1,966.4

Total	$3,100.7

      Prior to March 1, 2002, we also purchased real estate secured and personal non-credit card receivables at various stages of contractual delinquency from the Thrift. Delinquent loan purchases totaled $68.8 million in 2002. We also purchased $2.0 billion of non-delinquent real estate secured, auto and personal non-credit card receivables from the Thrift in 2002. A portion of the auto and personal non-credit card receivables were subsequently securitized.
      Under the terms of a former agreement between the Thrift and Household Tax Masters, Inc. (“Tax Masters”), a wholly owned subsidiary of HFC, the Thrift originated tax refund anticipation products for qualifying individuals who anticipated a tax refund. Tax Masters purchased the refund anticipation products from the Thrift within two days of originating the account. During 2002, we paid $42.2 million in fees on approximately 7.0 million accounts purchased.
      HFC and Household Credit Services, Inc., a wholly owned subsidiary of HFC, also had a market rate agreement with the Thrift for services such as underwriting, data processing, item processing, check clearing, bank operations, accounts payable and payroll processing. Fees received for these services totaled $160.9 million in 2002 and $68.1 million in 2001.
      In December 2002, we established an escrow account with a third party of $17.0 million to provide funds for the payment of any commitment or contingent liabilities that might be paid subsequent to the final dissolution of the Thrift. After two years, upon written approval from the Office of Thrift Supervision, any remaining funds will be released to us. We have also guaranteed all obligations of the Thrift and its directors against liabilities for actions taken or initiated in the normal course of business.

18. C	ommitments And Contingent Liabilities
      Both we and certain of our subsidiaries are parties to various legal proceedings resulting from ordinary business activities relating to our current and/or former operations. Certain of these activities are or purport to be class actions seeking damages in significant amounts. These actions include assertions concerning violations of laws and/or unfair treatment of consumers.
      Due to the uncertainties in litigation and other factors, we cannot be certain that we will ultimately prevail in each instance. Also, as the ultimate resolution of these proceedings is influenced by factors that are outside of our control, it is reasonably possible our estimated liability under these proceedings may change. However, based upon our current knowledge, our defenses to these actions have merit and any adverse decision should not materially affect our consolidated financial condition, results of operations or cash flows.

      At December 31, 2003, our mortgage services business had commitments with numerous correspondents to purchase up to $1.8 billion of real estate secured receivables at fair market value, subject to availability based on underwriting guidelines specified by our mortgage services business and at prices indexed to underlying market rates. These commitments have terms of up to one year and can be renewed upon mutual agreement.
      See Note 14 for discussion of lease commitments.
19.     Attorney General Settlement
      On October 11, 2002, Household reached a preliminary agreement with a multi-state working group of state attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of federal and/or state consumer protection, consumer financing and banking laws and regulations with respect to secured real estate lending from HFC and Beneficial Corporation and their subsidiaries conducting retail branch consumer lending operations. This preliminary agreement, and related subsequent consent decrees and similar documentation entered into with each of the 50 states and the District of Columbia, are referred to collectively as the “Multi-State Settlement Agreement”, which became effective on December 16, 2002. Pursuant to the Multi-State Settlement Agreement, we funded a $484 million settlement fund that was divided among the states (and the District of Columbia), with each state receiving a proportionate share of the funds based upon the volume of the retail branch originated real estate secured loans we made in that state during the period of January 1, 1999 to September 30, 2002. No fines, penalties or punitive damages were assessed by the states pursuant to the Multi-State Settlement Agreement.
      In August 2003, notices of a claims procedure were distributed to holders of approximately 591,000 accounts identified as having potential claims. As of February 1, 2004, approximately 80% of customers had accepted funds in settlement and had executed a release of all civil claims against us relating to the specified consumer lending practices. The bulk of the checks were mailed in December 2003. Each state has agreed that the settlement resolves all current civil investigations and proceedings by the attorneys general and state lending regulators relating to the lending practices at issue.
      We recorded a pre-tax charge of $525.0 million ($333.2 million after-tax) during the third quarter of 2002 related to the Multi-State Settlement Agreement. The charge reflects the costs of this settlement agreement and related matters and has been reflected in the statement of income in total costs and expenses.
20.     Segment Reporting
      We have one reportable segment, Consumer, which is managed separately and characterized by different middle-market consumer lending products, origination processes, and locations. Our Consumer segment includes our consumer lending, mortgage services, retail services, credit card services and auto finance businesses. Our Consumer segment provides real estate secured, auto finance, MasterCard and Visa, private label and personal non-credit card loans. Loans are offered with both revolving and closed-end terms and with fixed or variable interest rates. Loans are originated through branch locations, correspondents, direct mail, telemarketing, independent merchants or automobile dealers. MasterCard and Visa credit card loans are also offered via strategic affinity relationships. We also cross sell our credit cards to existing real estate secured, private label and Refund Anticipation Loan (“RAL”) customers. All businesses offer products and service customers through the Internet. Additionally, we may purchase loans of a similar nature from other lenders. The All Other caption includes our insurance and tax services, direct lending and commercial businesses, as well as our corporate and treasury activities, each of which falls below the quantitative threshold tests under Statement of Financial Accounting Standards No. 131 for determining reportable segments.
      The accounting policies for our Consumer segment are described in the summary of significant accounting policies. For segment reporting purposes, intersegment transactions have not been eliminated. We generally account for transactions between segments as if they were with third parties. We evaluate performance and allocate resources based on income from operations after income taxes and returns on equity and managed assets.

      We allocate resources and provide information to management for decision making on a managed basis. Therefore, an adjustment is required to reconcile the managed financial information to our reported financial information in our consolidated financial statements. This adjustment reclassifies net interest margin, fee income and loss provision into securitization revenue.
      Income statement information included in the table for the year ended December 31, 2003 combines January 1 through March 28 2003 (the “predecessor period”) and March 29 to December 31, 2003 (the “successor period”) in order to present “combined” financial results for the year. Fair value adjustments related to purchase accounting and related amortization have been allocated to Corporate, which is included in the “All Other” caption within our segment disclosure. As a result, managed and owned basis consolidated totals for the year ended December 31, 2003 include combined information from both the “successor” and “predecessor” periods which impacts comparability to prior periods.

Reportable Segments — Managed Basis

						Managed
				Adjustments/		Basis			Owned Basis
		All		Reconciling		Consolidated	Securitization		Consolidated
	Consumer	Other	Totals	Items		Totals	Adjustments		Totals

	(In millions)
For the Year Ended December 31, 2003 (Restated)
Net interest margin	$9,365.1	$200.6	$9,565.7	—		$9,565.7	$(2,731.3	)(6)	$6,834.4
Fee income	1,798.2	(98.6)	1,699.6	—		1,699.6	(715.1	)(6)	984.5
Other revenues, excluding fee income	713.4	1,064.3	1,777.7	$(147.2	)(2)	1,630.5	1,269.0	(6)	2,899.5
Intersegment revenues	137.3	9.9	147.2	(147.2	)(2)	—	—		—
Provision for credit losses	5,872.8	3.4	5,876.2	6.8	(3)	5,883.0	(2,177.4	)(6)	3,705.6
Depreciation and amortization	67.9	294.2	362.1	—		362.1	—		362.1
Income tax expense (benefit)	922.9	104.9	1,027.8	(55.7	)(4)	972.1	—		972.1
Net income	1,570.8	374.5	1,945.3	(98.3)		1,847.0	—		1,847.0
Receivables	106,566.0	916.4	107,482.4	—		107,482.4	(25,078.2	)(7)	82,404.2
Assets	112,181.3	23,845.8	136,027.1	(8,091.3	)(5)	127,935.8	(25,078.2	)(7)	102,857.6
Expenditures for long- lived assets(1)	33.5	82.8	116.3	—		116.3	—		116.3

For the Year Ended December 31, 2002
Net interest margin	$8,533.4	$159.6	$8,693.0	—		$8,693.0	$(2,522.4	)(6)	$6,170.6
Fee income	1,532.1	6.1	1,538.2	—		1,538.2	(669.4	)(6)	868.8
Other revenues, excluding fee income	1,061.9	858.1	1,920.0	$(181.5	)(2)	1,738.5	1,353.0	(6)	3,091.5
Intersegment revenues	179.3	2.2	181.5	(181.5	)(2)	—	—		—
Provision for credit losses	5,238.4	81.5	5,319.9	(17.4	)(3)	5,302.5	(1,838.8	)(6)	3,463.7
Depreciation and amortization	79.8	113.5	193.3	—		193.3	—		193.3
Income tax expense (benefit)	840.8	69.2	910.0	(60.0	)(4)	850.0	—		850.0
Settlement charge and related expenses	525.0	—	525.0	—		525.0	—		525.0
Net income	1,380.1	360.6	1,740.7	(104.2)		1,636.5	—		1,636.5
Operating net income(8)	1,713.3	360.6	2,073.9	(104.2)		1,969.7	—		1,969.7
Receivables	97,421.7	1,210.2	98,631.9	—		98,631.9	(23,422.2	)(7)	75,209.7
Assets	103,563.2	16,424.8	119,988.0	(8,192.9	)(5)	111,795.1	(23,422.2	)(7)	88 ,372.9
Expenditures for long- lived assets(1)	31.1	95.7	126.8	—		126.8	—		126.8

For the Year Ended December 31, 2001
Net interest margin	$7,088.4	$102.2	$7,190.6	—		$7,190.6	$(1,944.1	)(6)	$5,246.5
Fee income	1,459.8	6.7	1,466.5	—		1,466.5	(638.8	)(6)	827.7
Other revenues, excluding fee income	510.9	788.1	1,299.0	$(230.3	)(2)	1,068.7	1,519.8	(6)	2,588.5
Intersegment revenues	228.6	1.7	230.3	(230.3	)(2)	—	—		—
Provision for credit losses	3,639.2	25.3	3,664.5	5.0	(3)	3,669.5	(1,063.1	)(6)	2,606.4
Depreciation and amortization	181.5	106.6	288.1	—		288.1	—		288.1
Income tax expense (benefit)	972.6	63.4	1,036.0	(86.2	)(4)	949.8	—		949.8
Net income	1,533.8	343.2	1,877.0	(149.1)		1,727.9	—		1,727.9
Receivables	86,552.5	548.4	87,100.9	—		87,100.9	(19,759.3	)(7)	67,341.6
Assets	90,109.1	12,512.7	102,621.8	(8,333.0	)(5)	94,288.8	(19,759.3	)(7)	74,529.5
Expenditures for long- lived assets(1)	20.0	115.7	135.7	—		135.7	—		135.7

(1)	Includes goodwill associated with purchase business combinations other than the HSBC merger and capital expenditures.
(2)	Eliminates intersegment revenues.
(3)	Eliminates bad debt recovery sales and reclassifies loss reserves between operating segments.
(4)	Tax benefit associated with items comprising adjustments/ reconciling items.
(5)	Eliminates investments in subsidiaries and intercompany borrowings.
(6)	Reclassifies net interest margin, fee income and loss provisions relating to securitized receivables to other revenues.
(7)	Represents receivables serviced with limited recourse.
(8)	Net income excluding settlement charge and related expenses of $333.2 million (after-tax). This is a non-GAAP financial measure which is presented for comparison of our operating trends only.

Managed Receivables
      The following summarizes our managed receivables, which includes both our owned receivables and receivables serviced with limited recourse:

	At December 31

	2003	2002	2001

	(In millions)
Real estate secured	$49,173.4	$44,508.4	$38,060.2
Auto finance	8,796.3	7,446.7	6,358.8
MasterCard/Visa	18,783.4	16,872.7	16,009.5
Private label	14,993.7	12,942.3	11,997.9
Personal non-credit card	15,338.9	16,404.6	14,232.0
Commercial and other	396.7	457.2	442.5

Managed receivables	$107,482.4	$98,631.9	$87,100.9

Geographic Data
      Identifiable assets, long-lived assets, revenues and income before income taxes in our Canadian insurance operations are not material.

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Three	Three	Three
	months	months	months	March 29	January 1	Three months	Three months	Three months	Three months
	ended	ended	ended	through	through	ended	ended	ended	ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	March 28,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2003	2003	2003	2003	2003	2002	2002	2002	2002

	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)	(Restated)	(Restated)	(Restated)
	(In millions)
Finance and other interest income	$2,377.9	$2,351.9	$2,294.6	$66.3	$2,266.9	$2,359.7	$2,399.7	$2,272.6	$2,183.0
Interest expense	582.1	552.6	586.0	17.9	784.6	758.1	792.9	767.4	726.0

Net interest margin	1,795.8	1,799.3	1,708.6	48.4	1,482.3	1,601.6	1,606.8	1,505.2	1,457.0
Provision for credit losses on owned receivables	851.4	922.5	979.5	31.5	920.7	955.5	901.0	773.1	834.1

Net interest margin after provision for credit losses	944.4	876.8	729.1	16.9	561.6	646.1	705.8	732.1	622.9

Securitization revenue	341.3	378.7	274.7	9.6	413.2	549.5	505.7	465.3	490.5
Insurance revenue	120.7	128.3	124.5	4.0	118.8	129.4	131.2	135.7	130.1
Investment income	39.9	34.0	31.5	1.2	75.8	40.1	43.5	41.6	41.9
Derivative income	107.4	(601.8)	563.4	214.8	1.0	3.7	1.2	(.4)	(3.0)
Fee income	260.8	245.6	207.9	(.4)	270.6	261.4	244.0	177.4	186.0
Other income	128.5	63.9	82.2	13.3	230.6	40.8	124.5	58.7	161.5

Total other revenues	998.6	248.7	1,284.2	242.5	1,110.0	1,024.9	1,050.1	878.3	1,007.0

Salaries and fringe benefits	420.4	409.9	404.4	12.7	378.1	369.5	373.0	379.2	369.3
Sales incentives	59.8	72.1	78.5	1.3	34.8	71.1	57.3	64.1	51.7
Occupancy and equipment expenses	79.8	75.5	80.3	2.7	77.9	73.8	74.6	74.7	74.0
Other marketing expenses	141.5	130.9	130.1	4.4	127.5	113.1	126.0	123.9	128.0
Other servicing and administrative expenses	223.5	228.5	220.6	7.5	268.6	216.7	196.6	155.5	200.6
Amortization of acquired intangibles and goodwill	73.8	74.2	72.1	1.8	12.3	12.7	12.7	12.6	19.8
Policyholders’ benefits	63.7	72.6	78.5	2.3	71.1	73.0	85.6	72.8	73.8
Settlement charge and related expenses	—	—	—	—	—	—	525.0	—	—

Total costs and expenses	1,062.5	1,063.7	1,064.5	32.7	970.3	929.9	1,450.8	882.8	917.2

Income before income taxes	880.5	61.8	948.8	226.7	701.3	741.1	305.1	727.6	712.7
Income taxes	309.1	6.8	333.3	82.3	240.6	259.1	98.4	251.7	240.8

Net income as restated	$571.4	$55.0	$615.5	$144.4	$460.7	$482.0	$206.7	$475.9	$471.9

Net income as previously reported	$553.6	$501.0	$384.7	$10.1	$460.7	$482.0	$206.7	$475.9	$471.9

PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K.
      (a) Financial Statements.

The consolidated financial statements listed below are included pursuant to Item 8. Financial Statements and Supplementary Data.

Household Finance Corporation and Subsidiaries:
Consolidated Statements of Income
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Consolidated Statements of Changes in Common Shareholder’s Equity
Notes to Consolidated Financial Statements
Selected Quarterly Financial Data (Unaudited)

(c) Exhibits.

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT INDEX

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT 12
HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	March 29	January 1
	through	through	Year ended December 31,
	December 31,	March 28,
	2003	2003	2002		2001	2000	1999

	(Successor)	(Predecessor)	(Predecessor)		(Predecessor)	(Predecessor)	(Predecessor)
	(Restated)
	(In millions)
Net income	$1,386.3	$460.7	$1,636.5		$1,727.9	$1,396.1	$1,205.5
Income taxes	731.5	240.6	850.0		949.8	773.1	658.6

Income before income taxes	2,117.8	701.3	2,486.5		2,677.7	2,169.2	1,864.1

Fixed charges:
Interest expense(1)	1,738.6	785.3	3,052.1		3,295.6	3,182.8	2,305.2
Interest portion of rentals(2)	34.8	15.3	58.0		52.2	42.9	37.7

Total fixed charges	1,773.4	800.6	3,110.1		3,347.8	3,225.7	2,342.9

Total earnings as defined	$3,891.2	$1,501.9	$5,596.6		$6,025.5	$5,394.9	$4,207.0
Ratio of earnings to fixed charges	2.19	1.88	1.80	(3)	1.80	1.67	1.80

(1)	For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2)	Represents one-third of rentals, which approximates the portion representing interest.

(3)	The 2002 ratio has been negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.97 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.